As filed with the U.S. Securities and Exchange Commission on September 19, 2023.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________________________________

FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

_________________________________________

Nxu, Inc.

(Exact name of registrant as specified in its charter)

Delaware	3711	92-2819012
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

	1828 N Higley Rd., Suite 116 Mesa, Arizona 85205 (760) 515-1133
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

	Mark Hanchett Chief Executive Officer 1828 N Higley Rd., Suite 116 Mesa, Arizona 85205 (760) 515-1133
(Name, address, including zip code, and telephone number, including area code, of agent for service)

	Copies to:
	Michael J. Blankenship James R. Brown Winston & Strawn LLP 800 Capitol St., Suite 2400 Houston, Texas 77002-2925 (713) 651-2600

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The Company may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED SEPTEMBER 19, 2023
PRELIMINARY PROSPECTUS

Nxu, Inc.

Up to 50,000,000 Shares of Class A Common Stock

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This prospectus relates to the offer and sale from time to time of up to 50,000,000 shares of Class A common stock, $0.0001 par value per share (“Class A common stock”), of Nxu, Inc. (the “Company”) by GEM Global Yield LLC SCS (“GEM Global”) and GEM Yield Bahamas Limited (“GYBL” and together with GEM Global, the “selling stockholders”).

The shares of Class A common stock covered by this prospectus will be issued in reliance on exemptions from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506(b) promulgated thereunder. Upon the terms and subject to the conditions of a Share Purchase Agreement, dated as of June 25, 2021, by and between the Company and the selling stockholders (the “Share Purchase Agreement”), the Company will issue and sell to GEM Global, and GEM Global agrees to purchase from the Company, until September 27, 2025, up to the number of shares of Class A common stock having an aggregate value of $300,000,000, pursuant to draw down notices, which the Company may deliver to GEM Global in its sole discretion. On the effective date of the Share Purchase Agreement, the Company also issued a warrant to GYBL (the “Common Stock Purchase Warrant”) to purchase a number of shares of Class A common stock equal to 4.2% of the total number of shares of Class A common stock outstanding immediately after the completion of the Company’s public listing on September 27, 2022, calculated on a fully diluted basis, which amount equals 340,374 shares.

In connection with the Share Purchase Agreement, on June 25, 2021, we entered into a Registration Rights Agreement, dated as of June 25, 2021, by and between the Company and the selling stockholders (the “Registration Rights Agreement”), pursuant to which we agreed to register all the shares that may be issuable to the selling stockholders. On September 19, 2023, the Company and the selling stockholders entered into a letter agreement (the “Letter Agreement”), pursuant to which the parties agreed to register an aggregate of 50,000,000 shares of Class A common stock hereby, comprised of (i) 340,374 shares of Class A common stock issuable to GYBL upon full exercise of the Common Stock Purchase Warrant; (ii) 34,000,000 unrestricted shares of Class A common stock that will be issued to GEM Global immediately upon the effectiveness of the registration statement of which this prospectus forms a part; and (iii) 15,659,626 additional shares of Class A common stock issuable to GEM Global pursuant to the Share Purchase Agreement. See “Summary of the Prospectus – Recent Developments – GEM Agreements” for further information regarding the Share Purchase Agreement, the Common Stock Purchase Warrant, the Registration Rights Agreement and the Letter Agreement.

We are not selling any shares of our Class A common stock in this offering and we will not receive any of the proceeds from the sale of shares of our Class A common stock by the selling stockholders. The selling stockholders will receive all of the proceeds from any sales of the shares of our Class A common stock offered hereby. However, we will incur expenses in connection with the registration of the shares of our Class A common stock offered hereby.

The selling stockholders may sell these shares through public or private transactions at market prices prevailing at the time of sale or at negotiated prices. The timing and amount of any sale are within the sole discretion of the selling stockholders. The selling stockholders are underwriters within the meaning of Section 2(a)(11) of the Securities Act and any broker-dealers or agents that participate in distribution of the securities will also be underwriters within the meaning of Section 2(a)(11) of the Securities Act, and any profit on sale of the securities by them and any discounts, commissions or concessions received by them will be underwriting discounts and commissions under the Securities Act. There can be no assurances that the selling stockholders will sell any or all of the securities offered under this prospectus.

For further information regarding the possible methods by which the shares may be distributed, see the section titled “Plan of Distribution” beginning on page 89 of this prospectus.

Our Class A common stock is listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “NXU.” On September 13, 2023, the last reported sales price of our Class A common stock as reported on Nasdaq was $0.17 per share.

We are an “emerging growth company” as that term is defined under the federal securities laws and, as such, we have elected to comply with certain reduced reporting requirements for this prospectus and may elect to do so in future filings.

Our Company has a dual class structure. Our Class A common stock, which is the stock we are registering by means of this prospectus, has one vote per share and our Class B common stock, $0.0001 par value per share (the “Class B common stock” and together with the Class A common stock, “common stock”), has no economic rights and has 10 votes per share. See “Risk Factors – The dual class structure of our common stock has the effect of concentrating voting power with members of our management team, which will limit your ability to influence the outcome of important transactions, including a change in control” and “Risk Factors – We cannot predict the impact our dual class structure may have on our stock price” for more information. For more information on our capital stock, see the section titled “Description of Securities.”

Our Class B common stock is owned solely by our Chief Executive Officer, Mark Hanchett, and our President, Annie Pratt, who own 25,603,676 and 9,571,696 shares of our Class B common stock, respectively. Mr. Hanchett and Ms. Pratt hold approximately 63% and 24% of the voting power of our outstanding capital stock, respectively, for an aggregate of approximately 87% of the voting power of our outstanding capital stock.

As a result of our Chief Executive Officer’s ownership of our Class B common stock, we are a “controlled company” within the meaning of the corporate governance standards of Nasdaq. See “Management – Controlled Company” and “Risk Factors – We are a “controlled company” within the meaning of the Nasdaq rules and, as a result, qualify for and rely on exemptions from certain corporate governance requirements. As a result, our stockholders do not have the same protections afforded to stockholders of companies that cannot rely on such exemptions and are subject to such requirements” for more information.

Our principal executive offices are located at 1828 N Higley Rd., Suite 116, Mesa, Arizona 85205, and our telephone number at that address is (760) 515-1133.

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You should carefully read this prospectus and any prospectus supplement or amendment before you invest. See the section entitled “Risk Factors” beginning on page 14. You also should read the information included throughout this prospectus for information on our business and our financial statements, including information related to our predecessor.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated , 2023.

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Please read this prospectus carefully. It describes our business, our financial condition and our results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision. You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized any person to provide you with additional information or different information. We take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. This prospectus may only be used where it is legal to offer and sell the securities described herein and only during the effectiveness of the registration statement of which this prospectus forms a part. You should assume the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our Class A common stock. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

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ABOUT THIS PROSPECTUS

This prospectus forms a part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this process, the selling securityholders may from time to time, in one or more offerings, sell the securities described in this prospectus. We will not receive any proceeds from the resale of Class A common stock by the selling stockholders.

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus titled “Where You Can Find More Information.”

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. Our management estimates have not been verified by any independent source, and we have not independently verified any third-party information. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Cautionary Note Regarding Forward-Looking Statements.”

For investors outside the United States: We have not taken any action to permit the possession or distribution of this prospectus in any jurisdiction other than the United States where action for that purpose is required. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the Class A common stock and the distribution of this prospectus outside the United States.

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to the terms “NXU,” the “Company,” “we,” “our” or “us” refer to Nxu, Inc., a Delaware corporation, and, immediately prior to the Reorganization Merger (as defined herein), to its predecessor, Atlis Motor Vehicles Inc., a Delaware corporation, either individually or together with its consolidated subsidiaries, as the context requires.

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MARKET AND INDUSTRY DATA

Market and industry data and forecasts used in this prospectus have been obtained from independent industry sources as well as from research reports prepared for other purposes. We are responsible for all of the disclosure in this prospectus, and although we believe these third-party sources to be reliable, we have not independently verified the data obtained from these sources, and we cannot assure you of the accuracy or completeness of the data. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus.

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TRADEMARKS, TRADE NAMES AND SERVICE MARKS

This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

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SUMMARY OF THE PROSPECTUS

This summary highlights selected information from this prospectus and does not contain all of the information that is important to you in making an investment decision. You should read the entire prospectus carefully, including the information under the headings “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the notes to those financial statements appearing elsewhere in this prospectus.

Overview

Nxu is a U.S.-based technology company manufacturing innovative battery cells and battery packs for use in advanced energy storage systems, megawatt charging stations, and mobility products. We believe that widespread adoption of EVs by the commercial and industrial markets requires high performing battery and pack solutions that can effectively compete with legacy diesel-based products. Nxu designs, engineers, and plans to build proprietary lithium-ion (“Li-ion”) battery cells and packs, 1 megawatt plus charging stations, energy storage solutions and a suite of software and services designed to allow an easy transition from diesel to electric for our target segment.

Our battery technology is expected to offer considerable advantages in battery capacity, charging rate, safety, and lifespan while keeping costs low. We are confident that these advantages will be highly beneficial to Original Equipment Manufacturers (“OEMs”) in the automotive and medium to heavy duty equipment segments as it would encourage customers to transition to electrification. We are designing our Li-ion batteries to fully charge in about 15 minutes or less, thereby allowing for a more competitive EV experience to match fossil fuel vehicles, something that current EVs using conventional batteries are unable to achieve. We believe Nxu technology may be used to power medium and super-duty pick-up trucks, last mile delivery vehicles, garbage trucks, cement trucks, vans, RVs, box trucks, light to heavy-duty equipment and more. In addition, our batteries could be used for commercial and residential energy storage devices.

In 2023, we introduced our megawatt charging station and demonstrated its ability to deliver up to 1.1 megawatts of electricity to fast charge compatible batteries. Currently, there are three types of chargers prevalent in the market:

Level 1 chargers use a standard 120-volt household outlet and can provide up to 5 miles of range per hour of charging. They are typically used for overnight charging at home and are the slowest charging option.

Level 2 chargers require a 240-volt electrical supply and can provide up to 25 miles of range per hour of charging. They are commonly found in public locations like parking garages, workplaces, and retail spaces.

Level 3 chargers, also known as Direct Current (DC) fast chargers, are the fastest charging option and can provide approximately 100 to 200+ miles of range in as little as 30 minutes.

Our megawatt chargers, being designed to provide 1,500kW of electricity, represent the next generation of charging solutions needed to expedite the mass adoption of electric vehicles for individual drivers, commercial fleets, medium-to-heavy duty equipment customers and businesses. To take advantage of the expected rapid growth in the number of EVs on the road in the United States, the Company plans to deploy and test its chargers for mass rollout in the near future.

We also believe that energy storage solutions are important for both consumer and commercial markets as grid stability and resiliency becomes critical to enabling the adoption of electric vehicles. Stationary energy storage systems are technologically adjacent opportunities which can leverage the modular design of our battery packs and advanced battery management systems to create solutions that address residential, commercial and utility-scale needs. Energy storage can also provide backup power during grid outages or emergencies, helping to ensure that critical services like hospitals and emergency responders remain operational.

Nxu is an early-stage company and has not yet scaled production of its products or delivered any products to customers. Of the products we intend to bring to market, our proprietary battery technology is the furthest along in development and closest to mass production. We intend to deliver battery cells and packs to customers in 2023. Simultaneously, we plan to deploy our megawatt charging stations and energy storage solutions as soon as the next twelve months and the next twenty-four months respectively. Finally, we plan to continue to develop our vehicle products in the future, both of which we believe will provide incremental value to our target market in the long run. Scaling to reach high-volume battery production will require significant effort and capital. Based on our plans, we estimate that the cost to build and completely tool multi-gigawatt hour facility will range from $200 million to $300 million per gigawatt hour of capacity. Our ability to raise the significant capital required continues to be a challenge. Additionally, as of the date of this prospectus, we have no actionable plan of operation to commence sales of our products. As such, Nxu will need to build out detailed go-to-market plans as we get closer to customer deliveries and sales.

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Our Target Market

Customers across the commercial and industrial segments are progressively contemplating EVs for a range of reasons such as improved performance, expansion of the EV charging infrastructure, significantly reduced environmental impact, and lower costs for maintenance and operation. However, the players in these market segments face unique barriers to the adoption of EVs due to their high-demand usage patterns and operational requirements. In addition, the use of conventional Li-ion batteries in heavy-duty vehicles and equipment poses several inherent challenges that limit their adoption. Some of these challenges include:

•	Limited energy density: Conventional batteries have a relatively low energy density, which means that heavy-duty vehicles and equipment require a large number of batteries to achieve sufficient range. This can add significant weight to the vehicle and reduce payload capacity.

•	Temperature sensitivity: Conventional Li-ion batteries are sensitive to temperature changes, particularly at extreme temperatures. This can impact the performance and lifespan of the battery, particularly in hot or cold environments.

•	Charging time: Charging time for Li-ion batteries can be significant, particularly for larger batteries. This can impact the operational efficiency of heavy-duty vehicles and equipment, which may require frequent charging throughout the day.

•	High upfront costs: Electric commercial vehicles can have a higher upfront cost than their conventional counterparts, which can be a significant barrier for companies that operate on tight profit margins.

•	Limited range and charging infrastructure: Commercial vehicles often need to travel longer distances than passenger cars and require more frequent stops for refueling. The limited range of electric commercial vehicles and the lack of charging infrastructure can make it difficult for fleets to operate efficiently.

•	Payload capacity: Electric commercial vehicles often have lower payload capacity than their conventional counterparts due to the weight of the battery, which can limit their utility for certain applications.

•	Vehicle downtime: Commercial vehicles and equipment are often in use for long hours and may have limited downtime for charging, which can be a challenge for EVs that require longer charging times than refueling with gasoline or diesel.

•	Uncertainty about total cost of ownership: Companies may be hesitant to invest in electric commercial vehicles due to uncertainty about the total cost of ownership, including maintenance, repair, and replacement costs.

We believe that effective adoption to electrification by the commercial and industrial markets requires a unified solution that addresses all concerns simultaneously. A piecemeal solution where multiple companies independently develop and build pieces of the electrification puzzle while leaving the customer to figure out the rest may not adequately address all needs and may even drive greater execution risk for the customer. An effective Li-ion battery technology along with megawatt level charging solution and energy storage solutions to support grid resiliency are critical and foundational components of a unified solution. Nxu plans to develop these foundational components.

Production Development Phases

In producing its various products and services, Nxu follows a phased development approach comprised of the stages noted below.

Stage 1: Concept Verification and Test. This is the concept verification and test phase of development. Product ideas are evaluated to assess viability and whether or not there is potential to further develop and invest.

Stage 2: Engineering Verification and Test. This is the engineering verification and test phase of development. Validation of the technology within a product is completed.

Stage 3: Design Verification and Test. This is the design verification phase of development. The product has reached a final design phase and engineering and production teams are validating feasibility of the final product.

Stage 4: Production Verification and Test. This is the production validation phase of development. The product design has been finalized, and the production process is developing and undergoing verification before being sold to customers.

Principal Products and Services

Nxu plans to address the needs highlighted above by developing a unified set of products and solutions to support a seamless transition to electrification by the commercial and industrial industry. Our products start with the Nxu Qcell battery cells that are intended to go into our high-performing Qube battery packs, which in turn, can be used by OEMs to power their electrified vehicles and equipment. Simultaneously, we plan to build megawatt charging stations that will enable 15-minute charge time for our batteries. Finally, we plan to build energy storage systems, called Qube+, that will use our battery packs to augment rising energy demand across residential, commercial and infrastructure customers. Eventually, we plan to introduce a modular and scalable electric powered platform and an electric pickup truck purposely built to leverage our battery technology to deliver high performing, all-electric vehicles for our target market.

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Our Products

•	Qcell Cell – Our proprietary battery technology is the foundation of the Nxu ecosystem. The Qcell is designed to leverage an in-house developed NMC-811 chemistry, combined with a unique, proprietary mechanical construction, to significantly improve thermal management and reduce electrical resistance. In addition, our battery cell structure eliminates excess volume and space, thereby providing high energy density. The Qcell, when implemented utilizing our proprietary Qube battery pack technology and our advanced charging station currently under development - will be capable of delivering consistent power from 0% to 100% battery pack usable capacity, while charging from 0% to 100% usable capacity in 15 minutes. This is the same amount of time it normally takes to fill an Internal Combustion Engine (ICE) vehicle with fuel. Battery cells are currently being produced in low volumes at our facility in Mesa, AZ and production is not dependent on any currently unknown advances in technology. We are in small-batch, pilot production of our battery cells and expect to make customer deliveries in late 2023. To ensure we are capable of scaling production output, Nxu will need to continue to make investments in capital expenses, additional facilities, and team growth for the coming years. Nxu has earmarked capital investment to ramp cell production throughout 2023. As a byproduct of increased production, Nxu will continue to make significant investments in equipment for the foreseeable future.

•	The Nxu Qube is a 30 Kilowatt hours (“kWh”) battery pack focused on serving customers within mobility, equipment, and energy storage and infrastructure applications. The Qube will utilize our proprietary battery cell, pack design, electronics, and software systems, all of which are currently in development. Legacy manufacturers of vehicle battery packs typically utilize Li-ion battery cells in either cylindrical or pouch form factor which are inherently inefficient due to high thermal and electrical resistance. Our Qube’s competitive advantage is our direct cell integration approach which minimizes thermal resistance while maximizing electrical conductivity. Our Qcell is intended to directly integrate into our Qube. In addition, Nxu is developing the battery pack system with a completely integrated power management, thermal management, and battery management system. The Qube is in Production Verification and Test phase of development and completion of the engineering design and production line is not subject to any currently unknown advances in technology. Our efforts are focused on target customers that are seeking to deploy packs in 2023. As of February 2023, Nxu announced it had secured two gigawatt-hours’ worth of battery capacity demand in the form of non-binding Letters of Intent (LOI), Memoranda of Understanding (MOU), and Purchase Orders (PO) from multiple customers in the automotive, heavy equipment, and solar industries. Nxu plans to continue securing MOUs and LOIs for additional battery packs and will work to expand production output in order to capitalize on that demand and deliver products as quickly as our facilities and production processes allow. Our ability to deliver these battery packs to customers at a growing rate is dependent on our ability to raise capital and leverage that capital into increased production, among other factors.

•	Megawatt charger – Our proprietary megawatt charger is intended to be capable of delivering up to 1.5 megawatts of continuous power, deployable in standalone charging station or as a drop-in direct-grid connection solution. The megawatt charger is intended to be a proprietary charging solution to provide charging capabilities to the XT, the XP, and non-Nxu branded electric vehicle that are compatible with Combined Charging System 2.0 (“CCS 2.0”). Recently, the Company successfully demonstrated our one megawatt plus charging capability, The megawatt charger is still in the research and development phase and is not yet in production. The charging system is expected to complete the Production Verification and Test phase of development as early as the end of 2023. Our ability to execute this plan is dependent on our ability to raise the necessary capital and therefore, if the company is unable to secure appropriate funding, these timelines are subject to change. Engineering design of the Megawatt charger is not yet complete. We expect to encounter unforeseen engineering challenges and may be reliant on unknown advances in technology.

Future Products for Commercial and Industrial Markets

•	Nxu Platform– The Platform is designed to be a modular vehicle system, or electric skateboard, providing all technology, software, and mobility technology required to develop a vehicle by third parties. Intended to be a universal, connected, complete vehicle hardware and mechanical architecture system, the Platform will utilize our proprietary Qcell battery, electronics hardware, mechanical, and software technologies to create a vehicle platform for sale to low-volume vehicle OEMs to develop new EV solutions for niche- and mass-market opportunities. The Platform has completed the Concept Verification and Test phase of development and Nxu has produced a functioning concept as demonstrated in 2021 on our social media channels. We expect that the production intent development of the Platform will follow our successful commercialization of the Qcell, Qube, Qube+ and megawatt charger. We intend to commercialize and scale our energy products first and expect the Platform to begin the Design Verification and Test phase of development as early as 2024. However, our ability to execute is dependent on our ability to raise the necessary capital and therefore, if the Company is unable to secure appropriate funding, these timelines are subject to change.

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•	Nxu pickup truck – The pickup truck is intended to be our flagship vehicle and a 100% electric full-sized work truck. The pickup truck is intended to be built on our platform. We intend to provide up to 500 miles of range, up to 35,000 pounds of towing capacity, and a simplified operational approach that that utilizes our software and cloud service solutions to provide seamless fleet connectivity. The pickup truck is still in the research and development phase. Given ongoing capital constraints and current market sentiment, the Company has decided to focus its resources on commercializing and scaling energy products at this time. We expect that the production intent development of the truck will follow the ramp of the Platform. The pickup truck has completed the Concept Verification and Test phase of development, we expect to begin the Engineering Verification and Test phase of development as soon as 2024. We expect to encounter unforeseen engineering challenges and may be reliant on unknown advances in technology. In addition, our ability to execute is dependent on our ability to raise the necessary capital and therefore, if the Company is unable to secure appropriate funding, these timelines are subject to change.

The execution of our vision is highly dependent on multiple factors that include our ability to raise the necessary capital required to bring all products and services to market and, more specifically, our ability to successfully deliver Qubes to customers. Our successful implementation of the Qcell and Qube would allow us to tackle a key challenge that we face in the industry: the lack of available, adequate, and accessible battery technology. Thus, we have focused our attention on developing our own battery technology in order to mitigate the external risk created from a lack of suitable and available battery technology in the market.

We are currently producing Qcells sufficient to produce one Qube per month. We will continue to incrementally increase yield via process improvement projects. To ensure we are capable of scaling production output, we will need to continue to make investments in capital expenses, additional facilities, and team growth. Nxu has earmarked capital investment to ramp cell production throughout 2023. As a byproduct of increased production, Nxu will continue to make significant investments in equipment for the foreseeable future.  We expect that investing approximately $6 million into capital equipment and raw materials will enable us to produce Qcells sufficient to produce approximately ten Qubes per month. Given that we have not raised funds sufficient to invest $6 million into capital equipment and raw materials, our planned production capacity will be less than anticipated and we will need to raise such funds through other sources. Until we are able to raise such additional funds, our production capacity will be limited.

Additionally, our ability to scale high-volume mobility and energy storage solutions is highly dependent on our success with the Qcell and Qube. As there is a limited supply of these materials, Qcell and Qube production delays will likely delay high volume mobility and energy storage solutions. Any disruption from competitors or any disruption to internal material and cell availability could impact the Company’s ability to succeed in any program that relies on battery cells.

While we remain optimistic in our ability to bring Qcell and Qube to market, these two programs carry high technical challenges due to the fact that the intellectual property required for the programs to successfully scale must be developed, as it cannot be purchased nor is it readily available in the market. Nxu appreciates the importance of overcoming this challenge and is accordingly focusing the majority of its efforts on bringing the Qcell and Qube products to market.

We signed an Amended Collaboration Agreement on July 28, 2022 with an Australian company called Australian Manufactured Vehicles (“AUSEV”) to jointly develop a right-hand drive version of the pickup truck. Under the terms of the AUSEV agreement, we agreed to supply pickup trucks in limited volume of prototype and test vehicles in 2024, up to a total of 19,000 production intent pickup trucks beginning in 2026 through 2027, contingent upon production capacity, funding, and raw material availability. The AUSEV agreement requires the parties to enter into binding definitive supply agreements. Given our decision to focus our resources on commercializing and scaling energy products at this time, we do not expect to supply pickup trucks in 2024. AUSEV is supportive of our strategy and we are working closely together and endeavor to deliver pickup trucks to AUSEV as soon as practicable. The AUSEV agreement has an initial term of five (5) years from August 28, 2021. Upon expiration of the initial term, the AUSEV agreement will automatically renew for an additional two-year term unless either party notifies the other party in writing of its intent to terminate, at least 90 days prior to such expiration.

Our People

Beyond our products and solutions in development, we believe the largest competitive advantage Nxu has is our culture. Our company culture embodies the idea that a transition to electrification and a sustainable future should not require compromise. We are unwilling to bend in our belief that when a technology does not exist, we find creative and innovative ways of developing solutions to solve these challenges. Our team is built of a diverse group of individuals with a singular focus, to power the future of work through an ecosystem of technologies and solutions that provide incremental value to those who build, dig, grow, and maintain.

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Implications of Being an Emerging Growth Company and Smaller Reporting Company

We qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”). As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

•	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2022, as amended;

•	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•	submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay,” “say-on-frequency” and pay ratio; and

•	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues are $1.07 billion or more, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would occur if the market value of our Class A common stock that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

We are also a “smaller reporting company” as defined by Rule 12b-2 of the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as the market value of our voting and non-voting Class A common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our voting and non-voting Class A common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

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Controlled Company Exemption

Our Chief Executive Officer, Mark Hanchett, beneficially owns and controls a majority of the combined voting power of our common stock. As a result, we are a “controlled company” within the meaning of the Nasdaq listing rules. Under these rules, a company of which more than 50% of the voting power is held by an individual, a group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements of Nasdaq. Our stockholders do not have the same protections afforded to stockholders of companies that are subject to such requirements. Mark Hanchett also serves as the Chairman of the Board of Nxu.

Corporate Information

We were originally incorporated under the laws of the State of Delaware on November 9, 2016 under the name “Atlis Motor Vehicles Inc.” (the “Predecessor”). In connection with the Reorganization Merger, Nxu was incorporated under the laws of the State of Delaware on March 10, 2023. Our principal executive offices are located at 1828 North Higley Road, Mesa, AZ 85205. Our website address is www.nxu.com. The information provided on or accessible through our website (or any other website referred to in the registration statement, of which this prospectus forms a part, or the documents incorporated by reference herein) is not part of the registration statement, of which this prospectus forms a part, and is not incorporated by reference as part of the registration statement, of which this prospectus forms a part.

Recent Developments

GEM Agreements

On June 25, 2021, the Company entered into the Share Purchase Agreement with the selling stockholders. Upon the terms and subject to the conditions of the Share Purchase Agreement, the Company will issue and sell to GEM Global, and GEM Global agrees to purchase from the Company, until September 27, 2025, up to the number of shares of Class A common stock having an aggregate value of $300,000,000 (the “Aggregate Limit”), pursuant to draw down notices (each, a “Draw Down Notice” and each transaction under a Draw Down Notice, a “Draw Down”), which the Company may deliver to GEM Global in its sole discretion. Upon the valid exercise of a Draw Down, pursuant to delivery of a notice and in accordance with other conditions, GEM Global will be required to pay, in cash, a per-share amount equal to 90% of the average closing bid price of the shares of our Class A common stock as reported on Nasdaq during the 30 consecutive trading days commencing on the first trading day that is designated on the Draw Down notice. In no event may the Draw Down amount specified in a Draw Down notice exceed 400% of the average daily trading volume for the 30 trading days immediately preceding the date of such Draw Down notice. There can be no guarantee that the Company will have access to the full amount available to the Company under the Share Purchase Agreement.

The Company will also pay GEM Global a commitment fee equal to two percent (2%) of the Aggregate Limit (the “Commitment Fee”). The Commitment Fee due upon each Draw Down may be paid in cash from the proceeds of such Draw Down or in freely tradeable shares of Class A common stock of the Company valued at the closing price of the shares of Class A common stock at the time of such Draw Down, at the option of the Company. The amount of the Commitment Fee due in each such installment shall be the product obtained by multiplying (i) the total amount of the Commitment Fee by (ii) the quotient derived by dividing (y) the value of shares of Class A common stock purchased pursuant to the applicable Draw Down by (z) the Aggregate Limit. To the extent that any amount of the Commitment Fee remains unpaid to GEM Global following the date that is the one-year anniversary of the day the shares of Class A common stock were publicly traded, the remaining amount shall become immediately due.

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On the effective date of the Share Purchase Agreement, the Company also issued the Common Stock Purchase Warrant to GYBL to purchase a number of shares of Class A common stock equal to 4.2% of the total number of shares of Class A common stock outstanding immediately after the completion of the Company’s public listing on September 27, 2022 (the “Public Listing Date”), calculated on a fully diluted basis, which amount equals 340,374 shares. The Common Stock Purchase Warrant is exercisable at an exercise price per share equal to the closing bid price for such shares of Class A common stock on the Public Listing Date, or $82.12, and expires on the third anniversary of the first trading date, or September 27, 2025. On the first anniversary following the Public Listing Date (the “Adjustment Date”), if all or any portion of the Common Stock Purchase Warrant remains unexercised and the average closing bid price of the Class A common stock for the 10 Trading Days following the Adjustment Date (the “Current Trading Price”) is less than 90% of the then- current exercise price of the Common Stock Purchase Warrant, then the exercise price of the Common Stock Purchase Warrant will adjust to 105% of the Current Trading Price (the “Warrant Price”). If the closing bid price of the Class A common stock is greater than the Warrant Price, then in lieu of exercising the Common Stock Purchase Warrant by payment of cash, GYBL may exercise the Common Stock Purchase Warrant by a cashless exercise and will receive the number of shares of Class A common stock equal to an amount determined by multiplying the Warrant Price by the number of shares of Class A common stock purchasable upon exercise of all of the Common Stock Purchase Warrant or, if only a portion of the Common Stock Purchase Warrant is being exercised, the portion of the Common Stock Purchase Warrant being exercised, divided by the closing bid price of the Class A common stock.

In connection with the Share Purchase Agreement, on June 25, 2021, we entered into the Registration Rights Agreement with the selling stockholders, pursuant to which we agreed to register all the shares that may be issuable to the selling stockholders. On September 19, 2023, the Company and the selling stockholders entered into the Letter Agreement, pursuant to which the parties agreed to register an aggregate of 50,000,000 shares of Class A common stock hereby, comprised of (i) 340,374 shares of Class A common stock issuable to GYBL upon full exercise of the Common Stock Purchase Warrant; (ii) 34,000,000 unrestricted shares of Class A common stock that will be issued to GEM Global immediately upon the effectiveness of the registration statement of which this prospectus forms a part (the “Settlement Shares”); and (iii) 15,659,626 additional shares of Class A common stock issuable to GEM Global pursuant to the Share Purchase Agreement. The Settlement Shares will be issued in full satisfaction of the Company’s obligations to pay the Commitment Fee pursuant to Section 4.12 of the Share Purchase Agreement and the fees due under Section 2(a) of the Registration Rights Agreement so long as the Settlement Shares are issued by October 31, 2023. If the Company fails to issue the Settlement Shares by October 31, 2023, then the Company’s obligations to pay the Commitment Fee pursuant to Section 4.12 of the Share Purchase Agreement and fees due under Section 2(a) of the Registration Rights Agreement will not be satisfied. In addition, GEM Global and GYBL agreed that they and their controlled affiliates will not sell shares of Class A common stock in excess of 7% of the average daily trading volume for the immediately preceding 30 trading days on any trading day. The shares of Class A common stock covered by this prospectus will be issued in reliance on exemptions from registration provided by Section 4(a)(2) of the Securities Act, and Rule 506(b) promulgated thereunder.

There are substantial risks to our stockholders as a result of the sale and issuance of common stock to the selling stockholders pursuant to the terms of the Share Purchase Agreement and the Common Stock Purchase Warrant. These risks include the potential for substantial dilution and significant declines in our stock price. See “Risk Factors.” Issuances of our Class A common stock in this offering will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of Class A common stock that our existing stockholders own will not decrease as a result of any sales under the Share Purchase Agreement or exercises under the Common Stock Purchase Warrant, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such issuance to the selling stockholders.

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Initial Public Offering

On September 27, 2022, we completed our initial public offering (the “IPO”) under Regulation A of the Securities Act and became listed on the Nasdaq Stock Market.  In our IPO, we sold 1,015,802 shares of our Class A common stock at a weighted-average price of $14.28 per share.  We used the proceeds from the IPO to fund our production and marketing activities.

Following our IPO, trading in our Class A common stock has been volatile and subject to wide fluctuations from a high price of $243.99 on September 28, 2022 to a low price of $0.17 on September 13, 2023.  These swings in our trading prices are unrelated and disproportionate to our operating performance.  As a startup company, we expect this volatility in our stock price to continue for the foreseeable future.  As a result, we determine, and advise potential investors to determine, the value of our Class A common stock based on the information contained in our public disclosures and other industry information rather than by reference to its current trading price. See “Risk Factors – The market price of our Class A common stock has fluctuated, and may continue to fluctuate, significantly, and our stockholders may lose all or part of their investment.”

Convertible Notes

On November 3, 2022, we entered into a Securities Purchase Agreement with certain investors (the “Investors”), as amended on January 5, 2023 (as amended, the “Securities Purchase Agreement”). Pursuant to the Securities Purchase Agreement, we issued an aggregate of $20.0 million of Senior Secured Original Issue 10% Discount Convertible Promissory Notes (the “convertible notes”) and 1,711,306 warrants to purchase shares of our Class A common stock. As of September 13, 2023, there was an aggregate of approximately $1.3 million of convertible notes outstanding, which are convertible into up to an aggregate of 8,686,667 shares of Class A common stock (assuming conversion at a conversion price equal to the floor price of $0.15), and 1,711,306 outstanding warrants to purchase 1,711,306 shares of Class A common stock.  The Company does not currently have any other indebtedness outstanding.

On April 11, 2023, we received a notice of non-compliance from Nasdaq stating that we no longer meet a requirement for continued listing of our Class A common stock on Nasdaq. We determined that the notice of non-compliance constituted an event of default under our outstanding convertible notes. As a result of the event of default, unless waived by the Investors, the convertible notes began accruing default interest at a rate of 10% per annum and we are obligated to pay to the Investors approximately $3.3 million, which amount represents 100% of the sum of (x) the outstanding principal of the notes as of April 11, 2023 and (y) accrued and unpaid interest thereon. The Investors have the option to instead convert the amount due and payable under the event of default, including at an alternative conversion price as described in the convertible notes. We have discussed the event of default with the Investors and, to date, one Investor has temporarily waived the event of default pending resolution of the non-compliance matter. The other Investor has exercised its option to convert the amount due and payable under the event of default at the alternative conversion price.

Holding Company Reorganization

On May 12, 2023, the Predecessor completed its previously announced reorganization merger pursuant to the Agreement and Plan of Merger, dated as of April 16, 2023 (the “Reorganization Agreement”), by and among the Predecessor, Nxu and Atlis Merger Sub, Inc., a Delaware corporation and, as of immediately prior to the consummation of such merger, a wholly-owned subsidiary of Nxu (“Merger Sub”). The Reorganization Agreement provided for the merger of the Predecessor and Merger Sub, with the Predecessor surviving the merger as a wholly owned subsidiary of Nxu (the “Reorganization Merger”).

Following the Reorganization Merger, on May 12, 2023, the Predecessor (which, as a result of the Reorganization Merger, became a wholly owned subsidiary of Nxu) converted from a Delaware corporation into a Delaware limited liability company named “Atlis Motor Vehicles LLC” (such conversion, together with the Reorganization Merger, the “Reorganization”). Following the Reorganization, substantially all of the assets of Atlis Motor Vehicles LLC were distributed, assigned, transferred, conveyed and delivered to, and related liabilities of Atlis Motor Vehicles LLC were assumed by, Nxu. On May 25, 2023, Atlis Motor Vehicles LLC changed its name to Nxu Technologies, LLC.

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The below chart depicts our capital structure following the Reorganization:

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The Offering

Issuer	Nxu, Inc., a Delaware corporation.

Securities Offered by Selling Stockholders	50,000,000 shares of Class A common stock, comprised of (i) 340,374 shares of Class A common stock issuable to GYBL upon full exercise of the Common Stock Purchase Warrant; (ii) 34,000,000 unrestricted shares of Class A common stock that will be issued to GEM Global immediately upon the effectiveness of the registration statement of which this prospectus forms a part; and (iii) 15,659,626 additional shares of Class A common stock issuable to GEM Global pursuant to the Share Purchase Agreement.

Use of Proceeds	We are not selling any shares of our Class A common stock in this offering and we will not receive any of the proceeds from the sale of shares of our Class A common stock by the selling stockholders. The selling stockholders will receive all of the proceeds from any sales of the shares of our Class A common stock offered hereby.

Dividend Policy	We have never declared or paid any cash dividends on our shares, and we do not anticipate paying any cash dividends on our shares in the foreseeable future. It is presently intended that we will retain our earnings for future operations and expansion.

Risk Factors	See “Risk Factors” and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our securities.

Market Symbol and Trading	Our shares of Class A common stock are listed on Nasdaq under the symbol “NXU.”

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information in this prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. All statements, other than statements of present or historical fact included in this prospectus, regarding Nxu’, strategy, future operations, financial position, estimated revenues, and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus, including any oral statements made in connection therewith, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, Nxu disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus. Nxu cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Nxu, incident to the development, production, gathering and sale of oil, natural gas and natural gas liquids.

In addition, Nxu cautions you that the forward-looking statements regarding Nxu, which are contained in this prospectus, are subject to the following factors:

•	the length, scope and severity of the ongoing coronavirus pandemic (“COVID-19”), including the effects of related public health concerns and the impact of continued actions taken by governmental authorities and other third parties in response to the pandemic and its impact on commodity prices, supply and demand considerations and storage capacity;

•	U.S. and global economic conditions and political and economic developments;

•	economic and competitive conditions;

•	the availability of capital resources;

•	capital expenditures and other contractual obligations;

•	inflation rates;

•	the availability of goods and services;

•	legislative, regulatory or policy changes;

•	cyber-attacks; and

•	the securities or capital markets and related risks such as general credit, liquidity, market and interest-rate risks.

Should one or more of the risks or uncertainties described in this prospectus occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found in the section entitled “Risk Factors” herein and in Nxu’s periodic filings with the SEC. Nxu’s SEC filings are available publicly on the SEC’s website at www.sec.gov.

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SUMMARY RISK FACTORS

We are providing the following summary of the risk factors contained in this prospectus to enhance the readability and accessibility of our risk factor disclosures. We encourage our stockholders to carefully review the full risk factors contained under the section entitled “Risk Factors” in this prospectus in their entirety for additional information regarding the risks and uncertainties that could cause our actual results to vary materially from recent results or from our anticipated future results.

Risks Related to Our Business

•	We are an early-stage company with a limited operating history that has never turned a profit and there are no assurances that the Company will ever be profitable.
•	Uncertainty exists as to whether we will be able to raise sufficient funds to continue scaling our battery manufacturing capabilities or deploying our megawatt charging stations and our energy storage solutions.
•	Uncertainty also exists as to whether we will succeed in eventually developing the vehicle products.
•	We need to raise additional capital to meet our future business requirements and such capital raising may be costly or difficult to obtain and could dilute current stockholders’ ownership interest.
•	We have losses which we expect to continue into the future. There is no assurance our future operations will result in a profit.
•	We may not achieve our projected development goals in the time frames we announce and expect due to unforeseen factors, including scarcity of natural resources and battery raw materials, increases in costs of raw materials, disruption of supply chain or shortages of materials, rising interest rates and inflation increasing the cost to do business.
•	A significant interruption of our information technology systems or the loss of confidential or other sensitive data, including cybersecurity risks, could have a material adverse impact on our operations and financial results.
•	We are in the development stages of many products and we may experience difficulty scaling up manufacturing of our products, including cost, technical complexity and regulatory compliance.
•	Our products rely on software and hardware that is highly technical, and if these systems contain errors, bugs, vulnerabilities, or design defects, or if we are unsuccessful in addressing or mitigating technical limitations in our systems, our business could be adversely affected.
•	The cost and difficulty of protecting our intellectual property.

•	We may not be able to successfully manage growth.
•	Our growth rate may not meet our expectations.
•	We may face state and federal regulatory challenges, including environmental and safety regulations.
•	We may not be successful in developing an effective direct sales force.
•	If we do not successfully establish and maintain our Company as a highly trusted and respected name for electric vehicles (“EVs”), we may not achieve future revenue goals, which could significantly affect our business, financial condition and results of operations.

Risks Related to the Development and Commercialization of Our Products

•	If our battery cells fail to perform as expected, our ability to develop, market, and license our technology could be harmed.
•	Our success depends on our ability to manufacture battery cells and packs at volume and with acceptable performance, yield and costs.
•	Our reliance on complex machinery to scale operations and production involves a significant degree of risk and uncertainty in terms of operational performance and costs.
•	We may not be able to build and scale our charging stations and energy storage solutions as expected.
•	The future growth and success of our charging stations is highly correlated with and thus dependent upon the continuing rapid adoption of EVs.
•	We currently face competition from a number of companies and expect to face significant competition in the future as the market for EV battery, charging and energy storage solutions develops.
•	The automotive market is highly competitive, and we may not be successful in competing in this industry.
•	We are dependent on our own suppliers and suppliers to our third-party contract manufacturers who fabricate our equipment to fulfill orders placed by us. Timely delivery of orders is needed to meet the requirements of our customers, and a shortage of materials or components, such as microprocessors, can disrupt the production of our equipment.

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•	If there is inadequate access to charging stations, our business will be materially and adversely affected.
•	Our products will make use of Li-ion battery cells, which, if not appropriately managed and controlled, have been observed to catch fire or vent smoke and flame.
•	We have minimal experience servicing and repairing our vehicles. If we or our partners are unable to adequately service our vehicles, our business, prospects, financial condition, results of operations, and cash flows could be materially and adversely affected.
•	The automotive industry and its technology are rapidly evolving and may be subject to unforeseen changes which could adversely affect the demand for our vehicles or increase our operating costs.
•	Product recall could hinder growth and product liability or other claims could have a material adverse effect on our business.

Risks Related to Our Management

•	We are dependent upon our executives for their services and the loss of personnel may have a material adverse effect on our business and operations.
•	Our management team does not have experience running a public company.
•	Limitations of director liability and director and officer indemnification.
•	Limitations on remedies; indemnification.

Risks Related to Our Capital Structure and Ownership of Class A Common Stock

•	The dual class structure of our common stock has the effect of concentrating voting power with members of our management team, which will limit your ability to influence the outcome of important transactions, including a change in control.
•	We cannot predict the impact our dual class structure may have on our stock price.
•	We are a “controlled company” within the meaning of the Nasdaq rules and, as a result, qualify for and rely on exemptions from certain corporate governance requirements. As a result, our stockholders do not have the same protections afforded to stockholders of companies that cannot rely on such exemptions and are subject to such requirements.
•	Our Chief Executive Officer and majority stockholder may significantly influence matters to be voted on and their interest may differ from, or be adverse to, the interest of our other stockholders.
•	The market price of our Class A common stock has fluctuated, and may continue to fluctuate, significantly.
•	We do not anticipate dividends to be paid on our Class A common stock and investors may lose the entire amount of their investment.
•	We are an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies and smaller reporting companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.
•	We will incur significant additional costs as a result of being a public company, and our management will be required to devote substantial time to compliance with our public company responsibilities and corporate governance practices.
•	Our Bylaws include forum selection provisions, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us.
•	Our Class A common stock may be delisted from Nasdaq if we do not maintain compliance with Nasdaq’s continued listing requirements. Delisting could effect the market price and liquidity of our Class A common stock and our ability to issue additional securities and raise additional capital would be adversely impacted

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RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. Our business, prospects, financial condition, or operating results could be harmed by any of these risks, as well as other risks not known to us or that we consider immaterial as of the date of this prospectus. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment. Our actual results may differ materially from any future results expressed or implied by such forward-looking statements as a result of various factors, including, but not limited to, those discussed in the sections of this prospectus entitled “Cautionary Note Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

RISKS RELATED TO OUR BUSINESS

We are an early-stage company that has never turned a profit and there are no assurances that the Company will ever be profitable.

We are a relatively new company that was originally incorporated on November 9, 2016 under the name “Atlis Motor Vehicles Inc.” On May 12, 2023, we completed the Reorganization Merger, pursuant to which Nxu replaced Atlis Motor Vehicles Inc. as the publicly listed corporation. If you are investing in this company, it is because you think our products are innovative and differentiated and that our business model is a good idea, and we will be able to successfully grow our business and become profitable. We have yet to fully develop or sell any of our products. We are launching our Energy business and have yet to start mass manufacturing of battery cells and pack solutions. Currently, our efforts are focused on scaling our battery pilot production, on building and deploying our megawatt charging stations, primarily for testing our hardware and software, and on building and deploying our energy storage solutions. In the meantime, other companies could develop successful alternatives. We have never turned a profit and there is no assurance that we will ever be profitable.

We also have no history in the EV battery, charging, energy storage or in the automotive industry. Although we have taken significant steps in developing brand awareness, we are a new company and currently has no experience developing or selling battery technology. As such, it is possible that our lack of history in the industry may impact our brand, business, financial goals, operation performance, and products.

We should be considered a “Development Stage Company,” and our operations will be subject to all the risks inherent in the establishment of a new business enterprise, including, but not limited to, hurdles or barriers to the implementation of our business plans. Further, because there is no history of operations there is also no operating history from which to evaluate our executive management’s ability to manage our business and operations and achieve our goals or the likely performance of the Company. Prospective investors should also consider the fact that our management team has not previously developed or managed similar companies. No assurances can be given that we will be able to achieve or sustain profitability.

Our limited operating history makes it difficult for us to evaluate our future business prospects.

We are a company with an extremely limited operating history and have not generated material revenue from sales of our products and services to date. As we continue to transition from research and development activities to production and sales, it is difficult, if not impossible, to forecast our future results, and we have limited insight into trends that may emerge and affect our business. The estimated costs and timelines that we have developed to reach full scale commercial production are subject to inherent risks and uncertainties involved in the transition from a start-up company focused on research and development activities to the large-scale manufacture and sale of battery products, charging stations or energy storage solutions. There can be no assurance that our estimates related to the costs and timing necessary to complete the design and engineering of our products will prove accurate. These are complex processes that may be subject to delays, cost overruns and other unforeseen issues. In addition, we have engaged in limited marketing activities to date, so even if we are able to bring our other commercial products to market, on time and on budget, there can be no assurance that customers will embrace our products in significant numbers at the prices we establish. Market and geopolitical conditions, many of which are outside of our control and subject to change, including general economic conditions, the availability and terms of financing, the impacts and ongoing uncertainties created by the COVID-19 pandemic, the conflict in the Ukraine, fuel and energy prices, regulatory requirements and incentives, competition, and the pace and extent of transition to electrification generally, will impact demand for our products, and ultimately our success.

Our ability to develop and manufacture battery and pack technologies, charging stations and energy storage solutions of sufficient quality and appeal to customers on schedule and on a large scale is unproven.

Our business depends largely on our ability to develop, manufacture, market, and sell our technology and products. Our production ramp may take longer than originally expected due to a number of reasons. The cascading impacts of the COVID-19 pandemic, and more recently the conflict in Ukraine, have impacted our business and operations from facility construction to equipment installation to product component supply.

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We have not launched a production-intent product and do not anticipate making large scale deliveries in the near future. In conjunction with the launch of future products, we may need to manufacture our batteries and packs in increasingly higher volumes than our present production capabilities. We have no experience as an organization in high volume manufacturing. The continued development of and the ability to manufacture our products at scale will be subject to risks, including with respect to:

•	our ability to secure necessary funding;

•	our ability to negotiate and execute definitive agreements, and maintain arrangements on reasonable terms, with our various suppliers for raw materials, hardware, software, or services necessary to engineer or manufacture parts or components;

•	securing necessary components, services, or licenses on acceptable terms and in a timely manner;

•	delays by us in delivering final component designs to our suppliers;

•	our ability to accurately manufacture our products within specified design tolerances;

•	quality controls, including within our manufacturing operations, that prove to be ineffective or inefficient;

•	defects in design and/or manufacture that cause our batteries not to perform as expected or that require repair, field actions, including product recalls, and design changes;

•	delays, disruptions, or increased costs in our supply chain, including raw material supplies;

•	other delays, backlog in manufacturing and research and development of new models, and cost overruns;

•	obtaining required regulatory approvals and certifications;

•	compliance with environmental, safety, and similar regulations; and

•	our ability to attract, recruit, hire, retain, and train skilled employees.

Our ability to develop, manufacture, and obtain required regulatory approvals for products of sufficient quality and appeal to customers on schedule and on a large scale is unproven. Our battery products, charging stations, and energy storage solutions may not meet customer expectations and may not be commercially viable. To date, we have limited experience, as a company, designing, testing, manufacturing, marketing, and selling any of our products, including vehicles, and therefore cannot assure you that we will be able to meet customer expectations. Any of the foregoing could have a material adverse effect on our business, prospects, financial condition, results of operations, and cash flows.

Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern.

Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern, as described in the notes to the financial statements. We plan to continue considering all avenues available to us in order to obtain the necessary capital to be able to continue as a going concern and to execute on our business objectives, including, but not limited to, debt financing, private placements and equity lines of credit. Our success is dependent upon achieving our strategic and financial objectives, including acquiring capital through public markets. At this time, we cannot assure investors that we will be able to obtain financing. If we fail to raise sufficient capital when needed, we will not be able to complete our business plan. As a result, we may have to liquidate the business and you may lose your investment.

Uncertainty exists as to whether our business will have sufficient funds over the next 12 months, thereby making an investment in us speculative.

We require additional financing to complete development and marketing of our NXU battery technology, megawatt charging stations, and energy storage solutions, and vehicle products until the products are in production and sufficient revenue can be generated for us to be self-sustaining. Our management projects that in order to effectively bring the products to market, it will require significant funding to cover costs required to get the battery assembly line up and running, and to develop a supply chain. In the event we are unable to generate sufficient revenues, and before all of the funds now held by us are expended, an investment made in us may become worthless.

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If we cannot continue to raise further rounds of funding, we cannot succeed. We will require additional rounds of funding to complete development and begin mass shipments of our products. If we are unable to secure funding, we will be unable to succeed in our goal of developing solutions to enable transition to electrification by our target market. If we are unable to raise adequate financing, we will be unable to sustain operations for a prolonged period of time.

We expect to significantly increase our spending to advance the development of our products and services and launch and commercialize the products for commercial sale. We will require additional capital for the further development and commercialization of our products, as well as to fund our operating expenses and capital investments. We cannot be certain that additional funding will be available on acceptable terms, or at all. If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we may have to significantly delay, scale back or discontinue the development or commercialization of one or more of our products and services. We may also seek collaborators for the products at an earlier stage than otherwise would be desirable or on terms that are less favorable than might otherwise be available. Any of these events could significantly harm our business, financial condition, and prospects.

We rely on proprietary technology currently in development by us to meet product performance requirements.

We are developing proprietary technologies which are needed to meet targeted product performance requirements. The development of this technology may be impacted by unforeseen supplier, material, and technical risks which may delay product launches or change product performance expectations.

We need to raise additional capital to meet our future business requirements and such capital raising may be costly or difficult to obtain and could dilute current stockholders’ ownership interest.

We have relied upon cash from financing activities and in the future, we expect to rely on the proceeds from future debt and/or equity financings, and we hope to rely on revenues generated from operations to fund all or a portion of the cash requirements of our activities. However, there can be no assurance that we will be able to generate any significant cash from our operating activities in the future. Future financing may not be available on a timely basis, in sufficient amounts or on terms acceptable to us, if at all. Any debt financing or other financing of securities senior to the Class A common stock will likely include financial and other covenants that will restrict our flexibility.

Any failure to comply with these covenants would have a material adverse effect on our business, prospects, financial condition, and results of operations because we could lose our existing sources of funding and impair our ability to secure new sources of funding. However, there can be no assurance that the Company will be able to generate any investor interest in its securities. If we do not obtain additional financing, our goals may never be realized, in which case you would likely lose the entirety of your investment in us.

At this time, we have not secured or identified any additional financing. We do not have any firm commitments or other identified sources of additional capital from third parties or from our officer and director or from other stockholders. There can be no assurance that additional capital will be available to us, or that, if available, it will be on terms satisfactory to us. Any additional financing will involve dilution to our existing stockholders. If we do not obtain additional capital on terms satisfactory to us, or at all, it may cause us to delay, curtail, scale back or forgo some or all of our product development and/or business operations, which could have a material adverse effect on our business and financial results. In such a scenario, investors would be at risk of losing all or a part of any investment in our Company.

We have losses which we expect to continue into the future. There is no assurance our future operations will result in a profit. If we cannot generate sufficient revenues to operate profitably or we are unable to raise enough additional funds for operations, the stockholders will experience a decrease in value, and we may have to cease operations.

We are a development-stage technology company that began operating in and commenced research and development activities in 2016. As a recently formed “Development Stage Company”, we are subject to all of the risks and uncertainties of a new business, including the risk that we may never develop, complete development or market any of our products or services and we may never generate product or services related revenues. Accordingly, we have only a limited history upon which an evaluation of our prospects and future performance can be made. If we are unable to generate revenue, we will not become profitable, and we may be unable to continue our operations. Furthermore, our proposed operations are subject to all business risks associated with new enterprises. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the expansion of a business, operation in a competitive industry, and the continued development of advertising, promotions and a corresponding customer base. There can be no assurances that we will operate profitably.

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We expect to incur operating losses in future periods due to the high cost associated with developing electric vehicle battery technologies from the ground up. We cannot be sure that we will be successful in generating revenues in the near future and in the event we are unable to generate sufficient revenues or raise additional funds we will analyze all avenues of business opportunities. Management may consider a merger, acquisition, joint venture, strategic alliance, a roll-up, or other business combination to increase business and potentially increase the liquidity of the Company. Such a business combination may ultimately fail, decreasing the liquidity of the Company and stockholder value or cause us to cease operations, and investors would be at risk of losing all or part of their investment in us.

Risks of operations.

Our future operating results may be volatile, difficult to predict and may fluctuate significantly in the future due to a variety of factors, many of which may be outside of our control. Due to the nature of our target market, we may be unable to accurately forecast our future revenues and operating results. Furthermore, our failure to generate revenues would prevent us from achieving and maintaining profitability. There are no assurances that we can generate significant revenue or achieve profitability. We anticipate having a sizeable amount of fixed expenses, and we expect to incur losses due to the execution of our business strategy, continued development efforts and related expenses. As a result, we will need to generate significant revenues while containing costs and operating expenses if we are to achieve profitability. We cannot be certain that we will ever achieve sufficient revenue levels to achieve profitability.

Competition may crowd the market.

We face significant barriers in the development of competitive products in a crowded market space. We face significant technical, resource, and financial barriers in development of a battery technology intended to compete in a crowded battery, charging and energy storage space. Incumbents, also known as legacy manufacturers, have substantially deeper pockets, larger pools of resources, and more significant manufacturing experience. We will need to contract with development partners who may have existing relationships with incumbent manufacturers, these relationships may pose a significant risk in our ability to successfully develop this program. We believe that our products are sufficiently differentiated from all currently announced battery, charging and energy storage solutions. However, we have a lot of work to do before we reach production. There is a chance that other competitors may release similar or better products before we exit the research and development phase. If that were to happen, it will be exceedingly difficult to penetrate the market.

In order to be competitive, we must have the ability to respond promptly and efficiently to the ever-changing marketplace. There are several potential competitors who are better positioned than we are to take the market at an earlier time than us. We will compete with larger, established battery cell and pack manufacturers who currently have products on the market and/or various respective product development programs. Similarly, there are many legacy companies and new, better capitalized firms seeking to penetrate the charging infrastructure and energy storage solution space. These companies have much better financial means and marketing/sales and human resources than us. They may succeed in developing and marketing competing equivalent products earlier than us, or superior products than those developed by us. There can be no assurance that competitors will not render our technology or products obsolete or that the products developed by us will be preferred to any existing or newly developed technologies. It should further be assumed that that competition will intensify. Our success depends on our ability to continuously raise funding, keep costs under control, and properly execute delivery of our products.

We are dependent on our existing suppliers, a significant number of which are single or limited source suppliers and are also dependent on our ability to source suppliers, for our critical components, and to complete the development of our supply chain, while effectively managing the risks due to such relationships.

Our success will be dependent upon our ability to enter into supplier agreements and maintain our relationships with existing suppliers who are critical and necessary to the output and production of our products. The supply agreements we have, and may enter into with suppliers in the future, may have provisions where such agreements can be terminated in various circumstances, including potentially without cause. In the ordinary course of our business, we currently have, and may in the future have, legal disputes with our suppliers, including litigation to enforce such supply agreements, which would adversely affect our ability to source components from such suppliers. If our suppliers become unable or unwilling to provide, or experience delays in providing, components, or if the supply agreements we have in place are terminated, or if any such litigation to enforce our supply agreements is not resolved in our favor, it may be difficult to find replacement components. Additionally, our products contain thousands of parts that we purchase from hundreds of mostly single- or limited-source suppliers, for which no immediate or readily available alternative supplier exists. Due to scarce natural resources or other component availability constraints, we may not receive the full allocation of parts we have requested from a particular supplier due to supplier allocation decisions which are outside our control. While we believe that we would be able to establish alternate supply relationships and can obtain or engineer replacement components for our single source components, we may be unable to do so in the short term (or at all) at prices or quality levels that are acceptable to us. Further, any such alternative suppliers may be located a long distance from our manufacturing facilities, which may lead to increased costs or delays. In addition, as we evaluate opportunities and take steps to insource certain components and parts, supply arrangements with current or future suppliers (with respect to other components and parts offered by such suppliers) may be available on less favorable terms or not at all. Changes in business or macroeconomic conditions, governmental regulations, and other factors beyond our control or that we do not presently anticipate could affect our ability to receive components from our suppliers. The unavailability of any component or supplier has resulted, and could in the future result in production delays, idle manufacturing facilities, product design changes, and loss of access to important technology and tools for producing and supporting our products and services.

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In addition, if our suppliers experience substantial financial difficulties, cease operations, or otherwise face business disruptions, we would be required to take measures to ensure components and materials remain available. Any disruption could affect our ability to deliver products and could increase our costs and negatively affect our liquidity and financial performance.

If a supplied product component becomes the subject of a field action, including a product recall, we would be required to find an alternative component, which could increase our costs and cause production delays. Additionally, we may become subject to costly litigation surrounding the component.

If we do not enter into long-term supply agreements with guaranteed pricing for our parts or components, or if those long-term supply agreements are not honored by our suppliers, we may be exposed to fluctuations in prices of components, materials, and equipment. Agreements for the purchase of battery cells contain or are likely to contain pricing provisions that are subject to adjustments based on changes in market prices of key commodities. Substantial increases in the prices for such components, materials, and equipment would increase our operating costs and could reduce our margins if we cannot recoup the increased costs. Increasing the announced or expected prices of our products in response to increased costs has previously been viewed negatively by our potential customers, and any future attempts to increase prices could have similar results, which could adversely affect our business, prospects, financial condition, results of operations, and cash flows.

There are complex software and technology systems that need to be developed by us and in coordination with vendors and suppliers to reach mass production for our products, and there can be no assurance such systems will be successfully developed or integrated.

Our high-tech products and operations will use a substantial amount of complex third-party and in-house software and hardware. The development and integration of such advanced technologies are inherently complex, and we will need to coordinate with our vendors and suppliers to reach mass production for our products. Defects and errors may be revealed over time and our control over the performance of third-party services and systems may be limited. Thus, our potential inability to develop and integrate the necessary software and technology systems may harm our competitive position.

We rely on third-party suppliers to develop a number of emerging technologies for use in our products. Certain of these technologies are not today, and may not ever be, commercially viable. There can be no assurances that our suppliers will be able to meet the technological requirements, production timing, and volume requirements to support our business plan. Furthermore, if we experience delays by our third-party suppliers, we could experience delays in delivering on our timelines. In addition, the technology may not comply with the cost, performance useful life, and warranty characteristics we anticipate in our business plan. As a result, our business plan could be significantly impacted and we may incur significant liabilities under warranty claims which could materially and adversely affect our business, prospects, financial condition, results of operations, and cash flows.

We are in the development stages of many of our products, which face technical, significant cost, and regulatory challenges we may not be able to overcome.

Many of our products are in the development stages and have not yet reached commercialization status. These products may face technical, significant costs, and regulatory challenges we may be unable to overcome. Failure to meet these standards may interfere with our ability to commercialize our products and have a negative and material impact on our business, prospects, financial condition, and results of our operation.

We may experience difficulty scaling up manufacturing of our products.

Electric vehicle battery and charging infrastructure technology is changing rapidly. Simultaneously, the large-scale focus on electric energy storage solutions has attracted both legacy and new firms to enter the market. There is significant development and investment into electrification technology being made today. Such rapidly changing technology conditions may adversely affect our ability to become a market leader, provide superior product performance, and an outstanding customer experience. If we are unable to control the cost of development, cost of manufacturing, and cost of operations, we may be substantially affected. If we are unable to maintain substantially lower cost of manufacturing, developing, design, distributing, and maintaining our products, we may incur significant cost increases which can be material to the operation of our business. We have made and will continue to make substantial investments into our development, such investments may have unforeseen costs that we have been unable to accurately predict, which may significantly impact our ability to execute our business as planned. The supply chain impacting the purchase of our product components and raw materials is subject to conditions outside our control and as such, these conditions may substantially affect our business, product, brand, operational, and financial goals.

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We will continuously and diligently work towards obtaining multiple sources of materials and components to mitigate risk in our supply chain. However, it is possible that specific components or solutions required to manufacture our products may be subject to intellectual property, material availability, or expertise owned solely by a single supplier. A condition such as a single source supplier may hinder our ability to secure the cost, schedule, and long-term viability of our products.

We may not achieve our projected development goals in the time frames we announce and expect due to unforeseen factors.

Our business success, timeline, and milestones are estimated. Our production projections, sales volume, and cost models are only estimates. We produced these estimates based on existing business models of successful and unsuccessful efforts of other companies within the battery technology, charging infrastructure, energy storage and automotive industries. All such projections and timeline estimations may change as we continue in the development and scaling of our products.

We are currently in the development phase of our products and have not yet started manufacturing and sales. Cost overruns, scheduling delays, and failure to meet product performance goals may be caused by, but not limited to, unidentified technical hurdles, delays in material shipments, and regulatory hurdles. We may experience delays in the design and manufacturing of our products. We may experience significant delays in bringing our products to market due to design considerations, technical challenges, material availability, manufacturing complications, and regulatory considerations. Such delays could materially damage our brand, business, financial goals, operation results, and product development and delivery.

A significant interruption of our information technology systems or the loss of confidential or other sensitive data, including cybersecurity risks, could have a material adverse impact on our operations and financial results.

Given our reliance on information technology (our own and our third-party providers’), a significant interruption in the availability of information technology, regardless of the cause, or the loss of confidential, personal, or proprietary information (whether our own, our employees’, our suppliers’, or our customers’), regardless of the cause, could negatively impact our operations. While we have invested in the protection of our data and information technology to reduce these risks and routinely test the security of our information systems network, we cannot be assured that our efforts will prevent breakdowns or breaches in our systems that could adversely affect our business. Management is not aware of a cybersecurity incident that has had a material adverse impact on our financial condition or results of operations; however, we could suffer material financial or other losses in the future and we are not able to predict the severity of these attacks. The occurrence of a cyber-attack, breach, unauthorized access, misuse, computer virus or other malicious code or other cybersecurity event could jeopardize or result in the unauthorized disclosure, gathering, monitoring, misuse, corruption, loss or destruction of confidential and other information that belongs to us, our customers, our counterparties, or third-party suppliers and providers that is processed and stored in, and transmitted through, our computer systems and networks. The occurrence of such an event could also result in damage to our software, computers or systems, or otherwise cause interruptions or malfunctions in our, our customers’, our counterparties’ or third parties’ operations. This could result in loss of customers and business opportunities, reputational damage, litigation, regulatory fines, penalties or intervention, reimbursement or other compensatory costs, or otherwise adversely affect our business, financial condition or results of operations. As part of our regular review of potential risks, we analyze emerging cybersecurity threats to us and our third-party suppliers and providers as well as our plans and strategies to address them. The Board of Directors of the Company (the “Board”), which has oversight responsibility for cybersecurity risks, is regularly briefed by management on such analyses.

Rising interest rates may adversely impact our business.

Due to recent increases in inflation, the U.S. Federal Reserve has significantly raised, and may continue to raise, its benchmark interest rates. An increase in the federal benchmark rate has resulted in an increase in market interest rates, which may increase our interest expense under any future borrowings. Consequently, rising interest rates may increase our cost of capital. We have incurred certain debt obligations in the ordinary course of our business and may incur additional indebtedness in the future. Due to interest rate increases resulting from the current global economic environment, our ability to issue new debt may be adversely impacted. As a result, we cannot be certain that additional funding will be available if needed and, to the extent required, on acceptable terms, which could have an adverse effect on us. Increased borrowing costs may also limit our customers’ ability to purchase our products in the future, which could have an adverse impact on our financial condition and results of operations.

Inflation has resulted in increased costs of operations, which could have a material adverse effect on our results of operations and the market price of our common stock.

Inflation has accelerated in the United States and globally due in part to global supply chain issues, the Ukraine-Russia war, a rise in energy prices, and strong consumer demand as economies continue to reopen from restrictions related to the COVID-19 pandemic. The inflationary environment has increased our cost of labor, as well as our other operating costs, which may have a material adverse impact on our financial results. In addition, economic conditions could impact and reduce the number of customers who purchase our products as credit becomes more expensive or unavailable. Although interest rates have increased and are expected to increase further, inflation may continue. Further, increased interest rates could have a negative effect on the securities markets generally which may, in turn, have a material adverse effect on the market price of our common stock.

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We may face regulatory challenges.

We are substantially at risk of unfavorable governmental regulations. Li-ion batteries and derivative products are subject to substantial regulation under international, federal, state, local and foreign laws regarding safety, performance, and import regulations. The Qcell, Qube, megawatt charging station and, eventually, the vehicle products will need to comply with many governmental standards and regulations relating to safety, environmental, trade, performance and end-of life regulations. Compliance with all of these requirements may delay our production launch, thereby adversely affecting our business and financial condition.

Additionally, there is a chance that some economically advantageous governmental incentives or subsidies will be removed or repealed before our product reaches production. Such changes to the governmental regulatory structure could have an adverse effect on profitability.

We have no proven history of achieving the necessary regulatory requirements.

We have not yet received regulatory approval for our NXU Cell, NXU Battery, or vehicle products. We may face significant technical challenges in achieving regulatory approval that may impact our ability to continue operations.

Many of the required regulatory approvals may require significant cost and time. We may need to raise additional capital to achieve regulatory approvals for our products. Failure to raise the needed capital required may have an impact on our ability to continue operations.

If we cannot continue to innovate, our projected revenue growth rate and profits may be reduced.

To successfully develop and grow our business, we must develop, distribute and commercialize our products, secure strategic partnerships with various businesses, and bring our products to market on schedule and in a profitable manner, as well as spend time and resources on the development of future products, services and business strategies that are complementary to our initial products and business plan. Delays or failures in the launch of our products could hurt our ability to meet our growth objectives, which may affect our financial projections and may impact our stock price. Moreover, if we are unable to continually develop and evolve our business strategy and launch additional products and services in the future, our business will be entirely dependent on the success of the technology and solutions we are developing today and this could hinder our ability to stay relevant and to pursue growth. We cannot guarantee that any of our planned products will be able to achieve our expansion goals alone. Our ability to expand successfully will depend on a number of factors, many of which are beyond our control.

The success of our business depends on attracting and retaining a large number of customers. If we are unable to do so, we will not be able to achieve profitability.

Our success depends on attracting a large number of potential customers to purchase our products and the associated services we will provide to those customers. If our customers do not perceive our products and services to be of sufficiently high value and quality, cost competitive and appealing in aesthetics or performance, we may not be able to retain our customers or attract new customers, and our business, prospects, financial condition, results of operations, and cash flows would suffer as a result. In addition, we may incur significantly higher and more sustained advertising and promotional expenditures than we have previously incurred to attract customers. We may not be successful in attracting and retaining a large number of consumer and commercial customers. If, for any of these reasons, we are not able to attract and maintain consumer and commercial customers, our business, prospects, financial condition, results of operations, and cash flows would be materially harmed.

We may have difficulty protecting our intellectual property.

Our pending patents and other intellectual property could be unenforceable or ineffective once patent reviews are completed. We anticipate patent review completion and patents issued in calendar years 2021, 2022, and 2023 based on the typical two-year process between filing and issuing. We have continued to file patent applications during 2023 and plan to continue filing new patents over time. We have filed these patents privately and the scope of what they cover remains confidential until they are issued. For any company creating brand new products, it is imperative to protect the proprietary intellectual property to maintain a competitive advantage. There is no doubt that a significant portion of our current value depends on the strength and imperviousness of these pending patents. We intend to continue to file additional patent applications and build our intellectual property portfolio as we discover new technologies related to the development of advanced electric vehicle batteries, battery pack technologies, megawatt charging, energy storage solutions and plug-in electric vehicles.

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We believe that intellectual property will be critical to our success, and that we will rely on trademark, copyright and patent law, trade secret protection and confidentiality and/or license agreements to protect our proprietary rights. If we are not successful in protecting our intellectual property, it could have a material adverse effect on our business, results of operations and financial condition. While we believe that we will be issued trademarks, patents and pending patent applications help to protect our business, there can be no assurance that our operations do not, or will not, infringe valid, enforceable third-party patents of third parties or that competitors will not devise new methods of competing with us that are not covered by our anticipated patent applications. There can also be no assurance that our patent applications will be approved, that any patents issued will adequately protect our intellectual property, or that such patents will not be challenged by third parties or found to be invalid or unenforceable or that our patents will be effective in preventing third parties from utilizing a copycat business model to offer the same service in one or more categories. Moreover, it is intended that we will rely on intellectual property and technology developed or licensed by third parties, and we may not be able to obtain or continue to obtain licenses and technologies from these third parties at all or on reasonable terms. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our intended services will be provided. The laws of certain countries do not protect proprietary rights to the same extent as the laws of the U.S. and, therefore, in certain jurisdictions, we may be unable to protect our proprietary technology adequately against unauthorized third party copying or use, which could adversely affect our competitive position. We expect to license in the future, certain proprietary rights, such as trademarks or copyrighted material, to third parties. These licensees may take actions that might diminish the value of our proprietary rights or harm our reputation, even if we have agreements prohibiting such activity. Also, to the extent third parties are obligated to indemnify us for breaches of our intellectual property rights, these third parties may be unable to meet these obligations. Any of these events could have a material adverse effect on our business, results of operations or financial condition.

The U.S. Patent and Trademark Office and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions during the patent process. There are situations in which noncompliance can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, competitors might be able to enter the market earlier than would otherwise have been the case, which could have a material adverse effect on our business, results of operations and financial condition.

Intellectual property protection is costly.

Filing, prosecuting and defending patents related to our products and software throughout the world is prohibitively expensive. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we have patent protection, but where enforcement is not as strong as that in the United States. These products may compete with our products in jurisdictions where we do not have any issued or licensed patents and our patent claims or other intellectual property rights may not be effective or sufficient to prevent them from so competing. Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to technology, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial cost and divert our efforts and attention from other aspects of our business.

Confidentiality agreements may not adequately prevent disclosure of trade secrets and other proprietary information.

We anticipate that a substantial amount of our processes and technologies will be protected by trade secret laws. To protect these technologies and processes, we intend to rely in part on confidentiality agreements with our employees, licensees, independent contractors and other advisors. These agreements may not effectively prevent disclosure of confidential information, including trade secrets, and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover our trade secrets and proprietary information, and in such cases, we could not assert any trade secret rights against such parties. To the extent that our employees, contractors or other third parties with which we do business use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions. Laws regarding trade secret rights in certain markets in which we operate may afford little or no protection to our trade secrets. The loss of trade secret protection could make it easier for third parties to compete with our products and related future products and services by copying functionality, among other things. In addition, any changes in, or unexpected interpretations of, the trade secret and other intellectual property laws in any country in which we operate may compromise our ability to enforce our trade secret and intellectual property rights. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our business, revenue, reputation and competitive position.

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Failure to comply with federal and state privacy laws could adversely affect our business.

A variety of federal and state laws and regulations govern the collection, use, retention, sharing and security of consumer data. The existing privacy-related laws and regulations are evolving and subject to potentially differing interpretations. In addition, various federal, state and foreign legislative and regulatory bodies may expand current or enact new laws regarding privacy matters. Several internet companies have recently incurred penalties for failing to abide by the representations made in their privacy policies and practices. In addition, several states have adopted legislation that requires businesses to implement and maintain reasonable security procedures and practices to protect sensitive personal information and to provide notice to consumers in the event of a security breach. Any failure, or perceived failure, by us to comply with our posted privacy policies or with any data-related consent orders, Federal Trade Commission requirements or orders or other federal, state or international privacy or consumer protection-related laws, regulations or industry self-regulatory principles could result in claims, proceedings or actions against us by governmental entities or others or other liabilities, which could adversely affect our business. In addition, a failure or perceived failure to comply with industry standards or with our own privacy policies and practices could adversely affect our business. Federal and state governmental authorities continue to evaluate the privacy implications inherent in the use of third-party web “cookies” for behavioral advertising. The regulation of these cookies and other current online advertising practices could adversely affect our business.

Our business could be adversely affected by a downturn in the economy and/or manufacturing.

We are dependent upon the continued demand for electric vehicles, charging infrastructure, energy storage solutions and battery technology, making our business susceptible to a downturn in the economy or in manufacturing. For example, a decrease in the number of individuals investing their money in the equity markets could result in a decrease in the number of companies deciding to become or remain public. This downturn could have a material adverse effect on our business, our ability to raise funds, our production, and ultimately our overall financial condition.

Our business would be adversely affected if we are not able to create and develop an effective sales function, processes and build an effective sales force.

Because a significant component of our growth strategy relates to increasing our revenues through sales to companies and individuals subject to the SEC disclosure and reporting requirements, our business would be adversely affected if we were unable to develop and maintain an effective sales channels, processes and technologies to market our products to consumers across all available channels. Additionally, we currently do not employ any sales staff to sell our products, which could have a material adverse effect on our business, results of operations and financial condition, especially if we are unable to grow our sales team effectively.

We may not be able to successfully manage our growth.

We could experience growth over a short period of time, which could put a significant strain on our managerial, operational and financial resources. We must implement and constantly improve our certification processes and hire, train and manage qualified personnel to manage such growth. We have limited resources and may be unable to manage our growth. Our business strategy is based on the assumption that our customer base, geographic coverage and service offerings will increase. If this occurs it will place a significant strain on our managerial, operational, and financial resources. If we are unable to manage our growth effectively, our business will be adversely affected. As part of this growth, we may have to implement new operational, manufacturing, and financial systems and procedures and controls to expand, train and manage our employees, especially in the areas of manufacturing and sales. If we fail to develop and maintain our people and processes as we experience our anticipated growth, demand for our products and our revenues could decrease.

We may not be able to keep up with rapid technological changes.

To remain competitive, we must continue to enhance our products and software. The evolving nature of the electric vehicle industry, including products such as batteries, charging infrastructure, energy storage solutions and vehicles, is characterized by rapid technological change, frequent new product and service introductions and the emergence of new industry standards and practices. Rapid changes could render our existing systems, software, and services obsolete. Our success will depend, in part, on our ability to develop, innovate, license or acquire leading technologies useful in our business, enhance our existing solutions, develop new solutions and technology that address the increasingly sophisticated and varied needs of our current and prospective customers, and respond to technological advances and emerging industry and regulatory standards and practices in a cost-effective and timely manner. Future advances in technology may not be beneficial to, or compatible with, our business. Furthermore, we may not successfully use new technologies effectively or adapt our proprietary technology and hardware to emerging industry standards on a timely basis. Our ability to remain technologically competitive may require substantial expenditures and lead time. If we are unable to adapt in a timely manner to changing market conditions or user requirements, our business, financial condition and results of operations could be seriously harmed.

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If we do not successfully establish and maintain our Company as a highly trusted and respected name for our products, our projected revenues would be impacted, which could significantly affect our business, financial condition and results of operations.

In order to attract and retain a client base and increase business, we must establish, maintain and strengthen our name and the services we provide. In order to be successful in establishing our reputation, clients must perceive us as a trusted source for quality services. If we are unable to attract and retain clients with our current marketing plans, we may not be able to successfully establish our name and reputation, which could significantly affect our business, financial condition and results of operations.

We are subject to risks of borrowing.

As of the date of this prospectus, we have incurred certain debt obligations in the ordinary course of our business. Should we obtain secure bank debt in the future, possible risks could arise. If we incur additional indebtedness, a portion of our future revenues will have to be dedicated to the payment of principal and interest on such indebtedness. Typical loan agreements also might contain restrictive covenants, which may impair our operating flexibility. Such loan agreements would also provide for default under certain circumstances, such as failure to meet certain financial covenants. A default under a loan agreement could result in the loan becoming immediately due and payable and, if unpaid, a judgment in favor of such lender which would be senior to our rights. A judgment creditor would have the right to foreclose on any of our assets resulting in a material adverse effect on our business, ability to generate revenue, operating results or financial condition.

We may encounter unanticipated obstacles.

Our business plan may change significantly. Many of our potential business endeavors are capital intensive and may be subject to statutory or regulatory requirements. Our Board believes that the chosen activities and strategies are achievable in light of current economic and legal conditions with the skills, background, and knowledge of our principals and advisors. Our Board reserve the right to make significant modifications to our stated strategies depending on future events.

We may be subject to unforeseen delays or failures that are caused by force majeure events beyond our control.

Our business is uniquely susceptible to unforeseen delays or failures that are caused by forces of nature and related circumstances. These factors are outside and beyond our control. The delay or failure to complete the development and testing of our products and the commercial release of related services may be due to any act of God, fire, war, terrorism, flood, strike, labor dispute, disaster, transportation or laboratory difficulties or any similar or dissimilar event beyond our control. We will not be held liable to any stockholder in the event of any such failure. However, a court of competent jurisdiction may determine that we are still liable to stockholders for catastrophic failures proximately caused by forces of nature outside of our control. If such a court so decides, we may have significant stockholder liability exposure.

We have and may continue to be adversely impacted by macroeconomic conditions resulting from the global COVID-19 pandemic.

Our business, results of operations, and financial condition have been, and may continue to be, adversely impacted in material respects by COVID-19 and by related government actions (including declared states of emergency and quarantine, “shelter in place” orders, or similar orders), non-governmental organization recommendations, and public perceptions, all of which have led and may continue to lead to disruption in global economic and labor markets. These effects have had a significant impact on our business, including reduced demand for our products and workforce solutions, early terminations or reductions in projects, hiring freezes, and a shift of a portion of our workforce to remote operations, all of which have contributed to a decline in revenues and other significant adverse impacts on our financial results. Other potential impacts of COVID-19 may include continued or expanded closures or reductions of operations with respect to our supplier partners’ and customer operations or facilities, the possibility our customers will not order and will not be able to pay for our products, or that they will attempt to defer payments owed to us, either of which could materially impact our liquidity, the possibility that the uncertain nature of the pandemic may not yield the increase in certain of our workforce solutions that we have historically observed during periods of economic downturn, and the possibility that various government-sponsored programs to provide economic relief may be inadequate. Further, we may continue to experience adverse financial impacts, some of which may be material, if we cannot offset revenue declines with cost savings through expense-related initiatives, human capital management initiatives, or otherwise.

Some of our suppliers and partners also experienced temporary suspensions before resuming. Reduced operations or closures at government offices, motor vehicle departments and municipal and utility company inspectors have resulted in challenges in or postponements for product manufacturing and sales. Global trade conditions and consumer trends may further adversely impact us and our industries. For example, pandemic-related issues have exacerbated port congestion and intermittent supplier shutdowns and delays, resulting in additional expenses to expedite delivery of critical parts. Sustaining our production will require the readiness and solvency of our suppliers and vendors, a stable and motivated production workforce and ongoing government cooperation.

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We cannot predict the duration or direction of current global trends, the sustained impact of which is largely unknown, is rapidly evolving and has varied across geographic regions. Ultimately, we continue to monitor macroeconomic conditions to remain flexible and to optimize and evolve our business as appropriate,

The preparation of our financial statements requires estimates, judgments and assumptions that are inherently uncertain.

Financial statements prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) typically require the use of estimates, judgments and assumptions that affect the reported amounts. Often, different estimates, judgments and assumptions could reasonably be used that would have a material effect on such financial statements, and changes in these estimates, judgments and assumptions may occur from period to period over time. These estimates, judgments and assumptions are inherently uncertain and, if our estimates were to prove to be wrong, we would face the risk that charges to income or other financial statement changes or adjustments would be required. Any such charges or changes could harm our business, including our financial condition and results of operations and the price of our securities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a discussion of the accounting estimates, judgments and assumptions that we believe are the most critical to an understanding of our consolidated financial statements and our business.

We may be unable to meet our capital requirements.

Our capital requirements depend on numerous factors, including but not limited to the rate and success of our research and development efforts, marketing efforts, market acceptance of our products, our ability to establish and maintain our agreements with suppliers, our ability to ramp up production, product demand and other factors. The capital requirements relating to development of our technology and the implementation of our business plan will be significant. We cannot accurately predict the timing and amount of such capital requirements. However, we are dependent on additional financing that will be required in order to develop our products and fully implement our proposed business plans.

However, in the event that our plans change, or our assumptions change or prove to be inaccurate, or if the proceeds of from offering prove to be insufficient to implement our business plan, we would be required to seek additional financing sooner than currently anticipated. There can be no assurance that any such financing will be available to us on commercially reasonable terms, or at all. Furthermore, any additional equity financing may dilute the equity interests of our existing stockholders, and debt financing, if available, may involve restrictive covenants with respect to dividends, raising future capital and other financial and operational matters. If we are unable to obtain additional financing as and when needed, we may be required to reduce the scope of our operations or our anticipated business plans, which could have a material adverse effect on our business, future operating results and financial condition.

If we pursue strategic investments, they may result in losses.

We may elect periodically to make strategic investments in various public and private companies with businesses or technologies that may complement our business. The market values of these strategic investments may fluctuate due to market conditions and other conditions over which we have no control. Other-than-temporary declines in the market price and valuations of the securities that we hold in other companies would require us to record losses related to our investment. This could result in future charges to our earnings. It is uncertain whether or not we will realize any long-term benefits associated with these strategic investments.

Our ability to utilize loss carry forwards may be limited.

Generally, a change of more than fifty percent (50%) in the ownership of a company’s stock, by value, over a three-year period constitutes an ownership change for U.S. federal income tax purposes. An ownership change may limit our ability to use our net operating loss carryforwards attributable to the period prior to the change. As a result, if we earn net taxable income, our ability to use our pre-change net operating loss carryforwards to offset U.S. federal taxable income may become subject to limitations.

An event of default has occurred under our convertible notes and the outstanding principal balance of the convertible notes and accrued and unpaid interest thereon may become immediately due and payable.

On April 11, 2023, we received a notice of non-compliance from Nasdaq stating that we no longer meet a requirement for continued listing of our Class A common stock on Nasdaq. See “Our Class A common stock may be delisted from Nasdaq if we do not maintain compliance with Nasdaq’s continued listing requirements. If our Class A common stock is delisted, the market price and liquidity of our Class A common stock and our ability to issue additional securities and raise additional capital would be adversely impacted.” We determined that the notice of non-compliance constituted an event of default under our outstanding convertible notes. As a result of the event of default, unless waived by the holders, the convertible notes began accruing default interest at a rate of 10% per annum and we are obligated to pay to the holders approximately $3.3 million, which amount represents 100% of the sum of (x) the outstanding principal of the notes as of April 11, 2023 and (y) accrued and unpaid interest thereon. The holders have the option to instead convert the amount due and payable under the event of default, including at an alternative conversion price as described in the convertible notes. If we are required to pay the outstanding principal amount of the convertible notes and accrued and unpaid interest thereon to the holders, we will be able to do so using available cash on hand, but our financial condition will be adversely impacted and we may not have sufficient funds to operate our business and develop our products as planned.

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RISKS RELATED TO THE DEVELOPMENT AND COMMERCIALIZATION OF OUR PRODUCTS

If our battery cells fail to perform as expected, our ability to develop, market, and license our technology could be harmed.

The performance of our battery cells are integral to the success of our business. Our battery cell architecture is inherently complex and incorporates technology and components that have not been used in commercial battery cell production. We anticipate that our research and development efforts will be an iterative process. The continuous need to refine and optimize our products will require us to continue to perform extensive and costly research and development efforts even after the initial delivery of our cells. For instance, we may learn that our cells contain defects or errors that cause the cells not to perform as expected or otherwise does not meet the quality or performance requirements of our customers. Fixing any such problems may require design changes or other research and development efforts, take significant time and can be costly. There can be no assurance that we will be able to detect and fix any defects. If our battery cell design fails to perform as expected, we could lose contracts and customers. In addition, because we have a limited frame of reference from which to evaluate the long-term performance of our battery cell designs, it is possible that issues or problems will arise once our technology has been deployed for a longer period. If our customers determine our technology does not perform as expected, they may delay deliveries, terminate further orders, or initiate product recalls, each of which could adversely affect our business, prospects, and results of operations, and our ability to develop, market and license our technology could be harmed.

Our success depends on our ability to manufacture battery cells and packs at volume and with acceptable performance, yield and costs.

In order to be commercially viable, our battery cells and packs will need to be capable of being produced at a high yield without compromising performance, and in a way that is scalable and at an acceptable cost. We will also need to do in a manner that yields acceptable performance and at anticipated costs. We may encounter challenges that slow down our ability to manufacture our battery cells and packs on our anticipated timeline. Any such challenges in our ability to equip and construct manufacturing facilities and develop and increase production capacity timely, within budget, and in a cost-effective manner may prohibit our ability to grow the business. If we are not able to overcome these manufacturing hurdles, we may not succeed as needed to continue our business and it may result in damage to our business, prospects, financial condition, operating results and brand.

Our reliance on complex machinery to scale operations and production involves a significant degree of risk and uncertainty in terms of operational performance and costs.

We rely heavily on complex machinery for our operations, and our production will involve a significant degree of uncertainty and risk in terms of operational performance and costs. Our manufacturing facility consists of large-scale machinery combining many components. The manufacturing facility components are likely to suffer unexpected malfunctions from time to time and will depend on repairs and spare parts to resume operations, which may not be available when needed. Unexpected malfunctions of the manufacturing plant components may significantly affect the intended operational efficiency. Operational performance and costs can be difficult to predict and are often influenced by factors outside of our control, such as, but not limited to, environmental hazards and remediation, costs associated with decommissioning of machines, difficulty or delays in obtaining governmental permits, damages or defects in electronic systems, industrial accidents, fire, and seismic activity and natural disasters. Should operational risks materialize, it may result in the personal injury to or death of workers, the loss of production equipment, damage to manufacturing facilities, monetary losses, delays and unanticipated fluctuations in production, environmental damage, administrative fines, increased insurance costs and potential legal liabilities, all which could have a material adverse effect on our business, results of operations, financial condition or prospects.

We may not be able to build and scale our charging stations and energy storage solutions as expected.

Our success depends on our ability to build and scale our charging stations and energy storage solutions, as well as introduce a variety of new product offerings to address the changing needs of the EV charging market. We cannot guarantee that our charging stations and energy storage solutions will be released in a timely manner, or at all, or achieve market acceptance. As EV technologies change or governmental regulations impose new requirements on EV charging technology, we may need to upgrade or adapt our charging station technology and energy storage solutions and introduce new products and services in order to serve vehicles that have the latest technology, which could involve substantial costs. We may also incur additional costs and expenses related to new product transitions such as adverse impacts due to supply chain failures to procure sufficient new product components, purchase price variances, or inventory obsolescence costs related to new product transitions, including as the result of any failure on our part to meet our own estimates and projections. In addition, new or changing state or federal regulations may result in delays related to the development of new products or modifications to existing products in order to come into compliance and any such delays may result in customer’s selecting alternative providers or result in delays related to our ability to install, sell or distribute our charging station technology and energy storage solutions.

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If we are unable to devote adequate resources to building and scaling our charging stations and energy storage solutions as expected to meet customer and regulatory requirements on a timely basis or that remain competitive with technological alternatives, our business and prospects may be adversely affected.

The future growth and success of our charging stations is highly correlated with and thus dependent upon the continuing rapid adoption of EVs.

Our future growth is highly dependent upon the adoption of EVs by businesses and consumers. The market for EVs is still rapidly evolving, characterized by rapidly changing technologies, competitive pricing and competitive factors, evolving government regulation and industry standards and changing consumer demands and behaviors, changing levels of concern related to environmental issues and governmental initiatives related to energy independence, climate change and the environment generally. Although demand for EVs has grown in recent years, there is no guarantee of continuing future demand. If the market for EVs develops more slowly than expected, or if demand for EVs decreases, our business, prospects, financial condition and operating results would be harmed. The market for EVs could be affected by numerous factors, including perceptions about EV features, quality, safety, performance and cost; perceptions about the limited range over which EVs may be driven on a single battery charge; competition, including from other types of alternative fuel vehicles, plug-in hybrid electric vehicles and high fuel-economy internal combustion engine vehicles; volatility in the cost of oil and gasoline, including as a result of trade restrictions; concerns regarding the reliability and stability of the electrical grid; the change in an EV battery’s ability to hold a charge over time; the availability and reliability of a national electric vehicle charging network or infrastructure; availability of maintenance and repair services for EVs; consumers’ perception about the convenience and cost of charging EVs; increases in fuel efficiency of non-electric vehicles; government regulations and economic incentives, including adverse changes in, or expiration of, favorable tax incentives related to EVs, EV charging stations or decarbonization generally; relaxation of government mandates or quotas regarding the sale of EVs; and concerns about the future viability of EV manufacturers.

In addition, sales of vehicles in the automotive industry can be cyclical, which may affect growth in acceptance of EVs. It is uncertain how macroeconomic factors will impact demand for EVs, particularly since EVs can be more expensive than traditional gasoline-powered vehicles, when the automotive industry globally has been experiencing a recent decline in sales. Furthermore, because fleet operators often make large purchases of EVs, this cyclicality and volatility in the automotive industry may be more pronounced with commercial purchasers, and any significant decline in demand from these customers could reduce demand for EV charging and our products in particular.

Demand for EVs may also be affected by factors directly impacting automobile prices or the cost of purchasing and operating automobiles, such as sales and financing incentives, prices of raw materials and parts and components, cost of fuel and governmental regulations, including tariffs, import regulation and other taxes. Volatility in demand or delays in EV production due to global supply chain constraints may lead to lower vehicle unit sales, which may result in reduced demand for EV charging solutions and therefore adversely affect our business, financial condition and operating results.

We currently face competition from a number of companies and expect to face significant competition in the future as the market for EV battery, charging and energy storage solutions develops.

The EV market and battery segment are highly competitive and rapidly evolving, with new technologies and potential new entrants emerging frequently. Several major manufacturers currently supply batteries for the EV industry, including Panasonic Corporation, Samsung SDI, Contemporary Amperex Technology Co. Limited, LG Energy Solutions, and BYD Co. Limited. These companies primarily supply conventional li-ion batteries and are also working on developing new solid-state battery technologies, including potentially lithium-metal batteries. In addition to these established players, many new entrants and automotive OEMs are also investing in battery development and production, with some researching and developing solid-state battery technologies. For example, Quantumscape and Solid Power are developing solid-state batteries while Tesla, Inc. is building multiple battery gigafactories and has the potential to supply batteries to other automotive OEMs. Overall, the competitive landscape of the EV battery market is likely to continue evolving, with new technologies and players emerging over time. We will need to be nimble and responsive to these changes to remain competitive and successful.

Similarly, the competitive landscape for energy storage products is rapidly evolving, with new technologies and players entering the market. Currently, major companies supplying batteries for energy storage systems include Panasonic Corporation, LG Energy Solutions, Samsung SDI, and Tesla, Inc. In addition to established players, there are many startups and smaller companies that are developing new energy storage technologies, such as flow batteries, solid-state batteries, and hydrogen fuel cells. Large energy companies, such as Total, Shell, and Enel, are also entering the market and investing in energy storage projects. The competitive landscape for energy storage products is expected to remain highly dynamic, with new technologies and players emerging over time, driven by factors such as declining costs, increasing demand for renewable energy, and government incentives.

This competition may also materialize in the form of costly intellectual property disputes or litigation involving our Company. If we fail to adapt to changing market conditions or compete successfully with competitors, our growth will be limited, which would adversely affect our business and results of operations.

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The automotive market is highly competitive, and we may not be successful in competing in this industry.

Both the automobile industry generally, and the electric vehicle segment in particular, are highly competitive, and we will be competing for sales with both electric vehicle manufacturers and traditional automotive companies, including those who have announced consumer and commercial vehicles that may be directly competitive to ours. Many of our current and potential competitors may have significantly greater financial, technical, manufacturing, marketing, or other resources than we do and may be able to devote greater resources to the design, development, manufacturing, distribution, promotion, sale, and support of their products than we may devote to our products. We expect competition for electric vehicles to intensify due to increased demand and a regulatory push for alternative fuel vehicles, continuing globalization, and consolidation in the worldwide automotive industry, as well as the recent significant increase in oil and gasoline prices. In addition, as fleet operators begin transitioning to electric vehicles on a mass scale, we expect that more competitors will enter the commercial fleet electric vehicle market. Further, as a result of new entrants in the commercial fleet electric vehicle market, we may experience increased competition for components and other parts of our vehicles, which may have limited or single-source supply.

Factors affecting competition include product performance and quality, technological innovation, customer experience, brand differentiation, product design, pricing and total cost of ownership, and manufacturing scale and efficiency. Increased competition may lead to lower vehicle unit sales and increased inventory, which may result in downward price pressure and adversely affect our business, prospects, financial condition, results of operations, and cash flows.

Other vehicle manufacturers may beat us to market.

Several competing electric pickup trucks have entered production, or will enter production by the end of 2024. This includes but is not limited to the Ford F-150 Lightening, Chevrolet electric Silverado, GMC Sierra EV, Rivian R1T, Tesla Cybertruck, Hummer EV pickup, Lordstown Endurance, and Ram Revolution. Although we believe we are developing a superior product in terms of both design and performance, many other auto makers have much more bargaining power and deeper pockets that enable them to quickly create economies of scale. There is a chance that consumers adopt competitor electric trucks before we can bring its vehicle products to market. While other manufactures focus on mid-size and class 1 pickup trucks, we will focus on Class 2 and 3 markets, while offering a vehicle option for Class 1 customers.

We rely on complex machinery for our operations, and production involves a significant degree of risk and uncertainty in terms of operational performance, safety, security, and costs.

We rely heavily on complex machinery for our operations and our production involves a significant degree of uncertainty and risk in terms of operational performance, safety, security, and costs. Our manufacturing plant consists of large-scale machinery combining many components, including complex software to operate such machinery and to coordinate operating activities across the manufacturing plant. The manufacturing plant components are likely to suffer unexpected malfunctions from time to time, especially as we ramp up production on new products, and will depend on repairs, spare parts, and IT solutions to resume operations, which may not be available when needed. Unexpected malfunctions of the manufacturing plant components may significantly affect operational efficiency.

Operational performance and costs can be difficult to predict and are often influenced by factors outside of our control, such as, but not limited to, scarcity of natural resources, environmental hazards and remediation, costs associated with decommissioning of machines, labor disputes and strikes, difficulty or delays in obtaining governmental permits, damages or defects in electronic systems including the software used to control or operate them, industrial accidents, pandemics, fire, seismic activity, and natural disasters.

Should operational risks materialize, it may result in the personal injury to or death of workers, the loss of production equipment, damage to manufacturing facilities, products, supplies, tools and materials, monetary losses, delays and unanticipated fluctuations in production, environmental damage, administrative fines, increased insurance costs, and potential legal liabilities, all which could have a material adverse effect on our business, prospects, financial condition, results of operations, and cash flows. Although we generally carry insurance to cover such operational risks, we cannot be certain that our insurance coverage will be sufficient to cover potential costs and liabilities arising therefrom. A loss that is uninsured or exceeds policy limits may require us to pay substantial amounts, which could adversely affect our business, prospects, financial condition, results of operations, and cash flows.

We are subject to substantial regulations and unfavorable changes to, or failure by us to comply with, these regulations could substantially harm our business and operating results.

Our batteries, and the sale of electric vehicles and motor vehicles in general, are subject to regulation under international, federal, state, and local laws, including export and import control laws. We expect to incur significant costs in complying with these regulations. Regulations related to the battery and electric vehicle industry are currently evolving and we face risks associated with these changing regulations.

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To the extent that a law changes, our products may not comply with applicable international, federal, state, and local laws, which would have an adverse effect on our business. Compliance with changing regulations could be time consuming, burdensome, and expensive. To the extent compliance with new and existing regulations is cost prohibitive, our business prospects, financial condition, and operating results would be adversely affected.

Internationally, there may be laws and jurisdictions we have not yet entered or laws we are unaware of in jurisdictions we have entered that may restrict our sales or other business practices. These laws may be complex, difficult to interpret and may change over time. Continued regulatory limitations and obstacles that may interfere with our ability to commercialize our products could have a negative and material impact on our business, prospects, financial condition, and results of our operation.

We are subject to requirements relating to environmental and safety regulations and environmental remediation matters which could adversely affect our business, results of operation and reputation.

We are subject to numerous federal, state and local environmental laws and regulations governing, among other things, solid and hazardous waste storage, treatment and disposal, and remediation of releases of hazardous materials. There are significant capital, operating and other costs associated with compliance with these environmental laws and regulations. Environmental laws and regulations may become more stringent in the future, which could increase costs of compliance or require us to manufacture with alternative technologies and materials.

Federal, state and local authorities also regulate a variety of matters, including, but not limited to, health, safety and permitting in addition to the environmental matters discussed above. New legislation and regulations may require us to make material changes to our operations, resulting in significant increases in the cost of production.

Our manufacturing process will have hazards such as but not limited to hazardous materials, machines with moving parts, and high voltage and/or high current electrical systems typical of large manufacturing equipment and related safety incidents. There may be safety incidents that damage machinery or products, slow or stop production, or harm employees. Consequences may include litigation, regulation, fines, increased insurance premiums, mandates to temporarily halt production, workers’ compensation claims, or other actions that impact our company brand, finances, or ability to operate.

Our vehicles rely on software and hardware that is highly technical, and if these systems contain errors, bugs, vulnerabilities, or design defects, or if we are unsuccessful in addressing or mitigating technical limitations in our systems, our business could be adversely affected.

Our vehicles rely on software and hardware that is highly technical and complex and will require modification and updates over the life of the vehicles. In addition, our vehicles depend on the ability of such software and hardware to store, retrieve, process and manage immense amounts of data. Our software and hardware may contain errors, bugs, vulnerabilities or design defects, and our systems are subject to certain technical limitations that may compromise our ability to meet our objectives. Some errors, bugs, vulnerabilities, or design defects inherently may be difficult to detect and may only be discovered after the code has been released for external or internal use. Although we will attempt to remedy any issues we observe in our vehicles effectively and rapidly, such efforts may not be timely, may hamper production or may not be to the satisfaction of our customers.

Additionally, if we deploy updates to the software (whether to address issues, deliver new features or make desired modifications) and our over-the-air update procedures fail to properly update the software or otherwise have unintended consequences to the software, the software within our customers’ vehicles will be subject to vulnerabilities or unintended consequences resulting from such failure of the over-the-air update until properly addressed.

If we are unable to prevent or effectively remedy errors, bugs, vulnerabilities or defects in our software and hardware, or fail to deploy updates to our software properly, we would suffer damage to our reputation, loss of customers, loss of revenue or liability for damages, any of which could adversely affect our business, prospects, financial condition, results of operations, and cash flows.

We are dependent on our own suppliers and suppliers to our third-party contract manufacturers who fabricate our equipment to fulfill orders placed by us. Timely delivery of orders is needed to meet the requirements of our customers, and a shortage of materials or components, such as microprocessors, can disrupt the production of our equipment.

As a vehicle manufacturer, we will be subject to the same vagaries as the rest of the automotive industry. With a significant number of microprocessors in each of our systems, we and our other parties who need microprocessors are experiencing various levels of disruption to production. The microprocessor supply chain is complex, and a constrained capacity of certain components is occurring deep in the chain. There have been significant disruptions to capacity and reallocations of supply capacity during the COVID-19 pandemic. Furthermore, prior to the COVID-19 pandemic, microprocessor manufacturers were already seeing increasing demand and that demand has further increased based on labor shortages and the need for greater automation. A shortage of microprocessors or other materials or components can cause a significant disruption to our production schedule and have a substantial adverse effect on our financial condition or results of operations. Given our weaker relative bargaining power, there is a real risk that we will experience significant difficulties in obtaining supplies of microchips. If this occurs, we may experience significant production delays and will not meet our production goals. Lack of production will have a direct impact on sales and would likely cause us to miss our quarterly and annual earnings estimates.

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Natural resource scarcity may cause delays in the development and manufacturing of our products.

The development of our products in the timeframe we anticipate is based on an ability to secure requisite levels of natural resources to produce the number of battery cells and battery packs necessary to meet our production goals. Two of the main natural resources in battery chemistry are lithium and cobalt. Given that these are scarce resources, there is a chance that we are unable to secure enough to meet our battery production goals. If this happens, we will not meet our overall production or profitability estimates. To mitigate this risk, we will explore opportunities to purchase futures to hedge against natural resource cost inflation and/or scarcity.

Additionally, global political and economic tensions could contribute to natural resource scarcity. For example, Russia is a major exporter of natural resources. With the imposition of economic sanctions and import restrictions, there will be a loss of supply in global markets. Restricted supply is likely to result in upward price pressures. The automotive industry is subject to similar natural resource unpredictability in other countries. As such, our pricing and profitability models may need to be adjusted in reaction to these outside pressures.

Company growth depends on avoiding battery production bottlenecks.

Our Company’s success is highly dependent upon our ability to produce battery cells and packs at high levels of volume and low cost. If the Company is unable to produce enough battery cells and packs, for any reason, it would result in the Company missing its overall production and profitability estimates. To avoid the risk of catastrophic battery bottlenecks, the Company intends to explore options for outsourcing some of the battery production to diversify its battery sourcing.

If there is inadequate access to charging stations, our business may be materially and adversely affected.

Demand for our vehicles will depend in part upon the availability of a charging infrastructure. We market our ability to provide our customers with comprehensive charging solutions, including our networks of charging stations, as well as the installation of home chargers for users where practicable, and provide other solutions including charging through publicly accessible charging infrastructure. We have very limited experience in the actual provision of our charging solutions to customers and providing these services is subject to challenges. While the prevalence of charging stations generally has been increasing, charging station locations are significantly less widespread than gas stations. Some potential customers may choose not to purchase our vehicles because of the lack of a more widespread charging infrastructure. Further, to provide our customers with access to sufficient charging infrastructure, we will rely on the availability of, and successful integration of our vehicles with, third-party charging networks. Any failure of third-party charging networks to meet customer expectations or needs, including quality of experience, could impact the demand for electric vehicles, including ours. For example, where charging bays exist, the number of vehicles could oversaturate the available charging bays, leading to increased wait times and dissatisfaction for customers. In addition, given our limited experience in providing charging solutions, there could be unanticipated challenges, which may hinder our ability to provide our solutions or make the provision of our solutions costlier than anticipated. To the extent we are unable to meet user expectations or experience difficulties in providing our charging solutions, our reputation and business, prospects, financial condition, results of operations, and cash flows could be materially and adversely affected.

Our products will make use of li-ion battery cells, which, if not appropriately managed and controlled, have been observed to catch fire or vent smoke and flame.

The battery packs within our vehicles will make use of li-ion cells. If not properly managed or subject to environmental stresses, li-ion cells can rapidly release the energy they contain by venting smoke and flames in a manner that can ignite nearby materials as well as other li-ion cells. While the battery pack is designed to contain any single cell’s release of energy without spreading to neighboring cells, a field or testing failure of battery packs in our vehicles could occur, which could result in bodily injury or death and could subject us to lawsuits, field actions (including product recalls), or redesign efforts, all of which would be time consuming and expensive and could harm our brand image. We have already experienced minor thermal events in connection with battery cell testing failures. As the scale and intensity of testing increases, the likelihood of additional thermal events will also increase. Also, negative public perceptions regarding the suitability of li-ion cells for automotive applications, the social and environmental impacts of mineral mining or procurement associated with the constituents of li-ion cells, or any future incident involving li-ion cells, such as a vehicle or other fire, could materially and adversely affect our reputation and business, prospects, financial condition, results of operations, and cash flows.

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We have minimal experience servicing and repairing our vehicles. If we or our partners are unable to adequately service our vehicles, our business, prospects, financial condition, results of operations, and cash flows could be materially and adversely affected.

We have minimal experience servicing and repairing our vehicles. Servicing electric vehicles is different than servicing vehicles with internal combustion engines and requires specialized skills, including high voltage training and servicing techniques. Although we are planning to internalize most aspects of vehicle service over time, initially we plan to partner with third parties to enable nationwide coverage for roadside and off-road assistance and collision repair needs. There can be no assurance that we will be able to enter into an acceptable arrangement with any such third-party providers. Although such servicing partners may have experience in servicing other vehicles, they will initially have limited experience in servicing our vehicles. There can be no assurance that our service arrangements will adequately address the service requirements of our customers to their satisfaction, or that we and our servicing partners will have sufficient resources, experience, or inventory to meet these service requirements in a timely manner as the volume of electric vehicles we deliver increases.

In addition, a number of states currently impose limitations on the ability of manufacturers to directly service vehicles. The application of these state laws to our operations would hinder or impede our ability to provide services for our vehicles from a location in every state. As a result, if we are unable to roll out and establish a widespread service network that complies with applicable laws, customer satisfaction could be adversely affected, which in turn could materially and adversely affect our reputation and thus our business, prospects, financial condition, results of operations, and cash flows.

As we continue to grow, additional pressure may be placed on our customer support team or partners, and we may be unable to respond quickly enough to accommodate short-term increases in customer demand for technical support. Customer behavior and usage may result in higher-than-expected maintenance and repair costs, which may negatively affect our business, prospects, financial condition, results of operations, and cash flows. We also could be unable to modify the future scope and delivery of our technical support to compete with changes in the technical support provided by our competitors. Increased customer demand for support, without corresponding revenue, could increase costs and negatively affect our results of operations. If we are unable to successfully address the service requirements of our customers or establish a market perception that we do not maintain high-quality support, we may be subject to claims from our customers, including loss of revenue or damages, and our business, prospects, financial condition, results of operations, and cash flows could be materially and adversely affected.

The automotive industry and its technology are rapidly evolving and may be subject to unforeseen changes which could adversely affect the demand for our vehicles or increase our operating costs.

We may be unable to keep up with changes in electric vehicle technology or alternatives to electricity as a fuel source and, as a result, our competitiveness may suffer. Developments in alternative technologies, such as advanced diesel, hydrogen, ethanol, fuel cells, or compressed natural gas, or improvements in the fuel economy of the ICE or the cost of gasoline, may materially and adversely affect our business and prospects in ways we do not currently anticipate. Existing and other battery cell technologies, fuels or sources of energy may emerge as customers’ preferred alternative to our vehicles. Any failure by us to develop new or enhanced technologies or processes, or to react to changes in existing technologies, could materially delay our development and introduction of new and enhanced alternative fuel and electric vehicles, which could result in the loss of competitiveness of our vehicles, decreased revenue, and a loss of market share to competitors. Our research and development efforts may not be sufficient to adapt to changes in alternative fuel and electric vehicle technology. As technologies change, we plan to upgrade or adapt our vehicles with the latest technology. However, we are a relatively late entrant to the electric vehicle space. Our vehicles may not compete effectively with alternative systems if we are not able to source and integrate the latest technology into our vehicles. Additionally, the introduction and integration of new technologies into our vehicles may increase our costs and capital expenditures required for the production and manufacture of our vehicles and, if we are unable to cost efficiently implement such technologies or adjust our manufacturing operations, our business, prospects, financial condition, results of operations, and cash flows would be materially and adversely affected.

Increases in costs, disruption of supply, or shortage of materials, particularly li-ion cells, could harm our business.

We may experience increases in the cost or a sustained interruption in the supply or shortage of materials necessary for the production of our products. Any such increase in cost, including due to inflation, supply interruption, materials shortage, or increase in freight and logistics costs, could adversely impact our business, prospects, financial condition, and operating results. Our suppliers use various materials, including aluminum, carbon fiber, lithium, cobalt, nickel, copper, etc. that are sourced globally. The prices and supply of these materials may fluctuate, depending on market conditions, geopolitical risks, such as the war in Ukraine, fluctuations in currency exchange rates, and global supply and demand for these materials. If we are not able to raise sufficient capital or our prices to our end customers, inflationary pressures and other material cost increases could, in turn, negatively impact our operating results.

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A product recall could hinder our growth.

If our products are unable to meet performance and quality criteria, we may be required to perform product recalls to address said concerns. A product recall can have a substantial cost related to performing such corrective actions. Although we will perform significant internal testing and qualifications, as well as external qualifications through approved third-party vendors against industry standards and regulatory requirements, there will be unperceived conditions which may negatively impact the customer or Company expected performance and safety of our vehicles. As such, we may perform a corrective action such as a recall of products, mandatory repairs of defective components, or litigation settlements which can materially affect our financial goals, operation results, brand, business, and products. If we are unable to provide significant charging stations, our business success may be substantially affected.

A significant portion of our success is our ability to deploy the appropriate number of charging stations, in strategic locations relative to our customers and customer behaviors. If we are unable to deploy charging stations to specified locations, this may negatively affect our brand, business, financial goals, operational results, and product success in the market. As such, to meet said availability requirements, we will require significant capital investments to rapidly deploy said Advanced Charging Stations, as well as development of relationships with third party members who can assist in deployment of said charging stations. If we are unable to address service requirements, we may negatively affect our customer experience. As such, we will require service capabilities to be established in locations within close proximity to our vehicle product owners. Our ability to engage with third party operating service stations, as well as our ability to establish company operated locations, will be critical to the success of developing a positive customer experience.

Product liability or other claims could have a material adverse effect on our business.

While we will work diligently to meet all company and regulatory safety requirements, there is a chance that a component catastrophically fails. It is possible that through unknown circumstances or conditions out of our control, some person is injured by our product. The risk of product liability claims, product recalls and associated adverse publicity is inherent in the manufacturing, marketing and sale of all vehicles, including electric vehicles. A successful product liability claim against us could require us to pay a substantial monetary award. Moreover, a product recall could generate substantial negative publicity about our products and business and inhibit or prevent commercialization of other future product candidates. We cannot provide assurance that such claims and/or recalls will not be made in the future.

Risks Related to Our Management

We are dependent upon our executives for their services and any interruption in their ability to provide their services could cause us to cease operations.

The loss of the services of our CEO, CFO, or President, Mr. Mark Hanchett, Mr. Apoorv Dwivedi, or Mrs. Annie Pratt respectively, could have a material adverse effect on us. We do not maintain any key man life insurance on our executives. The loss of any of our executives’ services could cause investors to lose all or a part of their investment. Our future success will also depend on our ability to attract, retain and motivate other highly skilled employees. Competition for personnel in our industry is intense. We may not be able to retain our key employees or attract, assimilate or retain other highly qualified employees in the future. If we do not succeed in attracting new personnel or retaining and motivating our current personnel, our business will be adversely affected.

Our management team does not have any experience in operating a publicly traded company.

While our management team has a wide breadth of business experience, none of our executive officers have previously held an executive position at a publicly traded company. Given the onerous compliance requirements to which public companies are subject, there is a chance our executive officers will fail to perform at a level expected of public company officers. In such an event, the Company’s share price could be adversely effected. The management team’s limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of the company. We may not have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal control over financial reporting required of public companies in the United States We are in the process of upgrading our systems to an enterprise resource management system, and a delay could impact our ability or prevent us from timely reporting our operating results, timely filing required reports with the SEC and complying with Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The development and implementation of the standards and controls necessary for us to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. We plan to expand our employee base and hire additional employees to support our operations as a public company which will increase our operating costs in future periods.

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We are significantly influenced by our officers and directors.

The Company’s Chief Executive Officer and majority stockholder, Mark Hanchett, controls approximately 63% of the voting power of our outstanding common stock. Additionally, the Company’s President, Annie Pratt, controls approximately 24% of the voting power of our outstanding common stock. These stockholders, if acting together, are able to significantly influence all matters requiring approval by stockholders, including the election of directors and the approval of mergers or other business combinations transactions. Please see “Security Ownership of Certain Beneficial Owners and Management” below for more information.

Our future performance is dependent on the ability to retain key personnel. The Company’s performance is substantially dependent on the performance of senior management. The loss of the services of any of its executive officers or other key employees could have a material adverse effect on the Company’s business, results of operations and financial condition.

We rely on human resources, the loss of services of any of such personnel may have a material adverse effect on our business and operations.

We rely on our management team, our advisors, third-party consultants, third-party developers, service providers, technology partners, outside attorneys, advisors, accountants, auditors, and other administrators. The loss of services of any of such personnel may have a material adverse effect on our business and operations.

We may be unable to attract and retain the required talent.

The nature of our product development efforts requires us to hire talent to complete highly technical and specialized work. Recruiting for these specialized roles may be challenging, and we may be competing with top companies to attract and retain employees for these roles. If we cannot secure the right talent, our product development and production schedules may be affected.

Limitations of director liability and director and officer indemnification.

Our Charter limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for any:

• breach of their duty of loyalty to us or our stockholders;

• act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

• unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

• Transactions for which the directors derived an improper personal benefit.

These limitations of liability do not apply to liabilities arising under the federal or state securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission. Our Bylaws provide that we will indemnify our directors, officers and employees to the fullest extent permitted by law. Our Bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding. We believe that these Bylaw provisions are necessary to attract and retain qualified persons as directors and officers. The limitation of liability in our Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might provide a benefit to us and our stockholders. Our results of operations and financial condition may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Limitations on remedies; indemnification.

Our Certificate of Incorporation, as amended from time to time, provide that officers, directors, employees and other agents and their affiliates shall only be liable to the Company and its stockholders for losses, judgments, liabilities and expenses that result from the fraud or other breach of fiduciary obligations. Additionally, we assumed certain corporate indemnification agreements that the Predecessor entered into with each of our officers and directors consistent with industry practice. Thus, certain alleged errors or omissions might not be actionable by the Company. Our governing instruments will also provide that, under the broadest circumstances allowed under law, we must indemnify its officers, directors, employees and other agents and their affiliates for losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by them in connection with the Company, including liabilities under applicable securities laws.

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RISKS RELATED TO OUR CAPITAL STRUCTURE AND OWNERSHIP OF OUR CLASS A COMMON STOCK

Our outstanding convertible notes and our outstanding warrants are convertible and exercisable into shares of our Class A common stock and when converted or exercised, the issuance of additional shares of Class A common stock may result in downward pressure on the trading price of our Class A common stock.

As of September 13, 2023, there was an aggregate of approximately $1.3 million of convertible notes outstanding, which are convertible into up to an aggregate of 8,686,667 shares of Class A common stock (assuming conversion at a conversion price equal to the floor price of $0.15). We believe that as holders convert their convertible notes into Class A common stock, they will immediately sell their shares of Class A common stock. The sale of such shares of Class A common stock may result in downward pressure on the trading price of our Class A common stock resulting in a lower stock price. Additionally, as of September 13, 2023, we have 41,604,340 outstanding warrants to purchase 41,604,340 shares of Class A common stock.

The dual class structure of our common stock has the effect of concentrating voting power with members of our management team, which will limit your ability to influence the outcome of important transactions, including a change in control.

Our Class B common stock has 10 votes per share, and our Class A common stock, which is the stock we are offering by means of this prospectus, has one vote per share. Members of our management team together hold all of the issued and outstanding shares of our Class B common stock. Accordingly, Mark Hanchett, our Chief Executive Officer and a member of our Board, holds approximately 63% of the voting power of our outstanding capital stock; and Annie Pratt, our President and a member of our Board, holds approximately 24% of the voting power of our outstanding capital stock. Therefore, our management team, individually or together, is able to significantly influence matters submitted to our stockholders for approval, including the election of directors, amendments of our organizational documents and any merger, consolidation, sale of all or substantially all of our assets or other major corporate transactions. These members of our management team, individually or together, may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentrated control may have the effect of delaying, preventing or deterring a change in control of our Company, could deprive our stockholders of an opportunity to receive a premium for their capital stock as part of a sale of our Company and might ultimately affect the market price of our Class A common stock. In addition, future issuances of our Class B common stock to Mark Hanchett, Annie Pratt or other members of our management team may be dilutive to holders of our Class A common stock.

We cannot predict the impact our dual class structure may have on our stock price.

We cannot predict whether our dual class structure will result in a lower or more volatile market price of our Class A common stock or in adverse publicity or other adverse consequences. For example, because of our dual class structure, we will likely be excluded from certain indexes, and we cannot assure you that other stock indexes will not take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indexes, exclusion from stock indexes would likely preclude investment by many of these funds and could make our Class A common stock less attractive to other investors. As a result, the market price of our Class A common stock could be adversely affected.

We are a “controlled company” within the meaning of the Nasdaq rules and, as a result, qualify for and rely on exemptions from certain corporate governance requirements. As a result, our stockholders do not have the same protections afforded to stockholders of companies that cannot rely on such exemptions and are subject to such requirements.

The Company’s Chief Executive Officer beneficially owns and controls a majority of the combined voting power of our common stock. As a result, we are a “controlled company” within the meaning of the Nasdaq listing rules. Under these rules, a company of which more than 50% of the voting power is held by an individual, a group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements of Nasdaq, including, but not limited to, the requirement that:

•	a majority of the board of directors consist of directors who qualify as “independent” as defined under the Nasdaq listing rules;

•	its board of directors have a nominating and corporate governance committee composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, and

•	its board of directors have a compensation committee composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

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•	its board of directors conduct an annual performance evaluation of its compensation committee and the nominating and corporate governance committee.

We intend to rely on some or all of these exemptions so long as we remain a “controlled company.” As a result, we do not have (i) a majority of independent directors, (ii) a nominating and governance committee composed entirely of independent directors, and (iii) a compensation committee composed entirely of independent directors. Accordingly, our stockholders do not have the same protections afforded to stockholders of companies subject to all of the corporate governance requirements of Nasdaq.

Our Chief Executive Officer and majority stockholder may significantly influence matters to be voted on and their interest may differ from, or be adverse to, the interest of our other stockholders.

The Company’s Chief Executive Officer and majority stockholder, Mark Hanchett, controls approximately 63% of the voting power of our outstanding common stock. Additionally, the Company’s President, Annie Pratt, controls approximately 24% of the voting power of our outstanding common stock.

Accordingly, Mr. Hanchett possesses significant influence over the Company on matters submitted to the stockholders for approval, including the election of directors, mergers, consolidations, the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. This amount of control gives him substantial ability to determine the future of our Company, and as such, he may elect to close the business, change the business plan or make any number of other major business decisions without the approval of the remaining stockholders. The interest of Mr. Hanchett may differ from the interests of our other stockholders and could therefore result in corporate decisions that are adverse to other stockholders.

We do not anticipate dividends to be paid on our Class A common stock and our stockholders may lose the entire amount of their investment.

A dividend has never been declared or paid in cash on our Class A common stock and we do not anticipate such a declaration or payment for the foreseeable future. We expect to use future earnings, if any, to fund business growth. Therefore, stockholders will not receive any funds absent a sale of their Class A common stock. We cannot assure stockholders of a positive return on their investment when they sell their Class A common stock, nor can we assure that stockholders will not lose the entire amount of their investment. Any payment of dividends on our capital stock will depend on our earnings, financial condition and other business and economic factors affecting us at such a time as the Board may consider it relevant. If we do not pay dividends, our Class A common stock may be less valuable because a return on our stockholders’ investment will only occur if the common stock price appreciates.

Our lack of business diversification could cause our stockholders to lose all or some of their investment if we are unable to generate revenues from our primary products.

Our business consists of developing and manufacturing battery cells, battery packs, charging infrastructure, energy storage solutions and ultimately, electric vehicles. We are dependent on the growth of the electric vehicle markets and do not have any other lines of business or other sources of revenue if we are unable to compete effectively in the marketplace. This lack of business diversification could cause you to lose all or some of your investment if we are unable to generate revenues since we do not expect to have any other lines of business or alternative revenue sources.

We are an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies and smaller reporting companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, our stockholders may not have access to certain information they may deem important. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our Class A common stock held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

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Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

Additionally, we are a “smaller reporting company” as defined in Rule 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our common stock held by non-affiliates exceeds $250 million as of the end of the prior June 30th, or (2) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates exceeds $700 million as of the prior June 30. To the extent we take advantage of such reduced disclosure obligations, it may also make the comparison of our financial statements with other public companies difficult or impossible.

We will incur significant additional costs as a result of being a public company, and our management will be required to devote substantial time to compliance with our public company responsibilities and corporate governance practices.

We expect to incur increased costs associated with corporate governance requirements that are now applicable to us as a public company, including rules and regulations of the SEC, under the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Customer Protection Act of 2010, and the Exchange Act, as well as the rules of Nasdaq. These rules and regulations are expected to significantly increase our accounting, legal and financial compliance costs and make some activities more time consuming, including due to increased training of our current employees, additional hiring of new employees, and increased assistance from consultants. We expect such expenses to further increase after we are no longer an “emerging growth company.” We also expect these rules and regulations to make it more expensive for us to maintain directors’ and officers’ liability insurance. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers. Furthermore, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. We cannot predict or estimate the amount of additional costs we will incur as a public company or the timing of such costs. In addition, our management team will need to devote substantial attention to transitioning to interacting with public company analysts and investors and complying with the increasingly complex laws pertaining to public companies, which may divert attention away from the day-to-day management of our business, including operational, research and development and sales and marketing activities. Increases in costs incurred or diversion of management’s attention as a result of becoming a publicly traded company may adversely affect our business, prospects, financial condition, results of operations, and cash flows.

Small public companies are inherently risky and we may be exposed to market factors beyond our control. If such events were to occur it may impact out operating results.

Managing a small public company involves a high degree of risk. Few small public companies ever reach market stability and we will be subject to oversight from governing bodies and regulations that will be costly to meet. Our present officer has limited experience in managing a fully reporting public company, so we may be forced to obtain outside consultants to assist us with meeting these requirements. These outside consultants are expensive and can have a direct impact on our ability to be profitable. This will make an investment in our Company a highly speculative and risky investment.

Failure to maintain internal controls over financial reporting would have an adverse impact on us.

We are required to establish and maintain appropriate internal controls over financial reporting. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than the standards that were required of us when we were a privately held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements. If we are not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, our internal controls over financial reporting may not be effective, which may subject us to adverse regulatory consequences and could harm investor confidence. Failure to establish those controls, or any failure of those controls once established, could also adversely impact our public disclosures regarding our business, financial condition or results of operations. In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, or disclosure of management’s assessment of our internal controls over financial reporting may have an adverse impact on the price of our Class A common stock.

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We may use equity incentives for employees, advisors, directors, key consultants and select affiliates. Any issuance of stock upon the conversion of options and/or incentive rights will result in the dilution of the ownership interests of our existing stockholders.

We may use equity incentives for employees, advisors, directors, key consultants and select affiliates. Any issuance of stock upon the conversion of options and/or incentive rights will result in the dilution of the ownership interests of our existing stockholders.

We are subject to general securities investment risks.

All investments in securities involve the risk of loss of capital. No guarantee or representation is made that an investor will receive a return of its capital. The value of our Class A common stock can be adversely affected by a variety of factors, including development problems, regulatory issues, technical issues, commercial challenges, competition, legislation, government intervention, industry developments and trends, and general business and economic conditions.

The market price of our Class A common stock has fluctuated, and may continue to fluctuate, significantly and our stockholders may lose all or part of their investment.

The market prices for securities of startup companies have historically been highly volatile, and the market has from time-to-time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. The market price of our Class A common stock has fluctuated, and may continue to fluctuate, significantly in response to numerous factors, some of which are beyond our control, such as:

•	actual or anticipated adverse results or delays in our research and development efforts;

•	our failure to fully develop, scale manufacturing and commercialize our battery and charging technologies;

•	our failure to commercialize our XP Platform and XT pickup truck;

•	unanticipated serious safety concerns related to the use of our products;

•	adverse regulatory decisions;

•	legal disputes or other developments relating to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our intellectual property, government investigations and the results of any proceedings or lawsuits, including patent or stockholder litigation;

•	changes in laws or regulations applicable to the Li-ion battery or to the electric vehicle industry;

•	our dependence on third party suppliers;

•	announcements of the introduction of new products by our competitors;

•	market conditions in the Li-ion battery, charging infrastructure, energy storage solutions or to the electric vehicle industry;

•	announcements concerning product development results or intellectual property rights of others;

•	future issuances of our common stock or other securities;

•	the addition or departure of key personnel;

•	actual or anticipated variations in quarterly operating results;

•	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors;

•	our failure to meet or exceed the estimates and projections of the investment community;

•	issuances of debt or equity securities;

•	trading volume of our common stock;

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•	sales of our Class A common stock by us or our stockholders in the future;

•	overall performance of the equity markets and other factors that may be unrelated to our operating performance or the operating performance of our competitors, including changes in market valuations of similar companies;

•	failure to meet or exceed any financial guidance or expectations regarding development milestones that we may provide to the public;

•	ineffectiveness of our internal controls;

•	general political and economic conditions;

•	effects of natural or man-made catastrophic events;

•	scarcity of raw materials necessary for battery production; and

•	other events or factors, many of which are beyond our control.

Further, price and volume fluctuations may result in volatility in the price of our Class A common stock, which could cause a decline in the value of our common stock. Price volatility of our Class A common stock might worsen if the trading volume of our shares is low. The realization of any of the above risks or any of a broad range of other risks, including those described in these “Risk Factors,” could have a dramatic and material adverse impact on the market price of our Class A common stock.

A sale, or the perception of future sales, of a substantial number of shares of Class A common stock may cause the share prices to decline.

If our stockholders sell, or the market perceives that our stockholders intend to sell for various reasons, substantial amounts of our Class A common stock in the public market, including shares issued in connection with the exercise of outstanding options, the market price of our shares could fall. Sales of a substantial number of shares of our common stock may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate. We may become involved in securities class action litigation that could divert management’s attention and harm our business. The stock markets have from time-to-time experienced significant price and volume fluctuations that have affected the market prices for the common stock of automotive companies. These broad market fluctuations may cause the market price of our common stock to decline. In the past, securities class action litigation has often been brought against a company following a decline in the market price of a company’s securities. We may become involved in this type of litigation in the future. Litigation often is expensive and diverts management’s attention and resources, which could adversely affect our business.

The resale of shares of our Class A common stock by the selling stockholders will likely result in downward pressure on the market price of our Class A common stock and encourage short sales by third parties, which could further depress the price of our Class A common stock.

To the extent we issue shares of our Class A common stock to the selling stockholders pursuant to the Share Purchase Agreement and Common Stock Purchase Warrant, the resale of such shares will likely result in downward pressure on the market price of our Class A common stock. This downward pressure could encourage short sales of our Class A common stock by third parties, which could further depress the price of our Class A common stock by increasing the number of shares of our Class A common stock being sold.

Our quarterly operating results may fluctuate.

We expect our operating results to be subject to quarterly fluctuations. Our net loss and other operating results will be affected by numerous factors, including:

•	variations in the level of expenses related to our development programs;

•	any intellectual property infringement lawsuit in which we may become involved;

•	regulatory developments affecting our products and related services; and

•	our execution of any collaborative, licensing or similar arrangements, and the timing of payments we may make or receive under these arrangements.

If our quarterly operating results fall below the expectations of investors or securities analysts, the price of our Class A common stock could decline substantially. Furthermore, any quarterly fluctuations in our operating results may, in turn, cause the price of our Class A common stock to fluctuate substantially.

Unfavorable securities industry reports could have a negative effect on our share price.

Any trading market for our Class A common stock will be influenced in part by any research reports that securities industry analysts publish about us. Should one or more of such analysts downgrade our securities, or otherwise reports on us unfavorably, or discontinues coverage, the market price and market trading volume of our Class A common stock could be negatively affected.

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Our Certificate of Incorporation includes forum selection provisions, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us.

Our Certificate of Incorporation requires that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if that court lacks subject matter jurisdiction, another federal or state court situated in the State of Delaware) will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of our business, (ii) any action asserting a claim of breach of a duty owed by any director, officer, employee, agent or stockholder of ours to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware (the “DGCL”) or (iv) any action asserting a claim governed by the internal affairs doctrine. In addition, our Bylaws require that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will be the exclusive forum for the resolution of any action, suit or proceeding asserting a cause of action arising under the Securities Act. These forum selection provisions will not apply to claims arising under the Exchange Act or other federal securities laws for which there is exclusive federal jurisdiction. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock is deemed to have notice of and consented to the foregoing provisions.

These forum selection provisions in our Certificate of Incorporation may limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us, which may discourage such lawsuits against us. We cannot be certain as to whether a court would enforce these provisions, and if a court were to find the forum selection provisions contained in our Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition. Furthermore, investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Our Class A common stock may be delisted from Nasdaq if we do not maintain compliance with Nasdaq’s continued listing requirements. If our Class A common stock is delisted, it could negatively impact the Company.

Continued listing of a security on Nasdaq is conditioned upon compliance with various continued listing standards. On April 11, 2023, we received a notice from Nasdaq stating that the Company is not in compliance with the $1.00 minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2) for continued listing on Nasdaq (the “Bid Price Requirement”).

The notice has no immediate effect on the listing of the Company’s Class A common stock on Nasdaq and the Company has 180 calendar days from the date of the notice in which to regain compliance with the Bid Price Requirement. As a result, the date by which we have to regain compliance with the Bid Price Requirement is October 8, 2023. If at any time prior to October 8, 2023, the bid price of our Class A common stock closes at or above $1.00 per share for a minimum of ten consecutive business days, Nasdaq will provide us with a written confirmation of compliance and the matter will be closed.

Alternatively, if we fail to regain compliance with the Bid Price Requirement prior to the expiration of the initial period, the Company may be eligible for an additional 180 calendar day compliance period, provided (i) it meets the continued listing requirement for market value of publicly held shares and all other applicable requirements for initial listing on Nasdaq (except for the Bid Price Requirement), and (ii) it provides written notice to Nasdaq of its intention to cure this deficiency during the second compliance period by effecting a reverse stock split, if necessary. In the event we do not regain compliance with the Bid Price Requirement prior to the expiration of the initial period, and if it appears to Nasdaq that the Company will not be able to cure the deficiency, or if the Company is not otherwise eligible, Nasdaq will provide us with written notification that our securities are subject to delisting from Nasdaq. At that time, we may appeal the delisting determination to a hearings panel.

If the Company’s Class A common stock ultimately were to be delisted for any reason, it could negatively impact the Company by (i) reducing the liquidity and market price of the Company’s Class A common stock; (ii) reducing the number of investors willing to hold or acquire the Company’s Class A common stock, which could negatively impact the Company’s ability to raise equity financing; (iii) limiting the Company’s ability to use a registration statement to offer and sell freely tradable securities, thereby preventing the Company from accessing the public capital markets; and (iv) impairing the Company’s ability to provide equity incentives to its employees.

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USE OF PROCEEDS

This prospectus relates to the Class A common stock that may be offered and sold from time to time by the selling stockholders. We are not selling any shares of our Class A common stock in this offering, and we will not receive any of the proceeds from the sale of shares of our Class A common stock by the selling stockholders. The selling stockholders will receive all of the proceeds from any sales of the shares of our Class A common stock offered hereby.

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DIVIDEND POLICY

We have never declared or paid any cash dividend and do not anticipate paying any dividends in the foreseeable future. We currently intend to retain future earnings, if any, to finance operations and expand our business. Our Board has sole discretion whether to pay dividends. If our Board decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that our directors may deem relevant.

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SECURITIES MARKET INFORMATION

Market Information

Nxu’s Class A common stock is listed for trading on Nasdaq under the symbol “NXU.” As of September 13, 2023, the closing price of our Class A common stock as reported on Nasdaq was $0.17.

Holders

As of September 13, 2023, there were 17,033 holders of record of our Class A common stock.

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BUSINESS

The following discussion of our business should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus. Unless the context otherwise requires, with respect to descriptions of the financials and operations of the Company’s assets, references herein to the “Company,” “we,” “us” or “our” relate to our business as Nxu, Inc.

Overview

Nxu is a US-based technology company manufacturing innovative battery cells and battery packs for use in advanced energy storage systems, megawatt charging stations, and mobility products. We believe that widespread adoption of EVs by the commercial and industrial markets requires high performing battery and pack solutions that can effectively compete with legacy diesel-based products. Nxu designs, engineers, and plans to build proprietary lithium-ion (“Li-ion”) battery cells and packs, 1 megawatt plus charging stations, energy storage solutions and a suite of software and services designed to allow an easy transition from diesel to electric for our target segment.

Our battery technology is expected to offer considerable advantages in battery capacity, charging rate, safety, and lifespan while keeping costs low. We are confident that these advantages will be highly beneficial to Original Equipment Manufacturers (“OEMs”) in the automotive and medium to heavy duty equipment segments as it would encourage customers to transition to electrification. We are designing our Li-ion batteries to fully charge in about 15 minutes or less, thereby allowing for a more competitive EV experience to match fossil fuel vehicles, something that current EVs using conventional batteries are unable to achieve. We believe Nxu technology may be used to power medium and super-duty pick-up trucks, last mile delivery vehicles, garbage trucks, cement trucks, vans, RVs, box trucks, light to heavy-duty equipment and more. In addition, our batteries could be used for commercial and residential energy storage devices.

In 2023, we introduced our megawatt charging station and demonstrated its ability to deliver up to 1.1 megawatts of electricity to fast charge compatible batteries. Currently, there are three types of chargers prevalent in the market:

Level 1 chargers use a standard 120-volt household outlet and can provide up to 5 miles of range per hour of charging. They are typically used for overnight charging at home and are the slowest charging option.

Level 2 chargers require a 240-volt electrical supply and can provide up to 25 miles of range per hour of charging. They are commonly found in public locations like parking garages, workplaces, and retail spaces.

Level 3 chargers, also known as Direct Current (DC) fast chargers, are the fastest charging option and can provide approximately 100 to 200+ miles of range in as little as 30 minutes.

Our megawatt chargers, being designed to provide 1,500kW of electricity, represent the next generation of charging solutions needed to expedite the mass adoption of electric vehicles for individual drivers, commercial fleets, medium-to-heavy duty equipment customers and businesses. To take advantage of the expected rapid growth in the number of EVs on the road in the United States, the Company plans to deploy and test its chargers for mass rollout in the near future.

We also believe that energy storage solutions are important for both consumer and commercial markets as grid stability and resiliency becomes critical to enabling the adoption of electric vehicles. Stationary energy storage systems are technologically adjacent opportunities which can leverage the modular design of our battery packs and advanced battery management systems to create solutions that address residential, commercial and utility-scale needs. Energy storage can also provide backup power during grid outages or emergencies, helping to ensure that critical services like hospitals and emergency responders remain operational.

Nxu is an early-stage company and has not yet scaled production of its products or delivered any products to customers. Of the products we intend to bring to market, our proprietary battery technology is the furthest along in development and closest to mass production. We intend to deliver battery cells and packs to customers in 2023. Simultaneously, we plan to deploy our megawatt charging stations and energy storage solutions as soon as the next twelve months and the next twenty-four months respectively. Finally, we plan to continue to develop our vehicle products in the future, both of which we believe will provide incremental value to our target market in the long run. Scaling to reach high-volume battery production will require significant effort and capital. Based on our plans, we estimate that the cost to build and completely tool multi-gigawatt hour facility will range from $200 million to $300 million per gigawatt hour of capacity. Our ability to raise the significant capital required continues to be a challenge. Additionally, as of the date of this prospectus, we have no actionable plan of operation to commence sales of our products. As such, Nxu will need to build out detailed go-to-market plans as we get closer to customer deliveries and sales.

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Our Target Market

Customers across the commercial and industrial segments are progressively contemplating EVs for a range of reasons such as improved performance, expansion of the EV charging infrastructure, significantly reduced environmental impact, and lower costs for maintenance and operation. However, the players in these market segments face unique barriers to the adoption of EVs due to their high-demand usage patterns and operational requirements. In addition, the use of conventional Li-ion batteries in heavy-duty vehicles and equipment poses several inherent challenges that limit their adoption. Some of these challenges include:

•	Limited energy density: Conventional batteries have a relatively low energy density, which means that heavy-duty vehicles and equipment require a large number of batteries to achieve sufficient range. This can add significant weight to the vehicle and reduce payload capacity.

•	Temperature sensitivity: Conventional Li-ion batteries are sensitive to temperature changes, particularly at extreme temperatures. This can impact the performance and lifespan of the battery, particularly in hot or cold environments.

•	Charging time: Charging time for Li-ion batteries can be significant, particularly for larger batteries. This can impact the operational efficiency of heavy-duty vehicles and equipment, which may require frequent charging throughout the day.

•	High upfront costs: Electric commercial vehicles can have a higher upfront cost than their conventional counterparts, which can be a significant barrier for companies that operate on tight profit margins.

•	Limited range and charging infrastructure: Commercial vehicles often need to travel longer distances than passenger cars and require more frequent stops for refueling. The limited range of electric commercial vehicles and the lack of charging infrastructure can make it difficult for fleets to operate efficiently.

•	Payload capacity: Electric commercial vehicles often have lower payload capacity than their conventional counterparts due to the weight of the battery, which can limit their utility for certain applications.

•	Vehicle downtime: Commercial vehicles and equipment are often in use for long hours and may have limited downtime for charging, which can be a challenge for EVs that require longer charging times than refueling with gasoline or diesel.

•	Uncertainty about total cost of ownership: Companies may be hesitant to invest in electric commercial vehicles due to uncertainty about the total cost of ownership, including maintenance, repair, and replacement costs.

We believe that effective adoption to electrification by the commercial and industrial markets requires a unified solution that addresses all concerns simultaneously. A piecemeal solution where multiple companies independently develop and build pieces of the electrification puzzle while leaving the customer to figure out the rest may not adequately address all needs and may even drive greater execution risk for the customer. An effective Li-ion battery technology along with megawatt level charging solution and energy storage solutions to support grid resiliency are critical and foundational components of a unified solution. Nxu plans to develop these foundational components.

Production Development Phases

In producing its various products and services, Nxu follows a phased development approach comprised of the stages noted below.

Stage 1: Concept Verification and Test. This is the concept verification and test phase of development. Product ideas are evaluated to assess viability and whether or not there is potential to further develop and invest.

Stage 2: Engineering Verification and Test. This is the engineering verification and test phase of development. Validation of the technology within a product is completed.

Stage 3: Design Verification and Test. This is the design verification phase of development. The product has reached a final design phase and engineering and production teams are validating feasibility of the final product.

Stage 4: Production Verification and Test. This is the production validation phase of development. The product design has been finalized, and the production process is developing and undergoing verification before being sold to customers.

Principal Products and Services

Nxu plans to address the needs highlighted above by developing a unified set of products and solutions to support a seamless transition to electrification by the commercial and industrial industry. Our products start with the Nxu Qcell battery cells that are intended to go into our high-performing Qube battery packs, which in turn, can be used by OEMs to power their electrified vehicles and equipment. Simultaneously, we plan to build megawatt charging stations that will enable 15-minute charge time for our batteries. Finally, we plan to build energy storage systems, called Qube+, that will use our battery packs to augment rising energy demand across residential, commercial and infrastructure customers. Eventually, we plan to introduce a modular and scalable electric powered platform and an electric pickup truck purposely built to leverage our battery technology to deliver high performing, all-electric vehicles for our target market.

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Our Products

•	Qcell Cell – Our proprietary battery technology is the foundation of the Nxu ecosystem. The Qcell is designed to leverage an in-house developed NMC-811 chemistry, combined with a unique, proprietary mechanical construction, to significantly improve thermal management and reduce electrical resistance. In addition, our battery cell structure eliminates excess volume and space, thereby providing high energy density. The Qcell, when implemented utilizing our proprietary Qube battery pack technology and our advanced charging station currently under development - will be capable of delivering consistent power from 0% to 100% battery pack usable capacity, while charging from 0% to 100% usable capacity in 15 minutes. This is the same amount of time it normally takes to fill an Internal Combustion Engine (ICE) vehicle with fuel. Battery cells are currently being produced in low volumes at our facility in Mesa, AZ and production is not dependent on any currently unknown advances in technology. We are in small-batch, pilot production of our battery cells and expect to make customer deliveries in late 2023. To ensure we are capable of scaling production output, Nxu will need to continue to make investments in capital expenses, additional facilities, and team growth for the coming years. Nxu has earmarked capital investment to ramp cell production throughout 2023. As a byproduct of increased production, Nxu will continue to make significant investments in equipment for the foreseeable future.

•	The Nxu Qube is a 30 Kilowatt hours (“kWh”) battery pack focused on serving customers within mobility, equipment, and energy storage and infrastructure applications. The Qube will utilize our proprietary battery cell, pack design, electronics, and software systems, all of which are currently in development. Legacy manufacturers of vehicle battery packs typically utilize Li-ion battery cells in either cylindrical or pouch form factor which are inherently inefficient due to high thermal and electrical resistance. Our Qube’s competitive advantage is our direct cell integration approach which minimizes thermal resistance while maximizing electrical conductivity. Our Qcell is intended to directly integrate into our Qube. In addition, Nxu is developing the battery pack system with a completely integrated power management, thermal management, and battery management system. The Qube is in Production Verification and Test phase of development and completion of the engineering design and production line is not subject to any currently unknown advances in technology. Our efforts are focused on target customers that are seeking to deploy packs in 2023. As of February 2023, Nxu announced it had secured two gigawatt-hours’ worth of battery capacity demand in the form of non-binding Letters of Intent (LOI), Memoranda of Understanding (MOU), and Purchase Orders (PO) from multiple customers in the automotive, heavy equipment, and solar industries. Nxu plans to continue securing MOUs and LOIs for additional battery packs and will work to expand production output in order to capitalize on that demand and deliver products as quickly as our facilities and production processes allow. Our ability to deliver these battery packs to customers at a growing rate is dependent on our ability to raise capital and leverage that capital into increased production, among other factors.

•	Megawatt charger – Our proprietary megawatt charger is intended to be capable of delivering up to 1.5 megawatts of continuous power, deployable in standalone charging station or as a drop-in direct-grid connection solution. The megawatt charger is intended to be a proprietary charging solution to provide charging capabilities to the XT, the XP, and non-Nxu branded electric vehicle that are compatible with Combined Charging System 2.0 (“CCS 2.0”). Recently, the Company successfully demonstrated our one megawatt plus charging capability, The megawatt charger is still in the research and development phase and is not yet in production. The charging system is expected to complete the Production Verification and Test phase of development as early as the end of 2023. Our ability to execute this plan is dependent on our ability to raise the necessary capital and therefore, if the company is unable to secure appropriate funding, these timelines are subject to change. Engineering design of the Megawatt charger is not yet complete. We expect to encounter unforeseen engineering challenges and may be reliant on unknown advances in technology.

Future Products for Commercial and Industrial Markets

•	Nxu Platform– The Platform is designed to be a modular vehicle system, or electric skateboard, providing all technology, software, and mobility technology required to develop a vehicle by third parties. Intended to be a universal, connected, complete vehicle hardware and mechanical architecture system, the Platform will utilize our proprietary Qcell battery, electronics hardware, mechanical, and software technologies to create a vehicle platform for sale to low-volume vehicle OEMs to develop new EV solutions for niche- and mass-market opportunities. The Platform has completed the Concept Verification and Test phase of development and Nxu has produced a functioning concept as demonstrated in 2021 on our social media channels. We expect that the production intent development of the Platform will follow our successful commercialization of the Qcell, Qube, Qube+ and megawatt charger. We intend to commercialize and scale our energy products first and expect the Platform to begin the Design Verification and Test phase of development as early as 2024. However, our ability to execute is dependent on our ability to raise the necessary capital and therefore, if the Company is unable to secure appropriate funding, these timelines are subject to change.

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•	Nxu pickup truck – The pickup truck is intended to be our flagship vehicle and a 100% electric full-sized work truck. The pickup truck is intended to be built on our platform. We intend to provide up to 500 miles of range, up to 35,000 pounds of towing capacity, and a simplified operational approach that that utilizes our software and cloud service solutions to provide seamless fleet connectivity. The pickup truck is still in the research and development phase. Given ongoing capital constraints and current market sentiment, the Company has decided to focus its resources on commercializing and scaling energy products at this time. We expect that the production intent development of the truck will follow the ramp of the Platform. The pickup truck has completed the Concept Verification and Test phase of development, we expect to begin the Engineering Verification and Test phase of development as soon as 2024. We expect to encounter unforeseen engineering challenges and may be reliant on unknown advances in technology. In addition, our ability to execute is dependent on our ability to raise the necessary capital and therefore, if the Company is unable to secure appropriate funding, these timelines are subject to change.

The execution of our vision is highly dependent on multiple factors that include our ability to raise the necessary capital required to bring all products and services to market and, more specifically, our ability to successfully deliver Qubes to customers. Our successful implementation of the Qcell and Qube would allow us to tackle a key challenge that we face in the industry: the lack of available, adequate, and accessible battery technology. Thus, we have focused our attention on developing our own battery technology in order to mitigate the external risk created from a lack of suitable and available battery technology in the market.

We are currently producing Qcells sufficient to produce one Qube per month. We will continue to incrementally increase yield via process improvement projects. To ensure we are capable of scaling production output, we will need to continue to make investments in capital expenses, additional facilities, and team growth. Nxu has earmarked capital investment to ramp cell production throughout 2023. As a byproduct of increased production, Nxu will continue to make significant investments in equipment for the foreseeable future.  Assuming the maximum number of Units are sold in this offering, we expect to invest approximately $6 million of the proceeds of this offering into capital equipment and raw materials, which we expect will enable us to produce Qcells sufficient to produce approximately ten Qubes per month. If we are unable to raise proceeds in this offering sufficient to invest $6 million into capital equipment and raw materials, our planned production capacity may be less than anticipated and we will need to raise such funds through other sources. See “Use of Proceeds.”

Additionally, our ability to scale high-volume mobility and energy storage solutions is highly dependent on our success with the Qcell and Qube. As there is a limited supply of these materials, Qcell and Qube production delays will likely delay high volume mobility and energy storage solutions. Any disruption from competitors or any disruption to internal material and cell availability could impact the Company’s ability to succeed in any program that relies on battery cells.

While we remain optimistic in our ability to bring Qcell and Qube to market, these two programs carry high technical challenges due to the fact that the intellectual property required for the programs to successfully scale must be developed, as it cannot be purchased nor is it readily available in the market. Nxu appreciates the importance of overcoming this challenge and is accordingly focusing the majority of its efforts on bringing the Qcell and Qube products to market.

We signed an Amended Collaboration Agreement on July 28, 2022 with an Australian company called Australian Manufactured Vehicles (“AUSEV”) to jointly develop a right-hand drive version of the pickup truck. Under the terms of the AUSEV agreement, we agreed to supply pickup trucks in limited volume of prototype and test vehicles in 2024, up to a total of 19,000 production intent pickup trucks beginning in 2026 through 2027, contingent upon production capacity, funding, and raw material availability. The AUSEV agreement requires the parties to enter into binding definitive supply agreements. Given our decision to focus our resources on commercializing and scaling energy products at this time, we do not expect to supply pickup trucks in 2024. AUSEV is supportive of our strategy and we are working closely together and endeavor to deliver pickup trucks to AUSEV as soon as practicable. The AUSEV agreement has an initial term of five (5) years from August 28, 2021. Upon expiration of the initial term, the AUSEV agreement will automatically renew for an additional two-year term unless either party notifies the other party in writing of its intent to terminate, at least 90 days prior to such expiration.

Our People

Beyond our products and solutions in development, we believe the largest competitive advantage Nxu has is our culture. Our company culture embodies the idea that a transition to electrification and a sustainable future should not require compromise. We are unwilling to bend in our belief that when a technology does not exist, we find creative and innovative ways of developing solutions to solve these challenges. Our team is built of a diverse group of individuals with a singular focus, to power the future of work through an ecosystem of technologies and solutions that provide incremental value to those who build, dig, grow, and maintain.

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Competition

The EV market and battery segment are highly competitive and rapidly evolving, with new technologies and potential new entrants emerging frequently. Several major manufacturers currently supply batteries for the EV industry, including Panasonic Corporation, Samsung SDI, Contemporary Amperex Technology Co. Limited, LG Energy Solutions, and BYD Co. Limited. These companies primarily supply conventional Li-ion batteries and are also working on developing new solid-state battery technologies, including potentially lithium-metal batteries. In addition to these established players, many new entrants and automotive OEMs are also investing in battery development and production, with some researching and developing solid-state battery technologies. For example, Quantumscape and Solid Power are developing solid-state batteries while Tesla, Inc. is building multiple battery gigafactories and has the potential to supply batteries to other automotive OEMs. Overall, the competitive landscape of the EV battery market is likely to continue evolving, with new technologies and players emerging over time. Companies operating in this market will need to be nimble and responsive to these changes to remain competitive and successful.

Similarly, the competitive landscape for energy storage products is rapidly evolving, with new technologies and players entering the market. Currently, major companies supplying batteries for energy storage systems include Panasonic Corporation, LG Energy Solutions, Samsung SDI, and Tesla, Inc. In addition to established players, there are many startups and smaller companies that are developing new energy storage technologies, such as flow batteries, solid-state batteries, and hydrogen fuel cells. Large energy companies, such as Total, Shell, and Enel, are also entering the market and investing in energy storage projects. The competitive landscape for energy storage products is expected to remain highly dynamic, with new technologies and players emerging over time, driven by factors such as declining costs, increasing demand for renewable energy, and government incentives.

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Competitive Strengths

We believe that Nxu is well positioned to compete successfully in both electric battery and megawatt charging technologies

Our competitive strengths include:

•	Fast-Charging Nxu Battery Tech with Superior Cycle Life. Nxu has developed a battery technology that is industry competitive in terms of energy density through chemistry development of proprietary coating mixtures. In addition, the terminal size of the battery cells is designed with increased surface area to enable a much higher electric current intake at a cell level than the capabilities of conventional Li-ion cells. We believe that this, coupled with a differentiated form factor, allows our batteries to charge fast and to last a long time. Nxu battery technology is being designed to charge in 15 minutes or less and sustain duty-cycle performance for up to one million miles of vehicle life.

•	Robust Intellectual Property Portfolio. As of June 30, 2023, Nxu has two issued and 36 pending U.S. patents. Our issued patent is effective until April 9, 2039. For all other patents, the rights and duration are pending grant of the patent by the U.S. Patent and Trademark Office.

•	Vertical Integration. By taking a vertically integrated approach to development, Nxu is engineering solutions from the ground up. Starting with the foundational battery, our Qcell technology, we plan to build our Qube packs and Qube+ energy storage solutions in-house. Further, to build high quality cells, we will bring the entire manufacturing process in-house. This includes, but is not limited to, raw materials processing, electrode and electrolyte preparation, cell assembly, cell formation, grading, testing and many other quality-control steps. Owning the battery cell manufacturing process allows us to produce high-quality products. Simultaneously developing from cell to vehicle, Nxu’s product offering, development costs, pricing, and success is not dependent on Tier 1 suppliers.

•	A Team with Deep Experience in Disruption. Nxu’s leadership team is made up of individuals with experience in developing products or working in companies that have disrupted traditional industries. Instead of building a team with traditional automotive experience, Nxu has prioritized innovation as a requirement when recruiting talent.

•	Company Core Values & Culture. Nxu has four Core Values: “Candid Ownership”, “Team First”, “Intentional Simplicity”, and “Make it Happen”. These beliefs make Nxu a unique company. Nxu has been dedicated to Candid Ownership from its inception, as can be seen in the transparency of the YouTube videos and social media updates that the company publishes on a regular basis. This level of transparency and authenticity sets Nxu apart from other companies in the electric vehicle and battery industries. “Team First” is a commitment to always do what is best for the team over any one individual, holding Nxu to a high standard of performance management internally. “Intentional Simplicity” captures the deliberate decisions Nxu takes to keep things simple in its product and process designs and in its functionality, or both. Intentional Simplicity is the opposite of complexity, and it involves making conscious choices to minimize unnecessary elements or features, and to prioritize simplicity and ease of use. Finally, “Make It Happen” instills in the team a relentlessness and perseverance that has resulted in Nxu delivering results using far less resources than our competitors.

•	Magnetic Brand with an Engaged Community. Nxu has built a social media following of over 175,000 combined followers across Facebook, Instagram, LinkedIn, and YouTube. This community is highly engaged in Nxu’s progress and updates, and many of them have even participated in one of our previous equity crowdfunding offerings. This community base is a resource for Nxu to test new ideas, validate product-market fit, and solicit feedback from a community that we believe is representative of our future customer base.

•	Made in the USA. Nxu plans to build its products in-house in its facility in Arizona. As Nxu scales production output, we may need to expand into additional or alternative facilities. Nxu intends to continue manufacturing in the United States, which we believe will likely make the Company one of the few American companies building electric vehicle batteries on United States soil.

Company History

Since its incorporation in 2016 under the name “Atlis Motor Vehicles Inc.,” Nxu has been primarily focused on research and development. The business strategy, intellectual property, and initial truck design were created by the founding team. From 2018 and until the Company’s public listing, the company raised approximately $36 million through multiple successful crowdfunding campaigns. On September 27, 2022, Atlis became a publicly listed company under the ticker symbol “AMV” on Nasdaq. On May 12, 2023, we completed the Reorganization Merger, pursuant to which Nxu became the publicly traded corporation, and Nxu began trading under the ticker symbol “NXU” on May 15, 2023. Nxu is an execution focused company and plans to continue to raise capital needed to execute on its immediate and long-term goals. We are currently focused on developing and scaling our Qcell batteries, Qube battery packs, Qube+ energy storage solutions and our megawatt charging stations.

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How We Plan to Generate Revenue

In the near term, we intend to pursue opportunities as an EV battery technology manufacturer, an energy storage systems company, a megawatt charging technology company, and a supplier for other automotive OEMs. We also intend to leverage our battery technology solutions to support other emerging electric applications such as heavy machinery, agriculture, aircraft, including electric vertical take-off and landing aircraft (“eVTOL”), and marine transportation. Long-term, we also intend to bring our XP platform technology and out XT truck to market.

To date, Nxu has not yet generated any revenue. The Company plans to generate revenue through the sale of our products which include our Qcell batteries, Qube battery packs, Qube+ energy storage solutions and megawatt charging services. Upon executing on our goals to develop, build, deploy and scale these products and services, Nxu plans to bring our vehicle technology to market.

We plan to take a risk mitigated approach in going to market. We realize that building up a technology firm like ours from the ground up is a time intensive, resource intensive and capital-intensive process. A crawl, walk, run and leap approach to implementing our eco-system of products and solutions, enables the Nxu team to mitigate execution risk and it mitigates investment risk for our investors and supporters.

We plan to deploy our Crawl phase in 2023 by launching the Qcell and Qube battery packs into the market, followed closely by the pilot deployment of 1.5 megawatt charging stations. The development and launch of the battery cell and its integration into a battery pack, both slated for manufacturing ramp in 2023, are the foundational pieces.

In the Walk Phase, we plan to ramp up the production of our Qcell and Qube packs. We intend to invest in equipment, facilities, working capital and labor to support the ramp up manufacturing of Qcell and production of Qube battery packs. We also intend to build, test and deploy our Qube+ energy storage solutions as part of the strategy to capture adjacent market. Finally, we intend to deploy additional megawatt chargers across strategic locations.

The Run Phase is a multi-year endeavor to scale battery cell and pack production, deploy energy infrastructure solutions which includes a network of megawatt charging stations and energy storage solutions across multiple markets and geographies. In addition, Nxu plans to build a set of software and hardware services that make up the ecosystem of products and services that the Company would offer its customers.

In the Leap Phase, we plan to introduce the Nxu Platform and Pickup truck as well as a suite of vehicle specific products and services focused on solving the electrification needs of commercial, industrial and fleet users. The leap phase is designed to complete the ecosystem and provide a unified set of products and services geared towards driving accelerated transition to electrification for our intended market segment.

Ultimately, we believe that this path allows us to focus on driving execution and building incremental value as we grow.

Industry

Electric Vehicle Battery, Energy Storage and Charging Infrastructure

The electric vehicle battery industry is rapidly growing as OEMs target transition to completely electric product offerings, some as soon as 2025. Electric vehicle batteries are in high demand, and smaller companies are not able to secure battery supply for their production targets from the larger battery manufacturers. According to Wood Mackenzie, by 2030, the 2.3 terawatt hour global need for electric vehicle batteries is 77% higher than the forecasted supply of 1.3 gigawatt hour. Furthermore, as EV’s become increasingly popular, there has been a growth in charging infrastructure around the world. According to Acumen Research and Consulting, the electric vehicle charging market is projected to hit $182 billion by 2030. However, there are still challenges to widespread adoption of EV’s. These primarily include long charge times and limited charging infrastructure. Nxu intends to supply battery cells, packs, and charging infrastructure to help fill these gaps in supply.

Energy Storage

Energy storage systems have a wide range of emerging use cases that are becoming increasingly important as the adoption of renewable energy sources and electrification continues to grow. Some of the emerging use cases for energy storage systems include:

•	Grid Stabilization - Energy storage systems can help stabilize the electrical grid by storing excess energy during periods of low demand and releasing it during periods of high demand. This can help prevent blackouts and improve the reliability of the electrical grid.

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•	Renewable Integration - Energy storage systems can help integrate renewable energy sources, such as solar and wind, into the grid by storing excess energy and releasing it when demand is high. This can help balance the variability of renewable energy sources and increase the penetration of renewable energy into the grid.

•	Electric Vehicle Charging - Energy storage systems can be used to store energy for electric vehicle charging. This can help reduce the strain on the electrical grid during peak charging periods and enable more efficient use of renewable energy sources.

•	Microgrids - Energy storage systems can be used in microgrids, which are small-scale power grids that can operate independently of the main electrical grid. Microgrids can be used to provide power to remote or off-grid locations, improve the reliability of the electrical grid, and enable more efficient use of renewable energy sources.

•	Emergency Backup Power - Energy storage systems can be used as backup power sources during power outages or other emergencies. This can help ensure critical facilities, such as hospitals, data centers, and emergency response centers, have continuous power.

Overall, the emerging use cases for energy storage systems are diverse and are becoming increasingly important as the world shifts toward a more sustainable energy system. Nxu intends to leverage its battery technology to support the growth of the energy storage solutions market given that energy storage solutions requirements are technologically adjacent to electric vehicle batteries.

Pickup Trucks

Pickup trucks have been the top three best-selling vehicles in the United States for the past five years. Altogether, including the new and used truck market, vehicle up-fitter market, and charging opportunity, the total market opportunity for manufacturers in the pickup truck space is north of $241 billion. Nxu intends to capture the largest market share of the electric work truck market. Our proprietary battery technology is being designed to allow us to deliver unprecedented range and charge times.

Our Company

Geographic Sales Territory

Ultimately, Nxu is developing a technology platform that is intended to add value across the globe, and our long-term vision includes s global footprint. Although our initial focus is to manufacture and sell our products in the United States, we believe a strong interest from international markets allows us quick expansion paths in the future. The Company has signed an agreement with an Australian company Australian Manufactured Vehicles for XT pickup trucks. We have registered interest in battery packs for vehicles and energy storage solutions in the United Kingdom, France and New Zealand as well as interest in our XP platform and XT pickup trucks from South American distributors.

Distribution Channels

Our hardware and services will be facilitated online via our Company's website and through our internally developed business to business sales process. Our intent is to allow fleet and consumer customers to purchase Nxu products both online and directly through the Company’s sales process.

Supply Chain

As we begin our production ramp, we have been keeping close contact with our supply chain partners to ensure we can satisfy our production goals. We have shared our 3-year production forecast with our raw material suppliers to confirm their capability to support our build plan, and have purchasing agreements with such suppliers for raw materials through 2023. Our ability to meet this demand is heavily dependent on our ability to raise the necessary capital. Our suppliers include large global companies geared toward supporting Li-Ion battery manufacturing with multi-site and international presence. While we believe demand for raw materials will increase over the next several years, we also believe that our suppliers have the ability to support our requested demand.

At the same time, we are paying close attention to the global geopolitical situation. Similar to other manufacturing companies a large portion of our supply chain is based in China. Currently, approximately 75% of our raw material is supplied directly or indirectly from China. We intend to explore risk mitigation opportunities in parallel for alternative suppliers in Europe and North America to strengthen our supplier diversity.

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Growth Strategy

We plan to take a strategic approach to scale. First, we plan to bring our battery cell and pack technology, charging stations and energy storage systems to market to drive early revenue. This will be followed by a period of growth in manufacturing scale and deployment scale. Simultaneously, we intend to bring hardware and software services to augment our offerings and revenue opportunity. Geographically, we plan to penetrate the U.S. market and seek overseas growth over time. However, given various incentive programs available in foreign markets along with opportunities, we may accelerate our international footprint.

Our strategy is to focus on execution. We believe that a deliberate, milestone driven approach to product development and introduction along with a milestone driven approach to market penetration will provide an optimized path to revenue generation for Nxu and value generation for our shareholders.

We plan to leverage our active social media presence, influencer marketing and customer word of mouth to generate additional interest in our products. Additionally, we plan to develop a dedicated sales team to pursue large customers.

Regulatory Approval of Principal Products or Services

We will be subject to extensive regulatory requirements that we plan to comply with to begin distribution of our products. Our batteries, and the sale of electric vehicles and motor vehicles in general, are subject to regulation under international, federal, state, and local laws, including export and import control laws. Compliance with changing regulations could be time consuming, burdensome, and expensive. To the extent compliance with new and existing regulations is cost prohibitive, our business prospects, financial condition, and operating results may be adversely affected. We are also subject to numerous federal, state and local environmental laws and regulations governing, among other things, solid and hazardous waste storage, treatment and disposal, and remediation of releases of hazardous materials. There are significant capital, operating and other costs associated with compliance with these environmental laws and regulations. Environmental laws and regulations may become more stringent in the future, which could increase costs of compliance or require us to manufacture with alternative technologies and materials. Obtaining necessary regulatory approvals is critical to Nxu successfully launching its Qcell, Qube battery pack, Qube+ energy storage systems, megawatt charging and finally the XP and XT. See “Risk Factors We may face regulatory challenges” for more information.

EPA Emissions and Certificate of Conformity

The U.S. Clean Air Act requires that we obtain a Certificate of Conformity issued by the Environmental Protection Agency (the “EPA”) certifying that certain of our vehicles comply with all applicable emissions and related certification requirements. A Certificate of Conformity will be required for vehicles to be sold in states covered by the Clean Air Act’s standards. A California Executive Order issued by the California Air Resources Board (“CARB”) is also required for vehicles to be sold in California and states that have adopted California’s stricter standards for emissions controls related to new vehicles and engines sold in such states. States that have adopted the California standards, as approved by the EPA, also recognize the CARB Executive Order for sales of vehicles. In addition to California, there are several other states that have either adopted or are in the process of adopting the stricter California standards, including New York, Massachusetts, Vermont, Maine, Pennsylvania, Connecticut, Rhode Island, Washington, Oregon, New Jersey, Maryland, Delaware and Colorado.

Battery Products and Charging Station Safety and Testing

Our battery products and charging station deployments will need to meet rigorous regulatory requirements and safety standards. Although not comprehensive, below are some considerations:

•	Compliance with safety standards - Li-ion batteries must meet safety standards, including UL 2580 for electric vehicles, to ensure that they are safe for use in these applications.

•	Hazardous materials regulations - Li-ion batteries are classified as hazardous materials and must be transported and stored in compliance with U.S. Department of Transportation regulations, which include labeling, packaging, and shipping requirements.

•	Environmental regulations - Battery manufacturers must comply with environmental regulations, including disposal and recycling requirements, such as those set forth by the Environmental Protection Agency.

•	Quality management systems - Battery manufacturers must implement quality management systems to ensure that their products meet strict quality and safety standards.

•	Certification - Li-ion batteries for electric vehicles must be certified by independent testing laboratories to ensure that they meet safety and performance standards.

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•	Thermal management - Li-ion batteries generate heat and can pose a fire risk if not properly managed. We must have systems in place to monitor and control battery temperature to prevent overheating and fires.

•	Manufacturing and assembly - Battery cells must be manufactured and assembled in accordance with strict quality and safety standards to ensure that they are reliable and safe for use in electric vehicles and equipment use.

•	Design and testing - Battery cells must be designed and tested to meet the unique requirements of electric vehicle applications, including power output, energy density, and cycle life.

•	International regulations - If we plan to export Nxu battery products, we must comply with international regulations, such as the UN Model Regulations for the Transport of Dangerous Goods.

•	Grid interconnection - Charging stations must comply with grid interconnection requirements to ensure that they are properly connected to the power grid and do not cause disruptions.

•	Energy management - Charging stations must be designed with energy management systems to ensure that they do not overload the grid or exceed their capacity.

•	Cybersecurity - Charging stations must be designed with cybersecurity measures to protect against cyber threats and prevent unauthorized access.

Seasonality

We expect that our operating results will fluctuate in the future due to various factors including changing economic conditions.  Seasonal trends may also be impacted by externalities such as pandemics, supply chain disruptions and materials and machinery shortages.

Impact of Inflation

At the end of the period, inflation was the highest in the United States in over 30 years. Our ability to obtain revenue generation and ultimately cash flow can be adversely impacted by sudden increases in specific costs, such as increases in material and labor. In addition, measures used to combat inflation, such as increases in interest rates, could also have an impact on our ability to obtain adequate terms for equipment and material financing. There can be no assurance that inflation will not affect our future results or our speed to market.

Employees

As of June 30, 2023, the Company had a total of 137 full time employees. We believe that an engaged, productive workforce is critically important to creating shareholder value. To that end, we are committed to providing a safe workplace and opportunities for professional growth and advancement based on performance, qualification, demonstrated skill and achievement at a fair wage. Additionally, given the success of our businesses hinges on the proficiency and abilities of our workforce, and we are committed to recruiting, nurturing, and retaining personnel who are well-suited to the demands of our operating environment, the Company leverages its equity as a tool to attract and retain high-skilled talent and to incentivize our management team to achieve its execution goals.

Implications of Being an Emerging Growth Company and Smaller Reporting Company

We qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”). As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

•	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, as amended;

•	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•	submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay,” “say-on-frequency” and pay ratio; and

•	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

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In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues are $1.07 billion or more, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our Class A common stock that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

We are also a “smaller reporting company” as defined by Rule 12b-2 of the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures as long as the market value of our voting and non-voting Class A common stock held by non-affiliates is less than $250 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our voting and non-voting Class A common stock held by non-affiliates is less than $700 million measured on the last business day of our second fiscal quarter.

Controlled Company Exemption

Our Chief Executive Officer, Mark Hanchett, beneficially owns and controls a majority of the combined voting power of our common stock. As a result, we are a “controlled company” within the meaning of the Nasdaq listing rules. Under these rules, a company of which more than 50% of the voting power is held by an individual, a group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements of Nasdaq. Our stockholders do not have the same protections afforded to stockholders of companies that are subject to such requirements. Mark Hanchett also serves as the Chairman of the Board of Nxu.

Liquidity & Capital Resources

As of June 30, 2023, Nxu had a balance of approximately $3.1 million in cash available. As of June 30, 2023, Nxu has $260,000 in revolving credit with Divvy.

Property

Nxu occupies two facilities for all its operations – a 42,828 square foot facility located at 1828 Higley Road, Mesa, Arizona and a 41,441 square foot facility located at 63 S. Rockford Drive, Tempe, Arizona. Nxu uses the Mesa facility solely for manufacturing activities and the Tempe facility solely for office space.

Intellectual Property

As of June 30, 2023, we have two issued patents and 36 pending U.S. patent applications. Our issued patent is effective until April 9, 2039. For all other patents, the rights and duration are pending grant of the patent by the U.S. Patent and Trademark Office.

As of June 30, 2023, we have one registered, two allowed but awaiting the sale of goods in commerce and six pending U.S. trademarks. Our registered trademark is effective until 2037 with renewals. Our pending trademarks are subject to use in commerce and registration, with the first extension filed.

Legal Proceedings

No active legal proceedings are currently pending to which the Company or any of its property are subject.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our unaudited condensed consolidated financial statements and the notes thereto appearing elsewhere in this prospectus. This discussion contains forward-looking statements reflecting our current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors,” “Cautionary Statement regarding Forward-Looking Statements” and elsewhere in this prospectus. Please see the notes to our Financial Statements for information about our Significant Accounting Policies and Recent Accounting Pronouncements.

Company Overview

On May 12, 2023, Atlis Motor Vehicles Inc. (the “Predecessor”) completed its previously announced reorganization merger pursuant to the Agreement and Plan of Merger, dated as of April 16, 2023 (the “Reorganization Agreement”), by and among the Predecessor, Nxu, and Atlis Merger Sub, Inc., a Delaware corporation and, as of immediately prior to the consummation of such merger, a wholly-owned subsidiary of Nxu (“Merger Sub”). The Reorganization Agreement provided for the merger of Predecessor and Merger Sub, with Atlis surviving the merger as a wholly-owned subsidiary of Nxu (the “Reorganization Merger”). The Reorganization Agreement was approved and adopted by Atlis’s stockholders at Atlis’s Special Meeting of Stockholders, which was held on May 9, 2023.

Nxu, Inc. is a US-based technology company building energy and infrastructure solutions for consumers and businesses to enable faster transition to electrification across all market segments. We design, engineer, and build innovative battery cells and battery packs for use in advanced energy storage systems and mobility products as well as megawatt charging stations. We believe that widespread adoption of EVs across all market segments, especially by the commercial and industrial markets requires high performing battery and pack solutions that can effectively compete with legacy diesel-based products in terms of capability, performance and charge time.

Nxu is a pre-revenue development stage company with a goal to design, develop and produce a range of EV solutions and services to accelerate the adoption of EVs across all industries. We have incurred losses from operations and have had negative cash flows from operating activities since our inception.

During the six months ended June 30, 2023, the Company achieved important milestones and we believe we have built the foundation on which we plan to grow our company.

●	We raised approximately $23 million to fund the company’s growth.

●	We ramped up production of our proprietary battery cells.

●	We completed our reorganization and rebranded from Atlis Motor Vehicles, Inc. to Nxu, Inc., a strategic move reflecting the company’s priorities to focus on energy and infrastructure.

●	We demonstrated our Megawatt charger designed to output more than 1,000 kilowatts (kW) of charging power.

●	We demonstrated that our chargers are standards agnostic i.e. they can be used in both CCS and NACS standards.

●	We grew our team in addition to installing a majority independent and diverse board.

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 Company and Industry Outlook

We are focused on building products to capture the commercial and industrial markets which represent a portion of the electric vehicle opportunity that we believe is not fully serviced by existing EV solutions. Individuals and companies that make up these segments require vehicles and equipment that are comparable in performance to their existing diesel-powered vehicles and equipment. However, limited battery capacity, range anxiety, and long charge times continue to be primary challenges to electrification. The Company is developing products aimed at addressing these challenges. Our planned products include our proprietary battery cells and the Qube pack technology, charging infrastructure, energy storage solutions, and, in the long-term, a modular and scalable electric powered platform as well as an electric pickup truck.

Our strategy is to focus on execution, both in the near-term and in the long-term. We are currently producing battery cells in our Mesa, AZ facility in a pilot production capacity in addition to Qube battery packs for testing and validation. We plan to ramp up our battery cell and pack manufacturing while investing in facilities and equipment to automate processes and increase quality of manufacturing output. Simultaneously, we are continuing the development of the megawatt charging station, of which, we plan to deploy a unit for field testing.

Our operations have been financed primarily through net proceeds from the sale of securities. During the six months ended June 30, 2023, we raised approximately $23 million through a mix of convertible notes and S-1 Follow-on offering. The Company intends to continue obtaining additional capital through the public markets and other means. There can be no assurance that we will obtain a sufficient level of capital through these channels in the time frames needed to sustain or grow the business or on terms agreeable to us.

Factors Affecting Our Performance

We are an early-stage company and have not generated revenue through the sale of our products. The success of our business depends on many factors. While these factors present significant opportunities for our business, they also pose risks and challenges, including those discussed in “Risk Factors” found elsewhere in this Form 10-Q, that we must successfully address to achieve growth, improve our results of operations, and generate profits.

•	Ability to Develop and Launch Our Products – In order to commercialize our products, we must test and validate them to ensure they meet the appropriate performance and safety requirements. In addition, our ability to grow and succeed in the long run will depend on our ability to successfully develop and launch our products.

•	Ability to Attract Customers – Our initial market entry and subsequent growth will depend on our ability to attract consumer and commercial customers. We are in the very early stages of customer development and an inability to build brand awareness or to attract customers would substantially impact our ability to establish revenue or improve our financial results.

•	Access to Capital – As a pre-revenue company, we rely on the capital markets to fund our development and expected initial growth. We use this capital to fund our product development efforts, our go-to-market strategy and our business operations. Any change in our ability to successfully raise capital in the future will impact the company’s financial well-being and our ability to meet execution milestones.

Basis of Presentation and Critical Accounting Policies

See Note 2, Basis of Presentation, of the Notes to condensed unaudited consolidated financial statements included elsewhere of this registration statement.

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We prepare our financial statements in conformity with accounting principles generally accepted in the United States of America, which require us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ materially from our estimates. To the extent that there are material differences between these estimates and our actual results, our financial condition or results of operations may be affected.

Critical Accounting Policies

Stock Based Compensation

As disclosed in Note 11 of the notes to condensed consolidated financial statements included in our Form 10-Q for the quarter ended June 30, 2023, filed with the SEC on August 14, 2023, the Company accounts for stock-based compensation in accordance with ASC Topic 718, Compensation - Stock Compensation (“ASC 718”). Under the fair value recognition provisions of this topic, stock-based compensation cost is generally measured at the grant date based on the fair value of the award and is recognized as an expense over the requisite service period, which is the vesting period.

Stock Options

We have generally granted stock-based awards consisting primarily of incentive and non-qualified stock options to employees, members of our board of directors and non-employees. Stock options generally vest over three years at a rate of 33.33% each year beginning one year after the grant date, with the exception of stock options granted to our Chief Executive Officer and our President which vest on the first of each month through December 1, 2024. Stock options generally expire 10 years from the grant date and are exercisable when the options vest. Stock-based compensation expense for stock options is generally recognized on a straight-line basis over the requisite service period based on the estimated fair value of the awards on the grant date. Forfeitures are accounted for as they occur in accordance with ASC 718-10-35-3. We estimate the fair value of stock options granted using the Black-Scholes option-pricing model. Calculating the fair value of stock option awards using the Black-Scholes option pricing model requires the input of certain subjective assumptions, including the fair value of the underlying common stock, expected common stock price volatility, expected dividend yield of our common stock, risk-free interest rates, and the expected option term. The assumptions used in the Black-Scholes option-pricing model is estimated as described below. Other reasonable assumptions could have a material impact on our stock-based compensation expense and therefore, our operational results.

Fair value of common stock – Historically, the fair value of our common stock was estimated using a 409a valuation performed by a third party because our common stock had not yet been publicly traded. The 409a valuation included certain inputs and assumptions related to the Company’s projections of future earnings and growth.

Expected Volatility – The volatility rate was determined by using an average of historical volatilities of selected peers deemed to be comparable to our business corresponding to the expected option term as we did not have sufficient history of trading on our common stock prior to our public offering.

Dividend Yield – The expected dividend yield was zero as we have never declared or paid cash dividends and have no plans to do so in the foreseeable future.

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Risk Free Interest Rate – The risk-free interest rate was based on the U.S. Treasury yield curve in effect at that time of grant for zero-coupon U.S. Treasury notes with maturities corresponding to the expected option term.

Expected Option Term – The expected option term represented the period that the Company’s options were expected to be outstanding and is based on historical experience of similar awards, giving consideration to the contractual terms, vesting schedules and expectations of future employee behavior.

We continue to use judgment in evaluating the expected volatility over the expected option term and the expected option term utilized in our stock-based compensation expense calculation on a prospective basis. As we continue to accumulate additional data related to our common stock, we may refine our estimates of the expected volatility over the expected option term, which could materially impact our future stock-based compensation expense.

Restricted Stock Units

In May 2023, and in accordance with the Nxu, Inc. 2023 Omnibus Incentive Plan (the “Plan”), which was approved and adopted by the Board of Directors on April 16, 2023 and approved and adopted by the Company’s stockholders on May 9, 2023, the Company granted Restricted Stock Units (“RSUs”) to employees, directors and non-employees. Under the Plan, Nxu is authorized to issue up to 350 million shares, which includes (i) 250 million shares of common stock available for new issuances under the Plan and (ii) 100 million shares of common stock relating to a portion of outstanding stock options and restricted stock units assumed by Nxu in connection with Atlis’s reorganization merger. The Plan allows the Company to grant (i) Options, (ii) Stock Appreciation Rights, (iii) Restricted Shares, (iv) RSUs, (v) Performance-Based Awards (including performance-based Restricted Shares and Restricted Stock Units), (vi) Other Share-Based Awards, (vii) Other Cash-Based Awards or (viii) any combination of the foregoing.

The Company accounts for stock-based compensation related to the granting of RSUs in accordance with ASC 718. Under the fair value recognition provisions of this topic, stock-based compensation cost for RSUs classified as equity awards are measured at the grant date based on the fair value of the award and is recognized as an expense over the requisite service period, which is the vesting period. The Company has generally accounted for time-based RSUs as liability classified awards; these awards are granted at a fixed dollar amount settled in a variable number of shares, as such, the fair value approximates the fixed dollar amount at inception. As such, RSUs classified as liability awards will be measured at fair value at the grant date and remeasured at the end of each reporting period until fully vested.

Equity classified and liability classified RSUs vest over various periods, ranging from vesting immediately to vesting in increments over a period of three years. Forfeitures are accounted for as they occur in accordance with ASC 718-10-35-3.

Equity Classified Restricted Stock Units - Equity classified awards are granted to employees, directors and non-employees in a fixed number of shares of common stock, vesting over a period of time. The fair value of RSUs classified as equity awards is based on the closing price of the company’s common stock on the grant date. On average, these time-based RSUs vest in increments over a period of three years.

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Liability Classified Restricted Stock Units - Liability classified awards are granted to employees, directors and non-employees in a fixed dollar amount and are settled in a variable number of shares of common stock as awards vest over a period of time; and as such, the fair value approximates the fixed dollar amount at inception.

Convertible Debt and Warrants

As disclosed in Note 12 of the notes to condensed unaudited consolidated financial statements included elsewhere in this registration statement, the Company elected the fair value options for its Convertible Notes and warrant liability in accordance with ASC 815 and 820. As a result, the Company’s Convertible Notes and warrant liabilities require the use of the Monte Carlo valuation model to determine fair value. Calculating the fair value of Convertible Notes and warrants utilizing this model requires the input of certain subjective assumptions, including the expected share price at conversion/exercise, equity volatility, dividend yield, expected life and risk free rate. Other reasonable assumptions related to the inputs used in the calculation could have a material impact on the fair market value of our Convertible Notes and warrants and therefore, our operational results.

Expected Volatility – The volatility rate was determined by using an average of historical volatilities of selected peers deemed to be comparable to our business corresponding to the expected option term as we did not have sufficient history of trading on our common stock at the time of valuation.

Dividend Yield – The expected dividend yield was zero as we have never declared or paid cash dividends and have no plans to do so in the foreseeable future.

Expected Life – The expected life represented the period that the Company’s debt or warrants were expected to be outstanding and is based on historical experience of similar instruments, giving consideration to the contractual terms and expectations of future conversions or exercises.

Risk Free Interest Rate – The risk-free interest rate was based on the U.S. Treasury Bond for the expected life.

Roll Forward Discount Rate – Calculated by incorporating the market adjustment factor to the implied discount rate calculated as at the transaction date and based on 92.5% of the average of the three lowest closing prices for the 10 trading days prior to the date of value. Simulated closing prices were used as a proxy for the projected Volume Weighted Average Price.

We continue to use judgment in evaluating the expected volatility and the expected term utilized in our calculation on a prospective basis. As we continue to accumulate additional data related to our common stock, we may refine our estimates of the expected volatility over the expected term, which could materially impact the fair market value of these instruments in the future.

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Results of Operations

Three Months ended June 30, 2023 Compared to the three Months Ended June 30, 2022

The following table sets forth certain statement of operations data for the three-month periods ended June 30, 2023 and June 30, 2022 (certain amounts may not calculate due to rounding):

	2023	% of Total operating expenses	2022	% of Total operating expenses	Change

Net revenue	$—	—%	$—	—%	$—

Operating expenses
Stock based compensation	5,654	39	10,252	58	(4,598)
Research and development	4,732	33	2,761	17	1,971
General and administrative	4,089	28	2,857	16	1,232
Advertising	146	—	1,782	10	(1,636)

Total operating expenses	14,621	100	17,653	100	(3,032)

Operating loss	(14,621)	—	(17,653)	—	3,032

Other income (expense):
Other income (expense)	(91)	—	360	—	(452)
Total Other income (expense)	(91)	—	360	—	(452)

Net loss	$(14,712)	—%	$(17,293)	—%	$2,580

Stock based compensation.  Stock based compensation decreased $4.6 million from $10.3 million during the second quarter of 2022 to $5.7 million in the second quarter of 2023 as a result of 1) a $5.6 million decrease in the amount of options vested for the Company’s (a) Chief Executive Officer and (b) President as of June 30, 2023 compared to 2022, 2) the overall decrease in the amount of options vested for employee and non-employees as of June 30, 2023 compared to 2022 of approximately $0.5 million due to fewer options being granted, and 3) the recognition of compensation expense related to restricted stock units granted under the 2023 Omnibus Incentive Plan (the “Plan”) in the amount $1.5 million as of June 20, 2023. See Note 11 to the notes to condensed unaudited consolidated financial statements elsewhere in this prospectus. Non-cash stock compensation expenses are expected to remain elevated in the future since it is a crucial element of our comprehensive employee compensation and management incentive plan.

Research and development. Research and development increased $2.0 million for the three months ended June 30, 2023 compared to 2022 as the Company continued to ramp up development and production of its battery and charging technologies. During the three months ended June 30, 2023, the Company rigorously tested the quality of battery cells produced in our warehouse in Mesa, Arizona and we continue to hone and refine our battery design and production processes as we learn. We expect to continue to invest heavily in research and development as we work toward bringing our products to market.

General and administrative. General and administrative expenses increased $1.2 million to $4.1 million in the three months ended June 30, 2023 from $2.9 million in 2022. The increase in general and administrative expense reflects costs associated with our reorganization, team growth and increased third party professional services fees we incur as a public company. During the three months ended June 30, 2022, the Company incurred significant costs for compensation and professional services in connection with preparation for the public offering on September 27, 2022. The Company incurred similar costs during the three months ended June 30, 2023 in connection with the Reorganization Merger (see Note 1 to the unaudited condensed consolidated financial statements elsewhere in this prospectus) and in preparation of the public S-1 follow-on offering in August 2023 (See Note 14 to the unaudited condensed consolidated financial statements elsewhere in this prospectus).

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Advertising. Advertising decreased by $1.6 million from $1.8 million in the three month period ended June 30, 2022 to $0.15 million in the same period in 2023, primarily due to a substantial decrease in our marketing activities. The prior year period included expenses related to several marketing campaigns associated with the Company’s crowdfunding activities.

 Other income/(expense). Other income (expense) decreased by $0.5 million from the second quarter in 2022 to the second quarter in 2023 as a result of a loss on the fair value of long term debt and warrant liability. See Note 12 to the unaudited condensed consolidated financial statements elsewhere in this prospectus.

Six Months ended June 30, 2023 Compared to the Six Months Ended June 30, 2022

The following table sets forth certain statement of operations data for the six-month periods ended June 30, 2023 and June 30, 2022 (certain amounts may not calculate due to rounding):

	2023	% of Total operating expenses		2022	% of Total operating expenses		Change

Net revenue	$—	—%		$—	—%		$—

Operating expenses
Stock based compensation	11,617	41		24,207	72		(12,590)
Research and development	8,449	30		4,230	13		4,218
General and administrative	7,998	27		5,250	16		2,747
Advertising	180	—		3,638	11		(3,457)

Total operating expenses	28,064	100		33,688	100		(5,624)

Operating loss	(28,064)			(33,688)			5,624

Other income (expense):
Other income (expense)	1,223			347			876
Total Other income (expense)	1,223			347			876

Net loss	$(26,841)		%	$(33,341)		%	$6,500

Stock based compensation.  Stock based compensation decreased $12.6 million from $24.2 million during the six months ended June 30, 2022 to $11.6 million in the six months ended June 30, 2023 as a result of the vesting of stock options for employees and executives including $9.3 million of expense in the six months ended June 30, 2023 and $22.3 million in the six months of the prior year period related to stock options for the Company’s (a) Chief Executive Officer and (b) President. See Note 11 to the notes to unaudited condensed consolidated financial statements elsewhere in this prospectus. Non-cash stock compensation expenses are expected to remain elevated in the future since it is a crucial element of our comprehensive employee compensation and management incentive plan.

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Research and development. Research and development increased $4.2 million from 2022 compared to the current six month period as the Company continued to ramp up battery and charging development during the six months ended June 30, 2023. We expect to continue to invest heavily in research and development as we work toward bringing our products to market. We expect significant future investment in facilities, production capacity and quality, and continued refinement of our product design and development processes. As such, costs will fluctuate due to movement from R&D to finished product production and capital expenditures.

General and administrative. General and administrative expenses increased $2.7 million to $8.0 million in the six month period ended June 30. 2023 from $5.3 million in the six months ended June 30, 2022. The increase was due to increase in employee and labor costs primarily from increased headcount, including professional services as the Company continues to utilize outside legal counsel, accounting and other professional services to facilitate activities such as the Company’s convertible debt and equity offerings during the quarter ended March 31, 2023, the Reorganization Merger during the quarter ended June 30, 2023 and in preparation of the public S-1 follow-on offering in August 2023.

Advertising. Advertising expense decreased by $3.5 million from $3.6 million in the first six months of 2022 to $0.2 million during the same period in 2023, primarily due to the Company’s elimination of marketing activities to support its 2022 crowdfunding campaigns through its various social media outlets.

Other income/(expense). Other income (expense) increased by $0.9 million from the six months ended June 30, 2022 to the six months ended June 30, 2023 as a result of $0.9 million warrant expense related to the true up warrants issued on January 5, 2023 and changes in the fair value of the Company’s convertible debt and warrant liabilities during the current six month period. See Note 12 to the unaudited condensed consolidated financial statements elsewhere in this prospectus.

Year ended December 31, 2022, compared to the year ended December 31, 2021

The following table sets forth certain statement of operations data for the year ended December 31, 2022, and December 31, 2021 (certain amounts may not calculate due to rounding):

	2022	% of Total Expenses		2021		% of Total Expenses	Change
	(Dollar amounts in thousands)
Revenue	$-	-%		$		-%	$

Operating expenses:
Stock based compensation	41,502	60			123,245	92		(81,743)
Research and Development	9,648	14			4,429	3		5,219
General and administrative	12,353	18			3,329	3		9,024
Advertising	5,297	8			2,678	2		2,619
Total operating expenses	68,800	100			133,681	100		(64,881)

Operating loss	(68,800)				(133,681)			(64,881)

Other income:
Other income/(expense)	(1,881)				(55)			(1,826)
Total other income/(expense)	(1,881)				(55)			(1,826)

Net loss	$(70,681)		%		$(133,736)	-%		$(63,055)

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Stock based compensation. Stock based compensation decreased $81.8 million from $123.2 million during the year of 2021 to $41.5 million in the year of 2022 as a result of the vesting of stock options for employees and executives including $12.8 million of expense in the period ended December 31, 2022 and $121 million in the twelve months of the prior year period related to stock options for the Company’s President and its Chief Executive Officer. The prior year period included approximately $115 million of one time incremental compensation expense related to the conversion of stock grants to stock options offered to employees in August of 2021. See Note 11 to the Notes to the audited consolidated financial statements elsewhere in this prospectus. Our non-cash stock compensation expenses are expected to remain elevated in the future since it is a crucial element of our comprehensive employee compensation and management incentive plan.

Research and development. Research and development related to employee compensation increased $3.3 million from 2021 compared to the current year as the Company continued to ramp up development on its core products. Additionally, research and development related to materials and equipment increased $1.9 million from 2021 to 2022 as a result of increased purchases of materials and equipment to support battery and platform development during 2022. We expect to continue to invest heavily in our R&D as we work toward bringing our products to market.

General and administrative. General and administrative expenses related to employee compensation increased from $1.2 million in 2021 to $3.8 million in 2022, of which $2.6 million was from increased salaries and benefits from increased headcount. Additionally, other General and administrative expenses increased from $2.1 million in 2021 to $8.6 million in 2022, of which the company incurred $5.2 million in expenses related to legal and professional services in preparation for the Company’s public offering.

Advertising. Advertising increased by $2.6 million from $2.7 million in the 2021 to $5.3 million in the 2022 as the Company worked to increase awareness of its products with consumers and to support the Company’s crowd funding campaigns through its various social media outlets. We expect our advertising costs to decline as a percent of total operational expenses as the company no longer engages in Regulation A marketing.

Other income/(expense). Other income (expense) decreased by $1.8 Million from fiscal year 2021 to fiscal year 2022 as a result of changes in the fair value of the Company’s convertible long term debt and warrant liability. These obligations were entered into during the fourth quarter of the year ended December 31, 2022.

Liquidity and Capital Resources

The table below sets forth a summary of our cash flows for the six months ended June 30, 2023 and 2022 (in thousands):

	Six Months Ended June 30,
	2023	2022

Net cash used in operating activities	$(18,964)	$(11,331)
Net cash provided by (used in) investing activities	99	(59)
Net cash provided by financing activities	19,219	8,882

As disclosed in Note 1 of the Notes to the unaudited condensed consolidated financial statements included in this prospectus, the accompanying unaudited condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern.

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During the six months ended June 30, 2023, the Company incurred a net loss of approximately $27.0 million and had net cash used in operating activities of $19.0 million. On June 30, 2023, the Company had $3.1 million in cash and an accumulated deficit of approximately $245.6 million.

During the six months ended June 30, 2023, the Company raised capital through convertible debt and a public offering. The Company raised $23 million in gross proceeds through these avenues. The Company cannot provide any assurance that unforeseen circumstances that could occur at any time within the next twelve months or thereafter will not increase the need for the Company to raise additional capital on an immediate basis.

These matters, among others, raise substantial doubt about the Company’s ability to continue as a going concern for a period of one year after the date these financial statements are issued. Company management is addressing this risk by pursuing all available options for funding including accessing the public markets. The Company plans to continue considering all avenues available to it in order to obtain the necessary capital to be able to continue as a going concern and to execute on our business objectives including but not limited to debt financing, private placements, public offerings and equity lines of credit. The Company’s success is dependent upon achieving its strategic and financial objectives, including continuing to acquire capital through public markets.

Net cash used in operating activities.  Net cash used in operating activities during the six months ended June 30, 2023, was $19.0 million. The use of cash resulted primarily from a net loss of $27.0 million, including the $2.1 million change in the fair value of convertible debt and warrant liability, offset by employee and non-employee stock based compensation expense of $11.6 million and net changes in working capital.

Net cash used in operating activities during the six months ended June 30, 2022 of $11.3 million resulted primarily from a net loss of $37.0 million, offset by non-cash employee and non-employee stock based compensation expense of $24.2 million and changes in working capital.

Net cash provided by (used in) investing activities.  Net cash provided by (used in) investing activities for the six months ended June 30, 2023 and 2022, was $0.1 million and $0.06 million, respectively. Cash provided by investing activities was related to the sale of production equipment. Cash used in investing activities was related to purchases of property and equipment during each period.

Net cash provided by financing activities.  Net cash provided by financing activities of $19.2 million during the six months ended June 30, 2023, primarily consisted of proceeds from stock and convertible debt issuance offset by payments on convertible debt.

Net cash provided by financing activities of $8.9 million during the six months ended June 30, 2022 primarily consisted of proceeds from stock issuance from the Company’s Regulation A+ offering.

Because our working capital requirements depend upon numerous factors there can be no assurance that our current cash resources will be sufficient to fund our operations. Thus, we will require immediate additional financing to fund future operations. There can be no assurance, however, that we will be able to obtain funds on acceptable terms, if at all.

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We have contractual lease obligations for our facility with an initial five-year lease term. The agreement includes one or more options to renew with renewal terms that can extend the lease term by five years or more. In addition, we also have obligations under our convertible debt facility to repay the remaining balance not converted into equity at the maturity date two years from issuance. See Note 12 to the notes to condensed consolidated financial statements elsewhere in this registration statement.

For the Year Ended December 31, 2022, Compared to December 31, 2021

The table below sets forth a summary of our cash flows for the years ended December 31, 2022, and 2021 (in thousands):

	December 31,
	2022	2021

Net cash used in operating activities	$(23,450)	$(11,188)
Net cash used in investing activities	(1,557)	(1,031)
Net cash provided by financing activities	24,562	15,322

As disclosed in Note 1 of the Notes to the audited condensed consolidated financial statements included elsewhere in this prospectus, the accompanying audited condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern.

During the year ended December 31, 2022, the Company incurred a net loss of approximately $70.7 million and had net cash used in operating activities of $23.5 million. On December 31, 2022, the Company had $2.7 million in cash and an accumulated deficit of approximately $218.6 million.

During the year, the Company raised capital through stock sales and crowdfunded investment campaigns as well as through convertible debt. During the year ended December 31, 2022, the Company raised $15.3 million from the sale of common stock through its Regulation A+ offering and the exercise of stock options and an additional $9 million from the first tranche related to its convertible debt agreement. The Company cannot provide any assurance that unforeseen circumstances that could occur at any time within the next twelve months or thereafter will not increase the need for the Company to raise additional capital on an immediate basis.

These matters, among others, raise substantial doubt about the Company’s ability to continue as a going concern for a period of one year after the date these financial statements are issued. We believe that the Company currently has sufficient cash resources to fund its plan of operations for up to the next two quarters. Company management is addressing this risk by pursuing all available options for funding including accessing the public markets through public listing. On September 27, 2022, the Company registered its Regulation A Class A shares with the SEC and listed on Nasdaq under the ticker symbol “AMV.” Additionally, as disclosed in Note 14 of the Notes to the audited condensed consolidated financial statements included elsewhere in this prospectus, in January 2023, the company received the second tranche of funding related to its convertible debt agreement entered into on November 3, 2022. Net proceeds were $9 million. Further, in February 2023, the company consummated a public offering of approximately 8.3 million units of Company stock at an effective public offering price of $1.56 per unit for gross proceeds of approximately $13 million. Each unit consists of (i) one share of Class A common stock, (ii) 0.65 Series A warrants to purchase 0.65 shares of Class A common stock and (iii) 0.75 Series B warrants to purchase 0.75 shares of Class A common stock, each such warrant being exercisable from time to time for one share of Class A common stock at an exercise price of $1.56. The Company plans to continue considering all avenues available to it in order to obtain the necessary capital to be able to continue as a going concern and to execute on our business objectives including but not limited to debt financing, private placements, and equity lines of credit. The Company’s success is dependent upon achieving its strategic and financial objectives, including continuing to acquire capital through public markets.

Net cash used in operating activities. Net cash used in operating activities during the year ended December 31, 2022, was $23.5 million. The use of cash resulted primarily from a net loss of $70.7 million, offset by employee and non-employee stock based compensation expense of $41.5 million, changes in working capital, changes in the fair value of convertible debt and warrant liabilities and forgiveness of the PPP loan.

Net cash used in operating activities during the year ended December 31, 2021, of $11.1 million resulted primarily from a net loss of $133.7 million, offset by employee and non employee stock compensation of $123 million, and net changes in working capital.

Net cash used in investing activities. Net cash used in investing activities for the years ended December 31, 2022, and 2021, was $1.6 million and $1.0 million, respectively. Cash used in investing activities was related to purchases of property and equipment during each period.

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Net cash provided by financing activities. Net cash provided by financing activities of $24.6 million during the year ended December 31, 2022, primarily consisted of proceeds from stock issuance from our Regulation A+ offering and crowd funding campaigns as well as proceeds from issuance of $9 million convertible debt and the conversion of $260 thousand in employee stock options during the period.

Net cash provided by financing activities of $15.3 million for the year ended December 31, 2021, primarily consisted of proceeds from stock issuance of $14.9 million and receipt of $397 thousand in proceeds from the PPP loan. This loan was forgiven in April of 2022.

Because our working capital requirements depend upon numerous factors there can be no assurance that our current cash resources will be sufficient to fund our operations. Thus, we will require immediate additional financing to fund future operations. There can be no assurance, however, that we will be able to obtain funds on acceptable terms, if at all.

We have contractual lease obligations for our facility with an initial five year lease term. The agreement includes one or more options to renew with renewal terms that can extend the lease term by five years or more. For additional information related to these obligations, see Note 8 to the Consolidated Financial Statements. In addition, we also have obligations under our convertible debt facility to repay the remaining balance not converted into equity at the maturity date two years from issuance. See Note 12 to the Consolidated Financial Statements.

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MANAGEMENT

The directors and executive officers of Nxu as of September 13, 2023 include:

Name	Age	Position
Mark Hanchett	42	Chief Executive Officer and Chairman of the Board
Annie Pratt	31	President and Director
Apoorv Dwivedi	42	Chief Financial Officer
Britt Ide	52	Director
Caryn Nightengale	48	Director
Jessica Billingsley	46	Director

Mark Hanchett, Chief Executive Officer - Mark Hanchett has over ten years of product development experience with 16 successful electromechanical and software product launches that have already created significant change in the world. Mr. Hanchett brings a passion for solving hard problems in product strategy, design, manufacturing, and business operations, while continuously driving a focus on the best possible customer experience. He has served as Founder, Director, and CEO since inception in 2016. Before starting Nxu, Mr. Hanchett was a director at Axon Enterprise, Inc. (NASDAQ: AXON) from 2012 to 2017, leading teams in the development of innovative hardware and software products for law enforcement. From 2007 to 2012, he served as a senior mechanical engineer and project manager leading cross-functional teams through design and development of innovative conductive electrical weapons at Axon Enterprise Inc.

Annie Pratt, President - Annie Pratt is a creative problem solver with a background in product management, design, and business. After studying Product Design at Stanford’s design school, she kicked off her career as a Product Manager at Axon Enterprise, Inc. (NASDAQ: AXON) from 2014-2016, launching in-car video solutions for law enforcement. From 2016-2019, Ms. Pratt served as the Director of Consumer Products at Axon, where she built an independent business unit on its own P&L with dedicated sales, customer service, marketing, product development, manufacturing, and quality functions. That Consumer business unit doubled both revenue and profit in three years. Ms. Pratt joined the Company as Chief of Staff in 2019 and has served as the Company’s President since April 2020, where she has run marketing, sales, finance, people operations, and legal functions.

Apoorv Dwivedi, Chief Financial Officer – Apoorv Dwivedi leads our finance function and ensures that Nxu continues to optimize capital and resources as we grow. He brings extensive finance and corporate strategy experience from Fortune 100 companies across multiple industries that include automotive, technology, financial services, retail, and industrial. Prior to Nxu, from 2019 to 2022, Mr. Dwivedi was the Director of Finance for Cox Automotive where he successfully ran the Manheim Logistics business. From 2018 to 2019, he was Director of Presales within the finance solutions group at Workiva. From 2010 to 2017, Mr. Dwivedi held corporate finance roles at the General Electric Company (NYSE: GE) across both the GE Capital and GE Industrial businesses. Apoorv began his career at ABN-AMRO, N.A. and was instrumental in building one of the first data analytics teams at Sears Holdings Company. Mr. Dwivedi earned his Bachelors in Finance from Loyola University – Chicago and his MBA from Yale School of Management.

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Britt Ide, Director - Britt Ide has been a director since 2021 and brings a deep background and many connections to help Nxu grow. She is an experienced private and public board director (e.g., Nasdaq: NorthWestern Energy 2017-Present and CleanTech Acquisition Corp 2021-2022) with deep expertise in the clean energy and cleantech sectors. Ms. Ide has served as President and Chief Executive Officer of Ide Energy & Strategy since 2010. Her degrees include BS Mechanical Engineering from the Ohio State University, MS Environmental Engineering from Montana State University-Bozeman, and a Juris Doctor from University of Utah. She has extensive experience in corporate governance, ESG (environmental, social, and governance), M&A, and executive development. Ms. Ide was appointed by the US Secretary of the Department of Energy to serve as an Ambassador for the Clean Energy, Education, and Empowerment program. Ms. Ide’s significant familiarity with our industry and business and financial expertise make her an ideal candidate to serve on our Board and serve as a member of our Audit Committee.

Caryn Nightengale, Director - Caryn Nightengale is seasoned executive with an extensive background in operations, fiscal management, corporate development, and investment banking and has served as a director since 2022. Also since 2022, Ms. Nightengale has been working to launch a start-up whose focus is helping businesses advance their diversity, equity, inclusion, and belonging efforts. From 2019-2022 she was the Chief Financial Officer of Wisk Aero LLC, manufacturer of a self-flying air taxi. Prior to joining Wisk, Ms. Nightengale served as the Chief Financial Officer of Liquid Robotics from 2017-2019, a sustainability-focused robotics company. Previously, she was an internal strategic advisor to senior leadership of The Boeing Company (NYSE: BA), and she was an investment banking advisor at BMO Capital Markets. In both roles, Ms. Nightengale leveraged her financial and strategic expertise to accelerate growth through M&A, joint venture, equity, venture capital and debt transactions. Ms. Nightengale earned an MBA from the Tuck School of Business at Dartmouth College and a BS in Economics from The Wharton School, University of Pennsylvania with a major in finance and a minor in Japanese Studies. She serves on the Penn Athletics Board of Advisors, the Penn Basketball Board of Directors, and is Vice Chairperson of the MBA Council at the Tuck School of Business at Dartmouth. Ms. Nightengale brings extensive business and financial expertise to our board. For this reason, we believe she is an ideal candidate to serve on our Board and serve as our Audit Committee Chairman.

Jessica Billingsley, Director - Jessica Billingsley has served as a director since July 1, 2023. She has served as Chief Executive Officer and Chairman of the board of Akerna (NASDAQ:KERN), a Software as a Service ag-tech company serving the cannabis, hemp, and CBD industry, since July 2019. Ms. Billingsley co-founded MJ Freeway, Akerna's wholly owned subsidiary in 2010. She has successfully taken the company public, completed multiple accretive acquisitions, and maintained market leadership for over a decade. Before Akerna, she founded and led Zoco, a technology services firm with a diverse nationwide client base. Ms. Billingsley served on the board and as audit chair of Bhang (CSE:BHNG) from November 2020 – November 2022. She currently serves on the private boards and as governance chair of both yWhales and OARO, and as the elected Vice Engagement Officer for the Young President’s Organization (YPO) Entrepreneurship Network Board. She has served as an active mentor for multiple accelerator programs, most currently for Colorado’s Boardbound program. Jessica Billingsley is a seasoned executive and innovator with over 25 years of experience in frontier technology. With a strong background in cutting-edge technologies, she has dedicated her career to the pursuit of solutions that address real-world challenges, particularly in the fields of emerging technologies and nascent industries. As a pioneering innovator, she is named on multiple patents, including one that advances supply chain technology across hardware, software, and methodology domains. Another patent features cutting-edge anti-counterfeit algorithms that bridge the digital and physical worlds using blockchain and NFT technology. Her extensive experience includes leading successful public and private companies as CEO and serving on multiple boards of directors in chair, executive committee, audit, and governance roles. She possesses in-depth expertise in private and public capital markets, successfully navigating complex transactions to drive growth and business transformation. Her leadership approach emphasizes the synergy of culture and performance. With over 25 years of experience in advanced technologies, emerging growth markets, and scaling businesses, she brings substantial domain expertise in P&L oversight, enterprise risk management, data analytics, machine learning, cybersecurity and data privacy, global supply chain management, DEI, and media and public relations. She holds FINRA securities licenses 7, 79, 63, and 24 and a dual degree in Computer Science and Communications from the University of Georgia. She has been recognized with numerous awards, including the Titan 100 CEO, Outstanding Women in Business, Inc. Top 100 Female Founder, and Fortune’s Most Promising Woman Entrepreneur. Her thought leadership has been featured in prominent media outlets, including Business Insider, Bloomberg, CNN, Cheddar, Fortune, and Forbes, in addition to her contributions to Entrepreneur and Rolling Stone publications. Ms. Billingsley was selected to serve on our Board based on her extensive experience with technology and emerging growth companies, her capital markets expertise, and her background as an entrepreneur.

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Controlled Company

Mr. Hanchett holds more than 50% of the voting power of the Company’s voting securities for the election of directors. As a result, the Company is, and expects to continue to be, a controlled company within the meaning of the Nasdaq rules, and, as a result, we qualify for exemptions from certain corporate governance requirements.

Under Nasdaq rules, a controlled company is exempt from certain corporate governance requirements, including:

•	the requirement that a majority of the board of directors consist of independent directors;

•	the requirement that a listed company have a nominating and governance committee that is composed of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•	the requirement that a listed company have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the requirement for an annual performance evaluation of the nominating and governance committee and compensation committee.

Controlled companies must comply with the exchange’s other corporate governance standards. These include having and audit committee and the special meetings of independent or non-management directors.

Independence of Directors

Under the listing rules of Nasdaq, the Company is not required to have a majority of independent directors serving on the Board, for so long as the Company is considered a controlled company within the meaning of the Nasdaq corporate governance standards. The Board has determined Mses. Ide, Nightengale and Billingsley are independent within the meaning of Nasdaq Marketplace Rule 5605(a)(2).

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Committees of the Board

Audit Committee

Our Audit Committee consists of Mses. Ide and Nightengale with Ms. Nightengale serving as chairperson, resulting in two independent directors as members of the audit committee. Our Board has determined that the chairperson of the audit committee can read and understand financial statements and will ensure that each member seated in the future will be able to, read and understand fundamental financial statements and qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of Nasdaq. As a controlled company, we remain subject to rules of Sarbanes-Oxley and Nasdaq that require us to have an audit committee composed entirely of independent directors, subject to certain “phase-in” provisions for newly public companies, which we are utilizing. Under these rules, we must have at least one independent director on our audit committee by the date our Class A common stock is listed on Nasdaq, at least two independent directors on our audit committee within 90 days of the listing date, and at least three independent directors on our audit committee within one year of the listing date.

Our audit committee assists our Board with its oversight of the integrity of our financial statements; our compliance with legal and regulatory requirements; the qualifications, independence, and performance of the independent registered public accounting firm; the design and implementation of our risk assessment; and risk management. Among other things, our audit committee is responsible for reviewing and discussing with our management the adequacy and effectiveness of our disclosure controls and procedures. The audit committee also discusses with our management and independent registered public accounting firm the annual audit plan and scope of audit activities, scope and timing of the annual audit of our financial statements, and the results of the audit, quarterly reviews of our financial statements and, as appropriate, initiates inquiries into certain aspects of our financial affairs. Our audit committee is responsible for establishing and overseeing procedures for the receipt, retention, and treatment of any complaints regarding accounting, internal accounting controls or auditing matters, as well as for the confidential and anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters. In addition, our audit committee has direct responsibility for the appointment, compensation, retention, and oversight of the work of our independent registered public accounting firm. Our audit committee has sole authority to approve the hiring and discharging of our independent registered public accounting firm, all audit engagement terms and fees, and all permissible non-audit engagements with the independent auditor. Our audit committee reviews and oversees all related person transactions in accordance with our policies and procedures.

Our written audit committee charter can be found on the Company website.

Compensation Committee

Because we are a “controlled company,” we are not required to, and do not intend to, have a fully independent compensation committee. If and when we are no longer a “controlled company” within the meaning of Nasdaq’s corporate governance standards, we will be required to establish a compensation committee. This committee would assist our Board with its oversight of the forms and amount of compensation for our executive officers (including officers reporting under Section 16 of the Exchange Act), the administration of our equity and non-equity incentive plans for employees and other service providers and certain other matters related to our compensation programs. Our compensation committee, among other responsibilities, will evaluate the performance of our Chief Executive Officer and, in consultation with him, will evaluate the performance of our other executive officers (including officers reporting under Section 16 of the Exchange Act).

Upon formation of a compensation committee, we would expect to adopt a compensation committee charter defining the committee’s primary duties in a manner consistent with the rules of the SEC and the applicable Nasdaq or market corporate governance standards.

Nominating and Corporate Governance Committee

Because we are a "controlled company," we are not required to, and do not currently expect to, have a nominating and corporate governance committee. If and when we are no longer a "controlled company" within the meaning of Nasdaq’s corporate governance standards, we will be required to establish a nominating and corporate governance committee. We anticipate that such a nominating and corporate governance committee would consist of three directors who will be "independent" under the rules of the SEC. This committee would identify, evaluate and recommend qualified nominees to serve on our Board, develop and oversee our internal corporate governance processes and maintain a management succession plan.

Upon formation of a nominating and corporate governance committee, we would expect to adopt a nominating and corporate governance committee charter defining the committee's primary duties in a manner consistent with the rules of the SEC and applicable stock exchange or market standards.

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Code of Business Ethics and Conduct Policy

Our Board has adopted a Code of Business Ethics and Conduct Policy applicable to the Company’s directors, officers and employees in accordance with applicable securities laws and the corporate governance rules of Nasdaq. Copies of our Code of Business Ethics and Conduct Policy are available on our Company website. The information on our website is not a part of this prospectus. Any amendments to or waivers of certain provisions of our Code of Conduct may be made only by our Board and will be disclosed on our corporate website promptly following the date of such amendment or waiver as required by applicable securities laws and the corporate governance rules of Nasdaq.

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EXECUTIVE COMPENSATION

As an emerging growth company, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act. This section describes the material components of the executive compensation program for our Chief Executive Officer and our two other most highly compensated executive officers whom we refer to as our “Named Executive Officers” or “NEOs”.

Introduction

For the year ended December 31, 2022, the Company’s Named Executive Officers were:

●	Mark Hanchett, Chief Executive Officer;

●	Annie Pratt, President; and

●	Apoorv Dwivedi, Chief Financial Officer.

The objective of the Company’s compensation program is to provide a total compensation package to each Named Executive Officer that will enable the Company to attract, motivate and retain outstanding individuals, align the interests of our executive team with those of our stockholders, encourage individual and collective contributions to the successful execution of our short and long-term business strategies, and reward our Named Executive Officers for favorable performance.

Summary Compensation Table

The following table shows information concerning the annual compensation for services provided to the Company by our Named Executive Officers for the year ended December 31, 2022. Additional information on our Named Executive Officers’ annual compensation for the year ended December 31, 2022 is provided in the narrative sections following the Summary Compensation Table.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Total ($)

Mark Hanchett, Chief Executive Officer	2022	200,000	-	-	200,000
	2021	167,692	4,380,061	121,891,436	126,439,189
Annie Pratt, President	2022	200,000	-	-	200,000
	2021	167,692	4,986,133	41,420,328	46,574,153
Apoorv Dwivedi, Chief Financial Officer(4)	2022	200,000	770,000	1,651,190	2,621,190

(1)	The amounts reported in the “Salary” column for Mr. Hanchett and Ms. Pratt represent the portion of each NEO’s base salary paid in cash.

(2)	The amounts reported in the “Stock Awards” and “Option Awards” columns for 2022 represent the aggregate grant date fair value of restricted share units and stock options awarded pursuant to Mr. Dwivedi’s offer letter (described under the “Agreements with our Named Executive Officers”), plus the aggregate incremental fair value associated with the modifications thereto (described under “Equity Incentive Compensation”), calculated in accordance with FASB ASC Topic 718. As of December 31, 2022, the achievement of the performance vesting condition with respect to 180,000 of the performance-based options was not considered probable, and therefore no associated expenses were recognized and such performance-based options are not reflected in this column. Since the performance vesting condition with respect to 100,000 of the performance-based options became probable when the condition was obtained in September 2022, compensation expense was recognized for this tranche of options and such performance-based options are reflected in this column. Assuming achievement of all performance-based vesting conditions with respect to the performance-based options granted in 2022 to Mr. Dwivedi, the aggregate grant date fair value of such performance-based options would be $1,807,400. For a discussion of the assumptions and methodologies used in calculating the grant date fair value of Mr. Dwivedi’s restricted share units and stock options, please see the summary of our significant accounting policies under the “Management Discussion and Analysis” section, filed herewith.

(3)	Because Mr. Dwivedi was not an NEO before 2021, only his 2022 compensation is reported in the table.

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Narrative Disclosure to Summary Compensation Table

Agreements with our Named Executive Officers

All of our Named Executive Officers are employees-at-will and we have not entered into any employment, severance, change in control or similar agreements with any of them, nor are we otherwise currently responsible for any payment upon the termination of their employment. Ms. Pratt and Mr. Dwivedi have entered into the Company’s standard confidentiality agreement that generally applies to all salaried employees. Treatment of option awards upon the termination of a Named Executive Officer’s employment or a change in control is described in more detail below under the section titled “Potential Payments Upon Termination or Change in Control.”

In 2021, Mr. Hanchett and Ms. Pratt each received a letter that superseded any prior offer letter or compensation arrangement with the Company. The letters provided that each executive would receive 70% of their base salary in cash and 30% of their base salary as a stock award (“Salary Stock Award”), granted each bi-weekly payroll period (“Hybrid Base Salary”), plus an additional stock award equal to 15% of the Named Executive Officer’s base salary paid on the same schedule as the Salary Stock Award (“Additional Stock Award”). The Hybrid Base Salary and Additional Stock Award were paid from January 1, 2021 until July 11, 2021, after which point both Mr. Hanchett and Ms. Pratt's base salaries were paid in cash for the remainder of 2021. With respect to their Salary Stock Awards and Additional Stock Awards, both Mr. Hanchett and Ms. Pratt received 420.09 shares of Class A common stock for each bi-weekly pay period the Hybrid Base Salary was in effect.

On June 8, 2022, Mr. Dwivedi received an offer letter that superseded a prior offer letter dated as of November 24, 2021 (the “Amended Dwivedi Letter”). The superseding letter provides for: (i) Mr. Dwivedi’s employment as Chief Financial Officer beginning January 17, 2022 (the “Dwivedi Start Date”); (ii) an initial base salary of $200,000 per year; (iii) a restatement the Company’s promise to award 110,000 restricted share units and 490,000 stock options of Class A common stock, subject to the vesting conditions and certain modifications set forth below under the section titled “Equity Incentive Compensation”; and (iv) Mr, Dwivedi’s eligibility to participate in the standard benefits plans made available to the Company’s executive employees.

Base Salary

Each Named Executive Officer’s base salary is a fixed component of annual compensation for performing specific job duties and functions. The annual base salary rate for each of the Named Executive Officers was established at levels commensurate with historical compensation with any adjustments deemed necessary to attract and retain individuals with superior talent appropriate and relative to their expertise and experience. For 2022, our Named Executive Officers’ base salary rates were $200,000, $200,000 and $200,000 for Mr. Hanchett, Ms. Pratt and Mr. Dwivedi, respectively. For a description of the Hybrid Base Salary paid in 2021, see “Agreements with our Named Executive Officers.”

Annual Bonus

Annual cash incentive awards are used to motivate and reward our employees. We do not maintain a formal annual cash incentive award plan. Instead, such awards are determined on a discretionary basis and are generally based on individual and Company performance. We intend to adopt a formal bonus plan in which certain of our employees, including the Named Executive Officers, will be eligible to participate going forward but have not done so as of the date of this prospectus. For 2022, no Named Executive Officer was determined to have earned a discretionary cash bonus.

Equity Incentive Compensation

Equity incentive compensation is used to promote performance-based pay that aligns the interests of our executive officers with the long-term interests of our equity-owners and to enhance executive retention. Historically, the Company has made stock awards to each of the Named Executive Officers on a fully vested basis or subject to monthly or annual ratable vesting.

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In August 2021, the Board approved the Employee Stock Option Plan (the “Equity Compensation Plan”), which was shortly thereafter implemented by the Company. The Equity Compensation Plan authorizes a committee of the Board to issue grants of stock options to employees, non-employee directors and consultants as a component of overall compensation. On August 23, 2021, the Board determined it was in the best interests of the Company and its stockholders to modify employees prior stock awards. Under the Equity Compensation Plan, employees could elect to convert their stock awards into nonqualified stock options at a weighted average conversion ratio for every one stock award (for Mr. Hanchett – 1:1 option to share ratio for the first 10 million shares, 6.64 option to share ratio thereafter; and Ms. Pratt – 6.64 option to share ratio). A condition of the conversion was the relinquishment of all stock awards previously awarded through the August 24, 2021 conversion date. Mr. Pratt and Ms. Hanchett elected to convert their prior stock awards into options, including the Hybrid Stock Award, Additional Stock Award and certain stock award grants of Class A common stock made to Mr. Hanchett (869,537 shares) and Ms. Pratt (991,483 shares) in the first half of 2021 for services provided to the Company. The option awards were generally subject to time-vesting conditions, as set forth in the footnotes to the “Outstanding Equity Awards at 2022 Fiscal Year-End” table.

In addition, pursuant to certain Assignment of Stock agreements entered into by Mr. Hanchett and Ms. Pratt, the Company assigned 17,803,675 fully vested shares and 5,671,695 fully vested shares, respectively, of Class D common stock, and 12,300,000 restricted share units and 6,150,000 restricted share units, respectively, of Class D common stock, on August 27, 2021. The restricted share units are subject to the vesting conditions set forth in the footnotes to the “Outstanding Equity Awards at 2022 Fiscal Year-End” table. For a description of our Class D common stock, see Note 2 to the Company’s audited financial statements for the fiscal year ended December 31, 2021, filed herewith.

With respect to Mr. Dwivedi’s equity incentive compensation, the Amended Dwivedi Letter provides for a promise to award 490,000 stock options to purchase shares of Class A common stock, subject to the following vesting schedule: (i) 210,000 options shall vest as follows, subject to Mr. Dwivedi’s continued service through each of the following vesting dates: (a) 20,000 vested options on the 6-month anniversary of the Dwivedi Start Date, (b) 30,000 vested options on the 12-month anniversary of the Dwivedi Start Date and (c) 40,000 vested options on each successive 6-month anniversary thereafter, ending on the 36-month anniversary of the Dwivedi Start Date and (ii) 280,000 options shall vest as follows, subject to the Company meeting the following milestones after the Dwivedi Start Date: (a) 40,000 vested options upon raising $150 million, (b) 40,000 vested options upon recognizing $50 million in revenue, (c) 100,000 vested options upon recognizing $500 million in revenue and (d) 100,000 vested options upon becoming a publicly-traded Company. In connection with entering into the Amended Dwivedi Letter, the Company modified Mr. Dwivedi’s stock option awards’ strike price from $12.74 to $7.00 to align with the Company’s then-current Code Section 409A third-party common stock valuation.

The Dwivedi Letter also provides for a promise to award 110,000 restricted share units of Class A common stock (the “Dwivedi RSUs”). The Dwivedi Letter provides that for the Dwivedi RSUs to vest, both of the following vesting conditions must be met: (i) the Company’s completion of a “liquidation event” (which was achieved when the Company became publicly traded in September 2022) and (ii) Mr. Dwivedi’s continued service through each of the following vesting dates: (a) 20,000 shares on the 6-month anniversary of the Dwivedi Start Date, (b) 30,000 shares on the 12-month anniversary of the Dwivedi Start Date, (c) 30,000 shares on the 24-month anniversary of the Dwivedi Start Date and (d) 30,000 shares on the 36-month anniversary of the Dwivedi Start Date. In connection with entering into the Amended Dwivedi Letter, the Company modified the Dwivedi RSUs to allow for vesting in connection with a “liquidation event.”

Other Compensation Elements

We offer participation in broad-based retirement, health and welfare plans to all of our employees. We have not maintained, and do not currently maintain, a defined benefit pension plan or nonqualified deferred compensation plan. We currently maintain a retirement plan intended to provide benefits under section 401(k) of the Internal Revenue Code whereby employees, including our Named Executive Officers, are allowed to contribute portions of their base compensation to a tax-qualified retirement account. We currently do not provide matching contributions under the plan. In addition, we do not provide perquisites to our Named Executive Officers.

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Outstanding Equity Awards at 2022 Fiscal Year-End

The following table reflects information regarding outstanding equity-based awards held by our Named Executive Officers as of December 31, 2022.

		Option Awards(1)					Stock Awards
Name		Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)(2)	Market value of shares or units of stock that have not vested (#)(3)

Mark Hanchett		22,903,675	7,200,000	-	7.00	8/24/2031	7,200,000	0
Annie Pratt		8,221,695	3,600,000	-	7.00	8/24/2031	3,600,000	0
Apoorv Dwivedi	(4)	20,000	190,000	-	7.00	1/17/2032	-	-
	(5)	100,000	-	180,000	7.00	6/8/2032	90,000	292,500

(1)	All option awards reflected in this table for Mr. Hanchett and Ms. Pratt were granted under the Company’s Equity Compensation Plan on August 24, 2021. For Mr. Hanchett and Ms. Pratt, their option awards vest or vested as follows: (i) 17,803,676 options and 5,671,696 options, respectively, on August 24, 2021; (ii) 375,000 options and 187,500 options, respectively, vesting monthly on the first of the month from September 1, 2021 through December 1, 2021; and (iii) 300,000 options and 150,000 options, respectively, vesting monthly on the first of the month starting January 1, 2022 through December 1, 2024.

(2)	All outstanding restricted share units of Class D common stock were granted on August 27, 2021. Mr. Hanchett and Ms. Pratt’s restricted share units of Class D common stock vest or vested as follows: (i) 375,000 units and 187,500 units, respectively, vesting monthly on the first of the month from September 1, 2021 through December 1, 2021; and (ii) 300,000 units and 150,000 units, respectively, vesting monthly on the first of the month starting January 1, 2022 through December 1, 2024.

(3)	The amount listed for Mr. Hanchett and Ms. Pratt reflects the market value per share of our Class D common stock determined by our Board as of December 31, 2022, multiplied by the amount shown in the column for the number of shares underlying unvested awards. For a description of some of the factors the Board used in determining the market value of our Class D common stock, the summary of our significant accounting policies under the “Management Discussion and Analysis” section, filed herewith. The amount listed for Mr. Dwivedi reflects the market value per share the Company’s common stock on the NASDAQ Global Market of $3.25 per share on the last trading day of the year (December 30, 2022).

(4)	The options in this row have a grant date of January 17, 2022. Of the 190,000 stock options that remain unexercisable as of December 31, 2022, 30,000 stock options vest on January 17, 2023 and the remainder vest in installments of 40,000 every six months thereafter.

(5)	The equity awards in this row have a grant date of January 1, 2022. The options vested on the date the Company became publicly-traded in September 2022. Of the 180,000 stock options that remain unexercisable as of December 31, 2022, 40,000 stock options vest upon the Company raising $150 million, 40,000 stock options vest upon the Company recognizing $50 million in revenue and 100,000 stock options vest upon the Company recognizing $500 million in revenue. Of the 90,000 restricted share units that remain unvested, 30,000 shares vest on the 12-month anniversary of the Dwivedi Start Date, 30,000 shares vest on the 24-month anniversary of the Dwivedi Start Date and 30,000 shares vest on the 36-month anniversary of the Dwivedi Start Date.

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Potential Payments Upon Termination or Change in Control

As described above under the section titled “Narrative Disclosure to Summary Compensation Table—Employment Agreements,” we have not entered into any employment, severance, change in control or similar agreements with any of our Named Executive Officers, nor are we otherwise currently responsible for any payment upon the termination of any of our Named Executive Officers for any reason.

A Named Executive Officer’s outstanding, unvested option awards will be forfeited and immediately terminate in the event of a Named Executive Officer’s termination of employment for any reason. A Named Executives Officer’s outstanding, unvested option awards will become 100% vested upon the consummation of a “change in control” (as defined under the Equity Compensation Plan). Options which are vested as of a Named Executive Officer’s cessation of service as an employee will generally remain exercisable through their expiration date, unless the Named Executive Officer’s cessation of service as an employee is due to death or disability, in which case the vested options only remain exercisable through the earlier of (i) the 12-month anniversary of the Named Executive Officer’s death or disability or (ii) the expiration date of the options.

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DIRECTOR COMPENSATION

Director Compensation Table

The following table provides information concerning the compensation of the Company’s non-employee directors who served on the Company’s Board during fiscal year ending December 31, 2022. Mark Hanchett and Annie Pratt also served as directors of the Company during fiscal year ending December 31, 2022, but did not receive any additional compensation with respect to such Board service.

Name(1)	Fees Earned or Paid in Cash ($)	Option Awards ($)(2)	Total ($)
Caryn Nightengale	20,000	232,560	252,560
Britt Ide	22,000	-	22,000
Mark Nelson	1,000	1,287,188	1,288,188

(1)	Ms. Ide joined the Company’s Board on February 19, 2021. Ms. Nightengale and Mr. Nelson joined the Company’s Board on July 1, 2022 and February 1, 2022, respectively. Mr. Nelson resigned from his Board service to pursue another opportunity on May 9, 2022.

(2)	The amounts reported in the “Option Awards” column represent the aggregate grant date fair value associated with the 2022 grant of 36,000 nonqualified stock options to Ms. Nightengale and the 2022 grant of 300,000 and 18,750 nonqualified stock options to Mr. Nelson, respectively, and have been calculated in accordance with FASB ASC Topic 718. Mr. Nelson forfeited his 300,000 stock option award in connection with his Board resignation, which had a grant date fair value of $1,188,000. Ms. Nightengale, Ms. Ide and Mr. Nelson held 36,000, 54,000 and 18,750 outstanding options, respectively, as of December 31, 2022.

Director Compensation Program

Prior to his resignation, the Company entered into a Non-Employee Director Agreement with Mr. Nelson, effective February 1, 2022 (the “Nelson Agreement”), which is substantially similar to the Ide Agreement and the Nightengale Agreement described below, and which terminated following his resignation. Mr. Nelson served just over three months with the Board, during which he attended one Board meeting and was paid $1,000. Under the terms of the Nelson Agreement and in connection with his resignation, Mr. Nelson forfeited his original incentive equity award of 300,000 nonqualified stock options, and received 18,750 fully vested nonqualified stock options, representing his receipt of 6,250 options for each full month of completed Board service. Mr. Nelson is not owed any additional compensation from the Company in connection with his Board service in 2022.

The Company initially entered into a Non-Employee Director Agreement with Ms. Ide, effective February 19, 2021, that was later superseded by a Non-Employee Director Agreement dated August 30, 2021 (the “Ide Agreement”), a Board of Directors Agreement, effective as of July 1, 2022, with Caryn Nightengale who joined the Company’s Board in 2022 (the “Nightengale Agreement”), and a Board of Directors Agreement, effective as of February 1, 2022, with Mark Nelson who joined the Company’s Board in 2022 (the “Nelson Agreement”).

The Ide Agreement and the Nightengale Agreement were each later superseded when the Company entered into a Board of Directors Agreement with Mses. Ide and Nightengale, respectively, effective as of September 27, 2022 (the “A&R Director Agreements”). The A&R Director Agreements will have an initial term lasting from the effective date until the earlier of the 12-month anniversary thereof or the date of the Company’s annual shareholder meeting, subject to each director’s election by the Company’s shareholders. If a director is re-elected, the agreement will continue to renew at each annual shareholder meeting, until the director is not re-elected, resigns, or is otherwise removed from the Board. The A&R Director Agreements also provide for the following material terms (the descriptions of which are qualified in their entirety by reference to the respective A&R Director Agreements): (i) cash fees in the amount of a $10,000 quarterly stipend, payable until the Company’s 2023 annual shareholders; (ii) a quarterly award of restricted share units having a grant date fair value of $40,000, for each quarter from the effective date until the Company’s 2023 annual shareholder meeting (“Quarterly RSUs”); (iii) a one-time special award of restricted share units having a grant date fair value of $25,000, in recognition of the director’s efforts related to the Company’s public listing (“Special RSUs”); (iv) an indemnification provision, which includes the obligation of the Company to maintain directors and officers insurance; and (v) a provision providing for attorneys’ fees if ever any proceeding commences between the parties relating to the terms of the agreement. The A&R Director Agreements also provide for certain confidentiality and non-disclosure covenants in favor of the Company and a mutual non-disparagement provision.

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The amounts reflected in the above “Director Compensation Table” were made under the Ide Agreement and Nightengale Agreement, as well as the A&R Director Agreements, which in relevant part provided for cash fees of $1,000 per Board meeting attended by each director and the option award grants reflected above, each of which were fully vested on the date of grant.

In order for the Quarterly RSUs and Special RSUs described herein (the “RSU Awards”) to be granted, the director must provide continuous service through each of the following events: (i) successful completion of a reorganization transaction (the resulting entity, “Pubco”), (ii) approval of an equity incentive plan by the Pubco’s stockholders; and (iii) approval of the terms and conditions of the RSU Awards by the Pubco’s board of directors. Provided the terms of the awards are approved by the Pubco’s board of directors, generally, it is intended for the RSU Awards to be granted on the final trading day of the first week after the Pubco’s equity plan is approved, and shall be fully vested on such date.

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DESCRIPTION OF SECURITIES

The following summary of the material terms of Nxu’s common stock is not intended to be a complete summary of the rights and preferences of such securities. Nxu’s common stock is governed by Nxu’s Certificate of Incorporation, Bylaws and the DGCL. We urge you to read the Certificate of Incorporation and Bylaws in their entirety for a complete description of the rights and preferences of Nxu’s common stock.

General

Nxu’s Certificate of Incorporation authorizes the issuance of 5,010,000,000 shares, consisting of (x) 5,000,000,000 authorized shares of common stock, including (1) 4,000,000,000 authorized shares of Class A common stock, (2) 1,000,000,000 authorized shares of Class B common stock and (y) 10,000,000 authorized shares of preferred stock, par value $0.0001 per share.

As of September 13, 2023, there were 57,324,305 shares of Class A common stock outstanding, 35,175,372 shares of Class B common stock outstanding and no shares of preferred stock outstanding.

Common Stock

Voting Rights

Each holder of Class A common stock, as such, shall have the right to one (1) vote per share of Class A common stock held of record by such holder and each holder of Class B common stock, as such, shall have the right to ten (10) votes per share of Class B common stock held of record by such holder. There are no cumulative voting rights.

Dividend Rights

The holders of shares of Class A common stock and the holders of shares of Class B common stock shall be entitled to receive, ratably in proportion to the number of shares of Class A common stock or Class B common stock, respectively, with respect to any dividends or distributions as may be declared and paid from time to time by Nxu; provided, however, that in the event a dividend is paid in the form of shares of Class A common stock or Class B Common Stock, then holders of Class A common stock shall be entitled to receive shares of Class A common stock, and holders of Class B common stock shall be entitled to receive shares of Class B common stock, with holders of shares of Class A common stock and Class B common stock receiving, on a per share basis, an identical number of shares of Class A common stock or Class B common stock, as applicable.

Liquidation Rights

Subject to the rights of any then outstanding preferred stock which ranks senior to common stock, in the event of a liquidation, dissolution or winding up of Nxu, the holders of Class A common stock will be entitled to receive, after payment or provision for payment of all of its debts and liabilities, all of the assets of Nxu legally available for distribution to stockholders.

The holders of shares of Class B common stock, as such, shall not be entitled to receive any assets of Nxu in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Nxu.

Other Rights

There are no conversion rights or redemption, purchase, retirement or sinking fund provisions with respect to the common stock.

Anti-Takeover Effects of Delaware Law and Certificate of Incorporation and Bylaws

Delaware law, the Certificate of Incorporation and Bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of Nxu. These provisions are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of Nxu to first negotiate with the Board.

Board of Directors; Removal of Directors

The Certificate of Incorporation and Bylaws provide that a director may be removed with or without cause and only by the affirmative vote of the holders of at least two-thirds of the votes that all the stockholders would be entitled to cast in an election of directors. Any vacancy on the Board, including a vacancy resulting from an enlargement of the Board, may be filled only by the affirmative vote of a majority of the votes cast in favor or against the election of a nominee at a meeting of stockholders. At each annual meeting, the entire board will stand for election for a one-year term. The limitations on the removal of directors and filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of Nxu.

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Stockholder Action by Written Consent; Special Meetings

The Certificate of Incorporation provides that any action required or permitted to be taken by stockholders must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. The Certificate of Incorporation and Bylaws also provide that, except as otherwise required by law, special meetings of stockholders can only be called by the chairman of the board, chief executive officer or board of directors.

Advance Notice Requirements for Stockholder Proposals

The Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the Board. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to the secretary of the stockholder’s intention to bring such business before the meeting. This written notice must contain certain information specified in the Bylaws. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of outstanding voting securities.

Delaware Business Combination Statute

Nxu has opted out of Section 203 of the DGCL.

Amendment of Certificate of Incorporation and Bylaws

The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. The Bylaws may be amended or repealed by a majority vote of the Board or by the affirmative vote of the holders of at least two-thirds of the votes which all stockholders would be entitled to cast in any election of directors. The Certificate of Incorporation may be amended by the affirmative vote of a majority of the directors present at any regular or special meeting of the Board at which a quorum is present in any manner not inconsistent with the laws of the State of Delaware.

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Exclusive Forum Provisions

Our Certificate of Incorporation requires that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if that court lacks subject matter jurisdiction, another federal or state court situated in the State of Delaware) will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of our business, (ii) any action asserting a claim of breach of a duty owed by any director, officer, employee, agent or stockholder of ours to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or (iv) any action asserting a claim governed by the internal affairs doctrine. In addition, our Certificate of Incorporation requires that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will be the exclusive forum for the resolution of any action, suit or proceeding asserting a cause of action arising under the Securities Act. These forum selection provisions will not apply to claims arising under the Exchange Act or other federal securities laws for which there is exclusive federal jurisdiction. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock is deemed to have notice of and consented to the foregoing provisions.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of Nxu’s voting common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of Nxu’s affiliates at the time of, or at any time during the three months preceding, a sale and (ii) Nxu is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as Nxu was required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of Nxu’s voting common stock for at least six months but who are Nxu’s affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of such securities then-outstanding; or

•	the average weekly reported trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by Nxu’s affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Listing of Securities

Nxu’s Class A common stock is listed for trading on Nasdaq under the symbol “NXU.”

Transfer Agent

The transfer agent for our Class A common stock is American Stock Transfer & Trust Company, LLC. We have agreed to indemnify American Stock Transfer & Trust Company, LLC in its role as transfer agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to the Company regarding the beneficial ownership of shares of our common stock as of September 13, 2023 by:

•	each person who is known by the Company to own beneficially more than 5% of the outstanding shares of any class of the Company’s common stock;

•	each of the Company’s current named executive officers and directors; and

•	all current executive officers and directors of the Company, as a group.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date, including but not limited to the right to acquire through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement, or (iv) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares that may be acquired by that person within 60 days thereafter are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Each person named in the table has sole voting and investment power with respect to all of the common stock shown as beneficially owned by such person, except as otherwise indicated in the table or footnotes below.

The beneficial ownership of voting securities of the Company is based on 57,374,305 and 35,175,372 shares of Nxu’s Class A common stock and Class B common stock, respectively, issued and outstanding as of September 13, 2023.

Name of Beneficial Owner(1)	Class A Shares		% of Class		Class B Shares		% of Class		Combined Voting Power(2)
Mark Hanchett	26,447,814	(3)	31.3%		26,203,676	(4)	72.6%		62.7%
Annie Pratt	10,115,804	(5)	14.6%		9,871,696	(6)	27.	4%	23.6%
Apoorv Dwivedi	380,630	(7)	*		-		-		*
Britt Ide	429,028	(8)	*		-		-		*
Caryn Nightengale	410,998	(9)	*		-		-		*
Jessica Billingsley(10)			-		-		-		-
All directors and executive officers as a group (6 individuals)	37,784,275		39.	7%	35,625,372		100.0%		86.6%

* Represents beneficial ownership of less than 1%.

(1)	The business address of each of the individuals is c/o Nxu, Inc., 63 S. Rockford Dr., Suite 201 Tempe, AZ 85288.

(2)	Represents the percentage of voting power with respect to all shares of the Company’s outstanding capital stock voting together as a single class. Does not include shares underlying stock options that are currently exercisable or exercisable within 60 days of September 13, 2023 or restricted stock units that vest within 60 days. The holders of our Class B common stock are entitled to 10 votes per share and the holders of our Class A common stock are entitled to one vote per share.

(3)	Includes 26,203,676 shares of Class A common stock underlying options that are currently exercisable or are exercisable within 60 days.

(4)	Includes 600,000 restricted stock units that vest within 60 days.

(5)	Represents 9,871,696 shares of Class A common stock underlying options that are currently exercisable or are exercisable within 60 days.

(6)	Includes 300,000 restricted stock units that vest within 60 days.

(7)	Includes 190,000 shares of Class A common stock underlying options that are currently exercisable or are exercisable within 60 days.

(8)	Includes 54,000 shares of Class A common stock underlying options that are currently exercisable or are exercisable within 60 days.

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(9)	Represents 36,000 shares of Class A common stock underlying options that are currently exercisable or are exercisable within 60 days.

(10)	Ms. Billingsley will receive $35,000 in restricted stock units under the Nxu, Inc. 2023 Omnibus Incentive Plan for each quarter of service on the Board, which will be calculated by dividing $35,000 by the closing share price on the final trading day of each financial quarter from September 30, 2023 until the 2024 annual shareholder meeting, subject to approval by the Board.

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SELLING STOCKHOLDERS

This prospectus relates to the offer and sale from time to time of up to 50,000,000 shares of Class A common stock of the Company by the selling stockholders. The number of shares the selling stockholders may sell is comprised of (i) 340,374 shares of Class A common stock issuable to GYBL upon full exercise of the Common Stock Purchase Warrant; (ii) 34,000,000 unrestricted shares of Class A common stock that will be issued to GEM Global immediately upon the effectiveness of the registration statement of which this prospectus forms a part; and (iii) 15,659,626 additional shares of Class A common stock issuable to GEM Global pursuant to the Share Purchase Agreement. The shares of Class A common stock covered by this prospectus will be issued in reliance on exemptions from registration provided by Section 4(a)(2) of the Securities Act and Rule 506(b) promulgated thereunder.

We are registering the shares of Class A common stock to permit the selling stockholders to offer these shares for resale from time to time and to satisfy our obligations in connection with the Registration Rights Agreement. Except as set forth below, the selling stockholders are investors who have had no position, office, or other material relationship (other than as a purchaser of securities) with us or any of our affiliates within the past three years. Our knowledge is based on information provided by selling stockholder questionnaires in connection with the filing of this prospectus.

The table below lists the selling stockholders and information regarding the ownership of the shares of Class A common stock held by each selling stockholder. The number of shares of our common stock beneficially owned has been determined in accordance with Rule 13d-3 under the Exchange Act, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which a selling stockholder has sole or shared voting power or investment power and also any shares which that selling stockholder has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock options or warrants. The number of shares beneficially owned also assumes that (1) GEM Global has received the maximum number of shares of Class A common stock issuable under the Share Purchase Agreement without regard to any limitations set forth therein; (2) GYBL has fully exercised the Common Stock Purchase Warrant without regard to any limitations set forth therein, (3) each selling stockholder sells all of the securities being offered by them in this prospectus; (4) each selling stockholder does not dispose of any security of the Company other than the securities being offered in this prospectus; and (5) each selling stockholder does not acquire any additional securities of the Company.

Under the terms of the Share Purchase Agreement, GEM Global may not be obligated to purchase any shares of Class A common stock to the extent (but only to the extent) it or any of its affiliates would beneficially own a number of our shares of Class A common stock which would exceed 9.99% of the outstanding shares of the Company as of the date of such proposed issuance. Under the terms of the Common Stock Purchase Warrant, GYBL may not be exercise the Common Stock Purchase Warrant to the extent it or any of its affiliates would beneficially own a number of our shares of Class A common stock which would exceed 9.99% of the outstanding shares of the Company as of the date of such proposed issuance. The number of shares in the second and third columns do not reflect these limitations. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Information about the selling stockholders may change over time. Any changed information will be set forth in an amendment to the registration statement or supplement to this prospectus, to the extent required by law.

Name of Selling Stockholder	Class A Common Stock Before the Offering	Maximum Shares Sold	Class A Common Stock After the Offering
GEM Global Yield LLC SCS(1)	49,659,626	49,659,626	0
GEM Yield Bahamas Limited(2)	340,374	340,374	0
Total	50,000,000	50,000,000	0

(1)	GEM Global Yield LLC SCS’s principal business address is 12C, rue Guillaume J. Kroll, L-1882 Luxembourg. Consists of (i) 34,000,000 unrestricted shares of Class A common stock that will be issued immediately upon the effectiveness of the registration statement of which this prospectus forms a part; and (ii) 15,659,626 additional shares of Class A common stock issuable pursuant to the Share Purchase Agreement.

(2)	GEM Yield Bahamas Limited’s principal business address is 3 Bayside Executive Park, West Bay Street & Blake Road, P.O. Box N-4875, Nassau, The Bahamas. Consists of 340,374 shares of Class A common stock issuable upon the full exercise of the Common Stock Purchase Warrant.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Compensation arrangements with our Named Executive Officers and directors are described elsewhere in this prospectus. See “Security Ownership of Certain Beneficial Owners and Management” for information regarding the ownership of our securities by our control persons.

Related Party Transactions

Since the beginning of the fiscal year preceding our last fiscal year, there are no transactions, or any currently proposed transactions, to which we were or are to be a participant, in which (i) the amount involved exceeded or will exceed the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years; and (ii) any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described above in the section titled “Executive Compensation.”

Indemnification Agreements

The Company assumed certain indemnification agreements (the “Indemnity Agreements”) that the Predecessor entered into with each director and executive officer of the Company. Each Indemnity Agreement provides that, subject to limited exceptions, and among other things, we will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as our director or officer.

Review, Approval or Ratification of Transactions with Related Parties

Our Board reviews and approves transactions with directors, officers and holders of five percent or more of our voting securities and their affiliates, each a related party. The material facts as to the related party’s relationship or interest in the transaction are disclosed to our Board prior to their consideration of such transaction, and the transaction is not considered approved by our Board unless a majority of the directors who are not interested in the transaction approve the transaction. Further, when stockholders are entitled to vote on a transaction with a related party, the material facts of the related party’s relationship or interest in the transaction are disclosed to the stockholders, who must approve the transaction in good faith.

Additionally, we adopted a written related party transactions policy that such transactions must be approved by our audit committee.

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CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax considerations related to the ownership and disposition of shares of our common stock by a Non-U.S. holder (as defined below) and applies only to common stock that is held as a capital asset for U.S. federal income tax purposes (generally property held for investment). This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect. We cannot assure you that a change in law will not significantly alter the tax considerations that we describe in this summary. We have not sought any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to Non-U.S. holders in light of their personal circumstances. In addition, this summary does not address the Medicare tax on certain net investment income, U.S. federal estate or gift tax laws, any state, local or non-U.S. tax laws or any tax treaties. In addition, this discussion does not address all tax considerations that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of investors that may be subject to special rules, such as:

•	banks, insurance companies or other financial institutions;

•	tax-exempt or governmental organizations;

•	tax-qualified retirement plans;

•	qualified foreign pension funds (or any entities all of the interests of which are held by a qualified foreign pension fund);

•	dealers in securities or foreign currencies;

•	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•	persons subject to the alternative minimum tax;

•	entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	persons that acquired our common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	persons whose functional currency is not the U.S. dollar;

•	real estate investment trusts;

•	regulated investment companies;

•	certain former citizens or long-term residents of the United States; and

•	persons that hold our common stock as part of a straddle (including as a result of holding our CVRs in addition to our common stock), appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction.

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PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS (INCLUDING ANY POTENTIAL FUTURE CHANGES THERETO) TO THEIR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, NON U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Non-U.S. Holder Defined

For purposes of this discussion, a “Non-U.S. holder” is a beneficial owner of shares of our common stock that is not for U.S. federal income tax purposes a partnership or any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (B) that has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of our common stock, the tax treatment of a partner in such partnership generally will depend upon the status of the partner, upon the activities of the partnership and upon certain determinations made at the partner level. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) considering the purchase of our common stock to consult their tax advisors regarding the U.S. federal income tax considerations of the purchase, ownership and disposition of our common stock by such partnership.

Distributions on Nxu Common Stock.

In general, any distributions (including constructive distributions) we make to a Non-U.S. holder of shares of our common stock will constitute dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Any such dividends generally will be subject to withholding tax at the rate of 30% of the gross amount of the dividend unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or IRS Form W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our common stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of common stock, which will be treated as described under “—Gain on Sale or Other Taxable Disposition of Nxu Common Stock” below.

Dividends we pay to a Non-U.S. holder that are effectively connected with such Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment maintained by the Non-U.S. holder in the United States) will not be subject to United States withholding tax, provided such Non-U.S. holder complies with certain certification and disclosure requirements including by providing the applicable withholding agent with a properly executed IRS Form W-8ECI certifying eligibility for exemption. Instead, such dividends generally will be subject to United States federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. holders (subject to an exemption or reduction in such tax as may be provided by an applicable income tax treaty). If the Non-U.S. holder is a corporation for U.S. federal income tax purposes, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

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Gain on Sale or Other Taxable Disposition of Nxu Motor Vehicles Common Stock.

Subject to the discussion below under “—Information Reporting and Backup Withholding,” a Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our common stock, unless:

•	the Non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

•	the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and is attributable to a U.S. permanent establishment if an applicable treaty so provides); or

•	our common stock constitutes a United States real property interest due to our status as a “United States real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes and as a result such gain is treated as effectively connected with a trade or business conducted by the Non-U.S. holder in the United States.

A Non-U.S. holder described in the first bullet point above will generally be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses provided the Non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

A Non-U.S. holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above, generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code) unless an applicable income tax treaty provides otherwise. If the Non-U.S. holder is a corporation for U.S. federal income tax purposes whose gain is described in the second bullet point above, then such gain would also be included in its effectively connected earnings and profits (as adjusted for certain items), which may be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty).

Generally, a corporation is a USRPHC if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we currently are, and expect to remain for the foreseeable future, a USRPHC for U.S. federal income tax purposes. However, as long as shares of our common stock continue to be “regularly traded on an established securities market” (within the meaning of the U.S. Treasury regulations), only a Non-U.S. holder who owns, or owned, actually or constructively, at any time during the shorter of the five-year period ending on the date of the disposition or the Non-U.S. holder’s holding period for the common stock, more than 5% of our common stock will be treated as disposing of a United States real property interest and will be taxable on gain realized on the disposition thereof as a result of our status as a USRPHC. If our common stock were not considered to be regularly traded on an established securities market, such Non-U.S. holder (regardless of the percentage of stock owned) would be treated as disposing of a United States real property interest and would be subject to U.S. federal income tax on the disposition of our common stock (as described in the preceding paragraph), and withholding at a rate of 15% would apply to the gross proceeds received. It is unclear how a holder’s ownership of any CVRs or warrants will affect the determination of whether such holder owns more than 5% of our common stock. In addition, special rules may apply in the case of a disposition of CVRs or warrants if our common stock is considered to be regularly traded, but such other securities are not considered to be regularly traded. We can provide no assurance as to our future status as a USRPHC or as to whether our common stock, CVRs, or warrants will be treated as regularly traded.

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Non-U.S. holders should consult their tax advisors regarding the tax consequences related to ownership in a USRPHC.

Information Reporting and Backup Withholding.

Any dividends paid to a Non-U.S. holder must be reported annually to the IRS and to the Non-U.S. holder. Copies of these information returns may be made available to the tax authorities in the country in which the Non-U.S. holder resides or is established. Payments of dividends to a Non-U.S. holder generally will not be subject to backup withholding if the Non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form).

Payments of the proceeds from a sale or other disposition by a Non-U.S. holder of our common stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the Non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our common stock effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the Non-U.S. holder is not a United States person and certain other conditions are met, or the Non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of our common stock effected outside the United States by such a broker if it has certain relationships within the United States.

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund generally may be obtained, provided that the required information is timely furnished to the IRS.

Additional Withholding Requirements

Sections 1471 through 1474 of the Code, and the U.S. Treasury regulations and administrative guidance issued thereunder (“FATCA”), impose a 30% withholding tax on any dividends paid on our common stock and, subject to the proposed U.S. Treasury regulations discussed below, on proceeds from sales or other disposition of shares of our common stock, if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E), or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. While gross proceeds from a sale or other disposition of our common stock paid after January 1, 2019, would have originally been subject to withholding under FATCA, proposed U.S. Treasury regulations provide that such payments of gross proceeds do not constitute withholdable payments. Taxpayers may generally rely on these proposed U.S. Treasury regulations until they are revoked or final U.S. Treasury regulations are issued. Non-U.S. holders are encouraged to consult their own tax advisors regarding the effects of FATCA on an investment in our common stock.

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INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL ESTATE AND GIFT TAX LAWS AND ANY STATE, LOCAL OR NON-U.S. TAX LAWS AND TAX TREATIES.

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PLAN OF DISTRIBUTION

The selling stockholders, or their pledgees, donees (including charitable organizations), transferees or other successors-in-interest, may from time to time, sell any or all of the shares of Class A common stock offered by this prospectus either directly by such individual, or through broker-dealers or agents or on any exchange on which the shares of common stock may from time to time be traded, in the over-the-counter market, or in independently negotiated transactions or otherwise. The selling stockholders may use any one or more of the following methods when selling shares of our common stock:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	any exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	distributions to their members, partners or stockholders;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares of common stock at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of the shares of common stock under this prospectus, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to the prospectus, in the case of any agency transaction not in excess of a customary brokerage commission in compliance with Financial Industry Regulatory Authority Rule 2121 (“Rule 2121”), and, in the case of a principal transaction a markup or markdown in compliance with Rule 2121.

In connection with sales of the Class A common stock under this prospectus or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Class A common stock in the course of hedging the positions they assume. The selling stockholders may also loan or pledge the Class A common stock to broker-dealers that in turn may sell them. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of Class A common stock offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

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The selling stockholders may from time to time pledge or grant a security interest in some or all of the Class A common stock owned by them, and the pledgees or secured parties will, upon foreclosure in the event of default, be deemed to be selling stockholders. As and when a selling stockholder takes such actions, the number of securities under this prospectus on behalf of such selling stockholder will decrease. The selling stockholders may also transfer and donate the Class A common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders are underwriters within the meaning of Section 2(a)(11) of the Securities Act and any broker-dealers or agents that participate in distribution of the securities will also be underwriters within the meaning of Section 2(a)(11) of the Securities Act, and any profit on sale of the securities by them and any discounts, commissions or concessions received by them will be underwriting discounts and commissions under the Securities Act.

A selling stockholder that is an entity may elect to make an in-kind distribution of Class A common stock to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus.

Under the securities laws of some states, the Class A common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the common shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Class A common stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the Class A common stock to engage in market-making activities with respect to the Class A common stock. All of the foregoing may affect the marketability of the Class A common stock and the ability of any person or entity to engage in market-making activities with respect to the common shares.

We will not receive any of the proceeds from this offering. There can be no assurances that the selling stockholders will sell any or all of the securities offered under this prospectus.

The selling stockholders will pay all selling commissions, underwriting discounts, other broker-dealer fees, finder’s fees and stock transfer taxes applicable to the Class A common stock offered hereby. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, word processing, printing and copying expenses, messenger and delivery expenses, fees and disbursements of counsel for the Company and all independent public accountants and other persons retained by the Company.

Once sold under the registration statement, of which this prospectus forms a part, the Class A common stock offered hereby will be freely tradable in the hands of persons other than our affiliates.

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LEGAL MATTERS

Certain legal matters relating to the validity of Nxu’s common stock covered by this registration statement will be passed upon for Nxu by Winston & Strawn LLP, Houston, Texas.

EXPERTS

The financial statements of Nxu, Inc. appearing elsewhere in this prospectus have been audited by Prager Metis CPAs LLP, an independent registered public accounting firm, as stated in their report appearing therein (which report expresses an unqualified opinion and includes an explanatory paragraph as to the Company’s ability to continue as a going concern). Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form S-1, including exhibits, under the Securities Act, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and our exhibits.

In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on a website maintained by the SEC located at www.sec.gov. We also maintain a website at www.nxu.com. Through our website, we make available, free of charge, annual, quarterly and current reports, proxy statements and other information as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

NXU, INC.

Unaudited condensed consolidated financial statements for the three and six months ended June 30, 2023 and 2022
Unaudited Condensed Consolidated Balance Sheets as of June 30, 2023, and December 31, 2022	F-20
Unaudited Condensed Consolidated Statements of Operations for the Three and Six Months Ended June 30, 2023, and 2022	F-21
Unaudited Condensed Consolidated Statements of Stockholders’ Equity for the Three and Six Months Ended June 30, 2023, and 2022	F-22
Unaudited Condensed Consolidated Statements of Cash Flows for the Three and Six Months Ended June 30, 2023, and 2022	F-24
Notes to Unaudited Condensed Consolidated Financial Statements	F-25

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Nxu, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Nxu, Inc. (the Company) as of December 31, 2022 and 2021, and the related statements of operations, stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2022, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements were prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, as of December 31, 2022, the Company had recurring losses from operations and an accumulated deficit. These conditions, among others, raise substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

/s/ Prager Metis CPAs, LLP

We have served as the Company’s auditor since 2020.
El Segundo California
March 16, 2023 (September 19, 2023 as to Note 1 and Note 11, under the heading “Reorganization, Merger and Incorporation of Nxu, Inc.”)

F-2

NXU, INC.

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share data)

	December 31, 2022	December 31, 2021

ASSETS
Current assets:
Cash	$2,701	$3,146
Prepaid expenses and other assets	966	290
Total current assets	3,667	3,436

Property and equipment, net	2,441	980
Intangible assets, net	10	11

Right-of-use assets	798	-
Security deposits	101	90
Vendor deposits	21	96

TOTAL ASSETS	$7,038	$4,613

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,523	$66
Accrued expenses	1,686	167
Payroll tax liabilities	10	57
Contract Liability	523	-
Paycheck protection program loan	-	397
Current portion of deferred rent	-	22
Current portion of finance lease liability	157
Current portion of lease liability	344	-
Total current liabilities	4,243	709

Deferred rent	-	104
Lease liability, net of current portion	558	-
Warrant liability, at fair value	374
Convertible debt, at fair value	10,911

Total liabilities	16,086	813
Commitments and contingencies (Note 9)

Stockholders’ equity
Class A Common stock, par value $0.0001; 54,307,968 shares authorized; 9,763,838 issued and outstanding as of December 31, 2022; 6,854,576 issued and outstanding as of December 31, 2021.	1	1
Class B Stock, par value $0.0001; 41,925,572 authorized; 31,125,370 issued and outstanding at December 31, 2022; 25,725,370 issued and outstanding at December 31, 2021.	3	2
Class C Stock, par value $0.0001; 15,000 shares authorized; no shares issued and outstanding at December 31, 2022; 5,000 shares issued and outstanding at December 31, 2021.	-	-
Additional paid-in capital	209,564	151,733
Accumulated deficit	(218,616)	(147,936)

Total stockholders’ equity	(9,048)	3,800

Total liabilities and stockholders’ equity	$7,038	$4,613

The accompanying notes are an integral part of these consolidated financial statements.

F-3

NXU, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per-share data)

	Years Ended December 31,
	2022	2021

Revenue	$-	$-

Operating expenses:
Stock based compensation	41,502	123,245
Research and development	9,648	4,429
General and administrative	12,353	3,329
Advertising	5,297	2,678
Total operating expenses	68,800	133,681

Operating loss	(68,800)	(133,681)

Other income (expense):
Paycheck protection program forgiveness	397	-
Loss on disposal of property and equipment	(152)	-
Interest expense	(7)	-
Other income	166	(55)
Net loss on convertible debt and warrant liability	(2,285)
Total other income	(1,881)	(55)

Net Loss	$(70,681)	$(133,736)

Loss per share, basic	$(8.88)	$(10.77)

Weighted average number of common shares outstanding used in computing loss per share:	7,961,009	12,417,226

The accompanying notes are an integral part of these consolidated financial statements.

F-4

NXU, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands, except share data)

	Common Stock
	Class A		Class C		Class B
	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount		Additional Paid- in Capital	Accumulated Equity (Deficit)	Total
Balance at December 31, 2020	14,845,067	$2	-	$-	-		$-	$13,378	$(14,199)	$(819)
Common Stock issued for cash	1,977,009							14,542		14,542
Series B Stock Issued					25,725,370	2				2
Founder Class A shares relinquished	(10,000,000)	(1)								(1)
Shares issued for services and rent guarantees	32,500		5,000	1				568		569
Stock based compensation								123,245		123,245
Net Loss							-		(133,736)	(133,736)
Balance at December 31, 2021	6,854,576	$1	5,000	$1	25,725,370	$2	-	$151,733	$(147,935)	$3,802

Common Stock issued for cash	2,475,616	-						15,302		15,302
Shares issued for services and rent guarantees	151,546	-	5,000	-				89	-	89
Series B Stock Issued					5,400,000	1				1
Exchange of Class C to Class A	75,000	-	(10,000)	(1)				572		571
Stock based compensation	170,000	-						41,608		41,608
Options exercised to stock	37,100	-						260		260
Net Loss							-		(70,681)	(70,681)
Balance at December 31, 2022	9,763,838	$1	-	$-	31,125,370	$3	-	$209,564	$(218,616)	$(9,048)

The accompanying notes are an integral part of these consolidated financial statements.

F-5

NXU, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2022	2021
Cash flows from operating activities:
Net loss	$(70,681)	$(133,736)
Adjustments to reconcile net loss to net cash used in operating activities:

Depreciation and amortization	348	89
Employee stock based compensation	41,502	123,245
Non-employee stock compensation	768	186
Forgiveness of Paycheck Protection Loan	(397)	(93)
Loss on the fair value of Convertible debt and Warrant liability	2,285
Loss on the sale of property and equipment	152	-

Changes in assets and liabilities:
Prepaid expenses and other current assets	(676)	(285)
Accounts payable	1,211	(56)
Accrued expenses	1,520	70
Payroll tax liabilities	(47)	(555)
Net change in operating lease assets and liabilities	(22)
Contract liability	523	-
Deferred rent		(12)
Security deposits	(11)	(3)
Vendor deposits	75	(38)

Net cash used in operating activities	(23,450)	(11,188)

Cash flows from investing activities:
Purchases of property and equipment	(1,787)	(1,019)
Addition of intangible assets	-	(12)
Proceeds from sale of property and equipment	230	-

Net cash used in investing activities	(1,557)	(1,031)

Cash flows from financing activities
Proceeds from stock issuance	15,302	14,925
Proceeds from the issuance of convertible debt	9,000
Proceeds from exercised stock options	260
Proceeds from paycheck protection loan	-	397

Net cash provided by financing activities	24,562	15,322

Net (decrease) increase in cash	(445)	3,103
Cash, beginning of period	3,146	43
Cash, end of period	$2,701	$3,146
Supplemental disclosure of cash flow information:
Cash paid for interest	$7	$1
Supplemental disclosures of non-cash activity:
Purchases on account related to property and equipment	$232	$-
Incremental expense on Class C to Class A stock exchange	$572	$-

The accompanying notes are an integral part of these consolidated financial statements.

F-6

NXU, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization and Basis of Presentation

Reorganization, Merger and Incorporation of Nxu, Inc.

On May 12, 2023, Atlis Motor Vehicles Inc. (“Atlis”) completed its previously announced reorganization merger pursuant to the Agreement and Plan of Merger, dated as of April 16, 2023 (the “Reorganization Agreement”), by and among Atlis, Nxu, Inc., a Delaware Corporation (the “Company” or “Nxu”), and Atlis Merger Sub, Inc., a Delaware corporation and, as of immediately prior to the consummation of such merger, a wholly-owned subsidiary of Nxu (“Merger Sub”). The Reorganization Agreement provided for the merger of Atlis and Merger Sub, with Atlis surviving the merger as a wholly-owned subsidiary of Nxu (the “Reorganization Merger”). The Reorganization Agreement was approved and adopted by Atlis’s stockholders at Atlis’s Special Meeting of Stockholders, which was held on May 9, 2023.

The directors and executive officers of Nxu immediately following the completion of the Reorganization Merger are the same individuals who were directors and executive officers, respectively, of Atlis as of immediately prior to the Reorganization Merger.

Upon completion of the Reorganization Merger, Nxu Class A Common Stock was deemed to be registered under Section 12(b) of the Securities Exchange Act of 1934, as amended, pursuant to Rule 12g-3(a) promulgated thereunder and for purposes of Rule 12g-3(a), Nxu is the successor issuer to Atlis. Future filings by Nxu with the Securities and Exchange Commission (the “SEC”) will be filed by Nxu under Atlis’s existing CIK number: 0001722969.

Transactions that occurred in connection with the Reorganization Merger are considered transactions between entities under common control, and thus the financial statements for periods prior to the Reorganization Merger have been adjusted to combine the previously separate entities for presentation purpose.

Organization

Nxu, Inc. (the “Company” or “Nxu”), a Delaware corporation based in Mesa, Arizona, was incorporated in 2016 under the name “Atlis Motor Vehicles Inc.” Nxu is a vertically integrated, electric vehicle technology ecosystem company committed to electrifying vehicles and equipment for Work. The Company is developing three products to meet the needs of our target customer, proprietary Nxu battery cell and pack technology, a modular and scalable electric powered platform and an electric pickup truck. The Nxu battery technology is the core of the Company’s hardware platform and is designed to be capable of charging a full-size pickup in less than 15 minutes.

Basis of Presentation

The Company’s financial statements are prepared in conformity with U.S. generally accepted accounting principles (GAAP), which requires us to make estimates based on assumptions about current, and for some estimates, future economic and market conditions which affect reported amounts and related disclosures in our financial statements. Although our estimates contemplate current and expected future conditions, it is reasonably possible that actual conditions could differ from our expectations, which could materially affect our results of operations, our financial position and cash flows.

The presentation of certain prior period amounts have been adjusted to reflect current period classifications and presentation. Specifically, Research and development costs now include Research and development related employee compensation as well as Research and development, materials and equipment. General and administrative expenses include employee compensation specific to general and administrative expenses as well as Legal and other general and administrative expenses.

References to amounts in the consolidated financial statement sections are in thousands, except share and per share data, unless otherwise specified.

Going Concern

The accompanying condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

During the year ended December 31, 2022, the Company incurred a net loss of $70.7 million and had net cash flows used in operating activities of $23.5 million. On December 31, 2022, the Company had $2.7 million in cash and an accumulated deficit of $218.6 million.

F-7

The Company cannot provide any assurance that unforeseen circumstances that could occur at any time within the next twelve months or thereafter will not increase the need for the Company to raise additional capital on an immediate basis. Additionally, Company cannot provide any assurance that access to capital will be readily available when needed.

These matters, among others, raise substantial doubt about the Company’s ability to continue as a going concern for a period of one year after the date these financial statements are issued. Company management is addressing this risk by pursuing all available options for funding including accessing the public markets through public listing. On September 27, 2022, the Company registered its Regulation A Class A shares with the SEC and listed on Nasdaq under the ticker symbol “AMV.” Additionally, as disclosed in Note 14, in January 2023, the company received the second tranche of funding related to its convertible debt agreement entered into on November 4, 2022. Net proceeds were $9 million. Further, in February 2023, the company consummated a public offering of 8.3 million units of Company stock at an effective public offering price of $1.56 per unit for gross proceeds of approximately $13 million. Each unit consists of (i) one share of Class A common stock, (ii) 0.65 Series A warrants to purchase 0.65 shares of Class A common stock and (iii) 0.75 Series B warrants to purchase 0.75 shares of Class A common stock, each such warrant being exercisable from time to time for one share of Class A common stock at an exercise price of $1.56. The Company plans to continue considering all avenues available to it in order to obtain the necessary capital to be able to continue as a going concern and to execute on our business objectives including but not limited to debt financing, private placements, and equity lines of credit. The Company’s success is dependent upon achieving its strategic and financial objectives, including continuing to acquire capital through public markets.

Change in Accounting Policy

The Company has opted for an effective adoption date of January 1, 2022, for the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02, Leases. At the transition date, the operating lease ROU asset and operating lease liability were $1.1 million and $1.2 million, respectively. The difference between the ROU asset and operating lease liability is due to deferred rent and prepaid rent balances that were reclassified as a component of the ROU asset at the transition date. The Company recorded a right of use asset, current portion of lease liability and lease liability, net of current portion in the amounts of $798 thousand, $344 thousand and $558 thousand, in the condensed consolidated balance sheets at December 31, 2022. See Note 8 for more information.

2.	Summary of Significant Accounting Policies

Recent Accounting Pronouncements and Summary of Significant Accounting Policies

Recent Accounting Pronouncements

In December 2019, the FASB issued Accounting Standards Update, Simplifying the Accounting for Income Taxes which amends ASC 740 Income Taxes (“ASC 740”). This update is intended to simplify accounting for income taxes by removing certain exceptions to the general principles in ASC 740 and amending existing guidance to improve consistent application of ASC 740. This update is effective for fiscal years beginning after December 15, 2021.  The guidance in this update has various elements, some of which are applied on a prospective basis and others on a retrospective basis with earlier application permitted.  The Company does not expect this update to have a material impact on its consolidated financial statements.

In August 2020, the FASB issued Accounting Standards Update 2020-06 (ASU 2020-06). ASU 2020-06 eliminates the beneficial conversion feature and cash conversion models in Accounting Standards Codification 470-20 that require separate accounting for embedded conversion features in convertible instruments. The new guidance also eliminates some of the conditions that must be met for equity classification under ASC 815-40-25. The standard is effective for smaller reporting companies for annual periods beginning after December 15, 2023. Early adoption is permitted. The Company has chosen to early adopt this standard for the period ended December 31, 2022.

The Company has reviewed all recently issued accounting pronouncements and concluded that they were either not applicable or not expected to have a material impact on its consolidated financial statements.

Summary of Significant Accounting Policies

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Due to uncertainties, actual results could differ from the estimates and assumptions used in preparation of the consolidated financial statements.

Segment Reporting

The Company evaluated segment reporting in accordance with Accounting Standards Codification 280 – Segment Reporting (“ASC 280”) and concluded that Nxu is comprised of one operating segment. The Company reports segment information based on the operating results regularly reviewed by the chief operating decision maker to make decisions about resource allocation and the performance of the business.

F-8

Concentration of Credit Risks

The Company is subject to concentrations of credit risk primarily from cash and cash equivalents.

The Company considers all highly liquid temporary cash investments with an original maturity of three months or less when purchased to be cash equivalents.

The Company’s cash and cash equivalents accounts are held at a financial institution and are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250 thousand. From time to time, the Company’s bank balances exceed the FDIC insurance limit. To reduce its risk associated with the failure of such financial institutions, the Company periodically evaluates the credit quality of the financial institution in which it holds deposits.

Advertising

The Company began utilizing media networks, including, but not limited to online and social media presence to build awareness for the product and brand. Advertising costs for the year ended December 31, 2022, were $5.3 million. Advertising costs for the year ended December 31, 2021, were $2.7 million.

Income Taxes

Income taxes are accounted for in accordance with the provisions of ASC 740. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established, when necessary, but no less than quarterly, to reduce deferred tax assets to the amounts expected to be realized.

Property and Equipment

Property and equipment are carried at cost. Depreciation is calculated using the straight-line method over the estimated useful life of each asset. Estimated useful lives for significant classes of assets are currently 5 years. Maintenance and repairs are charged to expense as incurred. Significant renewals and betterments are capitalized according to their estimated useful lives or over the lease term for leasehold improvements. The Company capitalizes property and equipment with an initial value over $2,500.

Long-Lived Assets

In accordance with ASC 360-10, the Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that their net book value may not be recoverable. When such facts and circumstances exist, the Company compares the projected undiscounted future cash flows associated with the related asset or group of assets over their estimated useful lives against their respective carrying amount. Impairment, if any, is based on the excess of the carrying amount over the fair value, based on market value when available, or discounted expected cash flows, of those assets and is recorded in the period in which the determination is made. Depending on the asset, estimated fair market value may be determined either by use of the discounted cash flow model or by reference to estimated selling values of assets in similar condition. There were no impairment charges for the years ended December 31, 2022, or December 31, 2021.

Research and Development Expenses

Research and development costs are charged to operations when incurred and are included in Operating expenses on the consolidated statements of operations. The Company recorded $9.6 million in Research and development expenses for the year ended December 31, 2022 of which $6 million was related to employee compensation and $3.6 million was related to materials and equipment purchases, primarily related to battery and platform research and development activities. In the year ended December 31, 2021, the Company recorded $2.8 million and $1.6 million in Research and development employee compensation and materials and equipment, respectively for a total of $4.4 million for the year ended December 31, 2021.

General and administrative expenses

General and administrative costs include salaries related to non-production and non research and development employees, legal and other professional fees, rent and other general expenses incurred by the company. The company recorded $12.4 million in general and administrative expenses consisting of $3.8 million in employee compensation and $8.6 million in legal and other expenses for the year ended December 31, 2022. The Company recorded $3.3 million in general and administrative expenses in the year ended December 31, 2021 consisting of $1.2 million in employee compensation and $2.1 million in legal and other expenses.

F-9

Stock Based Compensation

The Company accounts for stock-based compensation in accordance with ASC Topic 718, Compensation-Stock Compensation. Under the fair value recognition provisions of this topic, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as an expense over the requisite service period, which is the vesting period. Forfeitures are accounted for as they occur in accordance with ASC 718-10-35-3.

The Company uses the Black-Scholes option-pricing method for valuing stock option awards. Calculating the fair value of stock option awards requires the input of subjective assumptions. Other reasonable assumptions could have a material impact on the Company’s stock-based compensation expense and therefore, its operational results.

Stock Issued for Services

The Company periodically grants common stock awards to non-employees in exchange for services. The fair value of the stock-based compensation awards granted is based on the fair value of the award on the grant date. Stock-based payments are recorded on the consolidated statements of operations in the same manner and to the same financial statement line item as it would have been had such settlement been made in cash.

Contract Liability

The Company defers the recognition of revenue when cash payments are received or due in advance of satisfying its performance obligations, including amounts which are refundable. The Company recorded no Contract Liability at December 31, 2021 and $523 thousand at December 31, 2022.

Other income, net

Other income primarily consists of realized and unrealized gains and losses on convertible debt and warrant liabilities, gains and losses on the sale of property and equipment and gains on forgiveness of the Company’s Paycheck Protection Program.

Fair Value of Financial Instruments.

Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 820 “Fair Value Measurements and Disclosures” (“ASC 820”) defines fair value, the methods used to measure fair value and the expanded disclosures about fair value measurements. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between the buyer and the seller at the measurement date. In determining fair value, the valuation techniques consistent with the market approach, income approach and cost approach shall be used to measure fair value. ASC 820 establishes a fair value hierarchy for inputs, which represent the assumptions used by the buyer and seller in pricing the asset or liability. These inputs are further defined as observable and unobservable inputs. Observable inputs are those that buyer and seller would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs reflect the Company’s assumptions about the inputs that the buyer and seller would use in pricing the asset or liability developed based on the best information available in the circumstances.

The fair value hierarchy is categorized into three levels based on the inputs as follows:

Level 1 - Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

Level 2 - Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets and liabilities, or (iv) inputs that are derived principally from or corroborated by market through correlation or other means.

Level 3 - Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The fair value of the Company’s certain assets and liabilities, which qualify as financial instruments under ASC 820, approximates the carrying amounts represented in the balance sheets as of December 31, 2022, and 2021. The fair values of cash and cash equivalents, prepaid assets, accounts payable and accrued expenses are estimated to approximate the carrying values as of December 31, 2022, and 2021, due to the short maturities of such instruments.

There were no transfers between Levels 1, 2 or 3 during the year ended December 31, 2022, or for the year ended December 31, 2021.

F-10

3.	Property and Equipment

Property and equipment consist of the following (in thousands):

	As of December 31,
	2022	2021

Leasehold improvements	$261	$130
Office equipment	114	64
Tools and plant equipment	2,354	830
Vehicles	70	59

Less—Accumulated depreciation	(358)	(103)
Property and equipment, net	$2,441	$980

Depreciation expense for the years ended December 31, 2022, and December 31, 2021, were $348 thousand and $89 thousand, respectively. Property and equipment include tools and plant equipment obtained under capital lease in the amount of $232 thousand. The equipment is being depreciated over 5 years. The capital lease was entered into on July 1, 2022, and is payable over 18 months at 7% interest with monthly installments of $14 thousand. The company had an outstanding balance of $157 thousand on the capital lease at December 31, 2022

4.	Intangible Assets

Intangible assets consist of the following (in thousands):

	As of December 31,
	2022	2021
Patents	$12	$12
Less—Accumulated amortization	(2)	(1)
Intangible assets, net	$10	$11

The Company recorded amortization expense related to patent number 11.069.945 on July 20, 2021. The Company amortizes patents using the straight-line method over the estimated useful life of the patent, which is ten 10 years. The Company recorded amortization expense of $1 thousand during the year ended December 31, 2022. The Company recorded amortization expense of $1 thousand for the year ended December 31, 2021.

5.	Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company recorded a valuation allowance due to the uncertainty of future realization of federal and state net operating loss carryforwards.

Deferred income tax assets are comprised of the following at December 31, 2022, and 2021 (in thousands):

	2022	2021
Deferred income tax assets:	$51,919	$34,912
Valuation allowance	(51,919)	(34,912)
Net total	$-	$-

At December 31, 2021, the Company had net operating loss carryforwards of approximately $16.5 million which will carryforward through 2037. The Company’s current year net operating loss will carry forward indefinitely.

In December 2017, the U.S. Tax Cuts and Jobs Act of 2017 ("Tax Act") was enacted into law which significantly revises the Internal Revenue Code of 1986, as amended. The newly enacted federal income tax law, among other things, contains significant changes to corporate taxation, including a flat corporate tax rate of 21%, limitation of the tax deduction for interest expense to 30% of adjusted taxable income, limitation of the deduction for newly generated net operating losses to 80% of current year taxable income and elimination of net operating loss ("NOL") carrybacks, future taxation of certain classes of offshore earnings regardless of whether they are repatriated, immediate deductions for certain new investments instead of deductions for depreciation expense over time, and modifying or repealing many business deductions and credits beginning in 2018.

F-11

The Company generated an income tax benefit of $14.9 million for the year ended December 31, 2022. The Company has increased its valuation allowance accordingly as the Company's ability to generate sufficient taxable income to utilize its net operating loss carry forwards is uncertain. The Company’s deferred tax balances primarily consist of its operating loss carryforwards.

Reconciliation between the statutory rate and the effective tax rate is as follows at of December 31, 2022, and 2021:

	2022	2021
Effective Tax Rate Reconciliation:

Federal statutory tax rate	21%	21%
State taxes, net of federal benefit	-%	-%
Change in valuation allowance	(21%)	(21%)
Effective Tax Rate	-%	-%

The Company recognizes interest and penalties related to uncertain tax positions in general and administrative expense. At December 31, 2022, and 2021 the Company did not have any unrecognized uncertain tax positions or any associated interest and penalties.

The Company's federal income tax returns for tax years ended December 31, 2019, and beyond remain subject to examination by the Internal Revenue Service. The returns for Arizona, the Company's most significant state tax jurisdiction, remain subject to examination by the Arizona Department of Revenue for tax years ended December 31, 2017, and beyond.

6.	Paycheck Protection Program Loan

On February 11, 2021, The Company was granted a loan from Washington Federal Bank, in the aggregate amount of $397 thousand, pursuant to the Paycheck Protection Program (“PPP”). The loan was granted under the provisions of the second offering of PPP loans by the Small Business Association. The loan, which was in the form of a Note dated February 11, 2021, issued to the Company, was to mature February 11, 2026, and bore an interest at a rate of 1.0% annually. The Note was allowed to be prepaid by the Borrower at any time prior to the maturity with no prepayment penalties. Funds from the loan were to only be used for payroll costs, costs used to continue group health care benefits, mortgage payments, rent, utilities and interest on other debit obligations incurred before February 15, 2020. On April 13, 2022, the Company received notice that the note was fully forgiven. As a result, the Company recorded Other income in the amount of $397 thousand in its condensed consolidated statements of operations for the year ended December 31, 2022.

On April 30, 2020, The Company was granted a loan from Washington Federal Bank, in the aggregate amount of $93 thousand, pursuant to the PPP under Division A, Title 1 of the CARES Act, which was enacted March 27, 2020. This PPP note was fully forgiven on July 12, 2021.

7.	Net Loss per Share

Net loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding during the period, excluding shares of Class B common stock as these shares do not participate in the earnings of the Company. For the years ended December 31, 2022, and 2021, respectively, the Company’s basic and diluted net loss per share were the same because the Company generated a net loss for each period and potentially dilutive securities are excluded from diluted net loss per share as a result of their anti-dilutive impact. The Company’s basic net loss per share was $8.88 and $10.77 for the years ended December 31, 2022, and 2021, respectively. Potentially dilutive securities represented approximately 55.9 million (consisting of 45.7 million options and RSUs, 231 thousand warrants, and 10 million shares related to convertible debt) and 46.8 million options and RSUs for the years ended December 31, 2022, and 2021, respectively.

8.	Leases

Operating Lease

The Company adopted ASC 842, Leases (“ASC 842”), on January 1, 2022. Consequently, financial information has not been updated for dates and periods before this date. Additionally, the Company chose to elect certain relief options offered in ASC 842 including the package of practical expedients, the option to account for separate lease and non-lease components as a single unit, and the option to exclude right-of-use assets and lease liabilities that arise from short term leases (i.e., leases with terms of twelve months or less). Under ASC 842, the Company determines if an arrangement is a lease at inception. Right-of-use (“ROU”) assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date of the lease based on the present value of lease payments over the lease term. The Company’s lease consists of mixed-use office and warehouse space in Mesa, Arizona. The Company’s lease evaluation may include options to terminate the lease when it is reasonably certain that the Company will exercise such options. When readily determinable, the Company uses the implicit rate in determining the present value of lease payments. The ROU asset also includes any lease payments made and excludes lease incentives. Lease expense for amortization of the ROU asset is recognized on a straight-line basis over the lease term. The Company’s lease agreements do not contain any material residual value guarantees, material restrictions or covenants. The Company had a weighted average remaining lease term of 5 years and a weighted average discount rate of 3.25%, which was determined based on the United States Prime borrowing rate at the lease commencement date, as the rate implicit in the lease was not readily determinable.

F-12

The Company’s aggregate lease maturities as of December 31, 2022, are as follows (in thousands):

Year
2023	$368
2024	379
2025	194
Total minimum lease payments	941
Less imputed interest	(39)
Total operating lease liabilities	$902

Financing Lease

The Company entered into a capital lease agreement on July 1, 2022, with a vendor to purchase equipment to be used in research and development. The terms of the note are 18 months at 7% interest payable in monthly installments of $14 thousand. The Company recorded a total of $157 thousand in the current portion of Lease liability line item in the condensed consolidated balance sheets at December 31, 2022, in relation to this agreement.

The following table provides information about the financial statement classification of our lease expenses reported within the Consolidated Statements of Comprehensive Income for the years ended December 31, 2022 and December 31, 2021 (in thousands):

		2022	2021
Lease Expense Category:	Classification

Operating Lease Expense	General and administrative expenses Legal and other	$335	$457
Finance lease expense:
Amortization of leased assets	General and administrative expenses Legal and Other	23	-
Interest on lease liabilities	Interest expense	7	-
Total lease expense		$365	$457

9.	Commitments and Contingencies

Registration Rights

The holders of the 2022 convertible note that was issued will have registration rights to require the Company to register the sale of its debt securities held by them pursuant to a registration rights agreement to be signed in conjunction with the convertible note.

Legal Proceedings

The Company is not currently subject to any material legal proceedings, nor, to the Company’s knowledge, are any material legal proceedings threatened against the Company. From time to time, the Company may be a party to certain legal or regulatory proceedings in the ordinary course of business. While the outcome of any such future legal or regulatory proceedings cannot be predicted with certainty, management does not expect that any such future proceedings will have a material effect on the Company’s financial condition or results of operations.

10.	Vendor Deposits

During 2021, the Company paid $60 thousand to Salt River Project, an Arizona utility company, as a refundable deposit for engineering services for implementation of additional electricity capacity to facilitate the development of the Company’s 1.5MW charging capabilities. In 2022, this contract was cancelled, and the deposit was refunded. Additionally, the Company recorded a total of $38 thousand in 2021 for deposits on equipment purchases to be delivered at future dates. At December 31, 2022, the company had total Vendor deposits of $20 thousand related to deposits on equipment.

F-13

11.	Stock Based Compensation and Common Stock

The Company accounts for stock-based compensation in accordance with ASC Topic 718, Compensation-Stock Compensation, (“ASC 718”). Under the fair value recognition provisions of this topic, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as an expense over the requisite service period, which is the vesting period.

Prior to and up until the quarter ended September 30, 2021, the Company awarded employees grants in common stock as part of employee compensation, which typically vested over four years. Upon vesting, the company recorded employee stock compensation to additional paid-in-capital as the shares were vested but not issued. The share value was calculated based on the most recent funding event. Subsequently, the Company changed its accounting policy to value company shares based on appraisal of fair market value that considered all available information material to the value of the Company, including the present value of anticipated future cash flows and other relevant factors such as a discount for lack of marketability. The same method was applied retrospectively to value stock grant awards in prior years.

On August 24, 2021, the Company offered employees the option to convert their vested stock grants into stock options at weighted average conversion ratio of approximately 6.64 options for every share grant. A condition of the conversion was the relinquishment of all prior awarded stock through the August 24, 2021, conversion date. Although not all, a majority of former and current employees at the time elected to convert their shares to options. The Company accounted for this transaction as a modification as per ASC 718. As a result, the company recorded approximately $115 million of incremental compensation expense as of December 31, 2021. The originally vested stock grants were unissued as of the modification date with the exception of 10,000,000 Class A shares held by the Company’s Chief Executive Officer, who subsequently relinquished these on August 24, 2021.

On August 24,2021, the Company issued 25,725,370 Class B stock to the Company’s Chief Executive Officer and the President.

Between August 24, 2021, and December 31, 2021, the Company awarded 578,400 stock options to new employees, non-employees and to our Board of Directors.

On June 17, 2022, the Company agreed with a third party who provided a rent guarantee to the Company’s landlord on the Company’s building in Mesa, Arizona to exchange 75,000 shares of Class A common stock for 10,000 shares of Class C common stock. The Company recorded General and Administrative expenses of $572 thousand on the Company’s Condensed Consolidated Statements of operations for the year ended December 31, 2022, resulting from consideration provided for the loss of perquisites afforded to the Class C shareholder.

The Company recorded $41.5 million and $123.2 million in stock based compensation expense for the years ended December 31, 2022, and 2021, respectively.

The Company uses the Black-Scholes option-pricing method for valuing stock option awards. Calculating the fair value of stock option awards requires the input of subjective assumptions. Other reasonable assumptions could provide differing results. The fair value of stock options at the grant date was determined using the following assumptions for the years ended December 31, 2022, and 2021.

	Years ended December 31,
	2022	2021

Expected average life (years)	7.0	7.0
Expected volatility	75.33%	73.56%
Risk-free interest rate	1.65%	0.06%
Expected dividend yield	-%	-%

Compensation expense was determined by applying the Black-Scholes model on the appraised value of the underlying share price for each stock on the grant date.

F-14

A summary of the Company’s outstanding stock options and restricted stock units (“RSU”) as of December 31, 2022, and changes during the year is presented below:

	Options			RSUs
	Shares	Weighted average exercise price	Weighted average contractual term (in years)	Shares	Weighted average grant date fair value
Outstanding, December 31, 2021	45,486,067	$7.00	7	1,344,657	$-
Granted	946,800		7	110,000	7.00
Exercised	(37,100)	-		-	-
Forfeited	(899,063)	7.00		(7,456)	-
Shares issued	-			(1,278,858)
Unissued shares converted to options	78,343			(78,343)
Expired	-	-		-	-
Outstanding, December 31, 2022	45,575,047	$7.00	7	90,000	7.00
Exercisable, December 31, 2022	33,425,287	$7.00	7	-	-

Common Stock

The total number of shares of common stock the Company has authority to issue is 96,248,541 at $0.0001 par value per share.

In 2021 and 2022, the Company issued Class B shares of Common Stock. These shares are not traded openly or available for sale to the public. Class B shares are offered only to the President and the Chief Executive Officer of the Company. Each Class B share of common stock is granted ten votes compared to Class A shares of common stock which are granted one vote per share. The shares of Class B Stock are not entitled to receive any dividends or any distribution on a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company. Class B shares are not convertible, are deemed to have no economic value, and upon a holder’s cessation of service to the Company, such holder shall, on the one-year anniversary of such cessation, surrender to the Company for no consideration all shares of Class B Stock owned by such holder. Class B stock were issued to the Chief Executive Officer and President in the amount of 31,125,370 shares as of December 31, 2022.

The breakdown of common stock by class at December 31, 2022, and December 31, 2021, were as follows:

	December 31,
	2022	2021

Class A	9,763,838	6,854,576
Class C	-	5,000
Class B	31,125,370	25,725,370
Total Shares Outstanding	40,889,208	32,584,946

Reorganization, Merger and Incorporation of Nxu, Inc.

As described in Note 1, on May 12, 2023, Atlis Motor Vehicles Inc. (“Atlis”) completed its Reorganization merger to Nxu, Inc., a Delaware Corporation (the “Company” or “Nxu”). At the effective time of the Reorganization Merger, all of the issued and outstanding shares of Atlis’s Class A common stock, par value $0.0001 per share (“Atlis Class A Common Stock”) were converted automatically on a one-for-one basis into shares of Nxu’s Class A common stock, par value $0.0001 per share (“Nxu Class A Common Stock”) and all of the issued and outstanding shares of Atlis’s Class D common stock, par value $0.0001 per share (“Atlis Class D Common Stock” and, together with Atlis Class A Common Stock, “Atlis Common Stock”) were converted automatically on a one-for-one basis into shares of Nxu’s Class B common stock, par value $0.0001 per share (“Nxu Class B Common Stock” and, together with Nxu Class A Common Stock, “Nxu Common Stock”), and, as a result, the current stockholders of Atlis automatically became stockholders of Nxu, holding the same number and percentage of shares of Nxu Common Stock as they held of Atlis Common Stock as of immediately prior to the Reorganization Merger.

Issuance and conversion of shares of common stock pursuant to the Reorganization Merger are considered transactions between entities under common control. As a result, the condensed consolidated financial statements for periods prior to these transactions have been adjusted to combine the previously separate entities for presentation purposes.

F-15

Pursuant to the Company's Reorganization Merger, each share of Atlis Motor Vehicles, Inc Class A common stock was converted into one validly issued, fully paid and nonassessable share of Nxu, Inc. Class A common stock and each share of Atlis Motor Vehicles, Inc Class D common stock was converted into one validly issued, fully paid and nonassessable share of Nxu, Inc. Class B common stock. Except as otherwise required by applicable law, and the voting rights described below, shares of Class A common stock and Class B common stock shall have the same rights, privileges and powers, rank equally, share ratably and be identical in all respects and as to all matters. The voting, dividend, liquidation and other rights, powers and preferences of the holders of Class A common stock and Class B common stock are subject to and qualified by the rights, powers and preferences of the holders of the preferred stock of any series as may be designated by the Board of Directors of the Corporation (the “Board”) upon any issuance of the preferred stock of any series.

In 2021 and 2022, the Company issued Class B shares of common stock. These shares are not traded openly nor available for sale to the public. Class B shares are offered only to the (1) Chief Executive Officer and (2) President of the Company. At all meetings of stockholders and on all matters submitted to a vote of stockholders of the Corporation generally, each holder of Class A common stock, as such, shall have the right to one (1) vote per share of Class A common stock held of record by such holder and each holder of Class B common stock, as such, shall have the right to ten (10) votes per share of Class B common stock held of record by such holder. The shares of Class B common stock are not entitled to receive any dividends or any distribution upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company. Class B shares are not convertible, are deemed to have no economic value, and upon a holder’s cessation of service to the Company, such holder shall, on the one-year anniversary of such cessation, surrender to the Company for no consideration all shares of Class B shares owned by such holder. Shares of Class B common stock were issued to the (1) Chief Executive Officer and (2) President in the amount of 31,125,370 shares as of December 31, 2022.

In addition, at the effective time of the Reorganization Merger, (i) each outstanding option to purchase shares of Atlis Class A Common Stock (“Atlis Option”), whether vested or unvested, automatically converted into an option to purchase shares of Nxu Class A Common Stock (a “Nxu Option”) and (ii) each outstanding Atlis restricted share unit (an “Atlis Restricted Share”), whether vested or unvested, automatically converted into a restricted stock unit of Nxu (a “Nxu RSU”). Each Nxu Option is subject to terms and conditions consistent with the Employee Stock Option Plan and the applicable Atlis Option award agreement as in effect immediately prior to the effective time. Each Nxu RSU is subject to terms and conditions consistent with the applicable Atlis Restricted Share award agreement as in effect immediately prior to the effective time.

At the effective time of the Reorganization Merger, (i) each outstanding Senior Secured Original Issue 10% Discount Convertible Promissory Note (an “Atlis Note”) convertible into shares of Atlis Class A Common Stock automatically converted into a Senior Secured Original Issue 10% Discount Convertible Promissory Note convertible into shares of Nxu Class A Common Stock (a “Nxu Note”) and (ii) each outstanding warrant to purchase shares of Atlis Class A Common Stock (an “Atlis Warrant”) automatically converted into a warrant to purchase shares of Nxu Class A Common Stock (a “Nxu Warrant”). Each Nxu Note is subject to terms and conditions consistent with the applicable Atlis Note as in effect immediately prior to the effective time. Each Nxu Warrant is subject to terms and conditions consistent with the applicable Atlis Warrant as in effect immediately prior to the effective time.

In connection with the Reorganization Merger, Nxu replaced Atlis as the publicly held corporation traded on the Nasdaq Stock Market LLC (“Nasdaq”). On May 15, 2023, shares of Nxu Class A Common Stock commenced trading under the ticker symbol “NXU” on Nasdaq.

The total number of shares of all classes of capital stock which the Company has authority to issue is 5,010,000,000 shares, consisting of (1) 5,000,000,000 authorized shares of common stock, including (a) 4,000,000,000 authorized shares of Class A Common Stock, (b) 1,000,000,000 authorized shares of Class B common stock and (2) 10,000,000 authorized shares of preferred stock, par value $0.0001 per share.

12.	Convertible Debt and Warrant Liability

On November 4, 2022, the Company issued the first tranche of the 10% Original Issue Discount Convertible Notes in the aggregate principal amount of $10.0 million for gross proceeds of $9.0 million to various investors. These convertible notes have a maturity date of 24 months from the issuance date. The convertible notes earn interest at a rate of 10% per annum which will only accrue upon an event of default. The convertible notes are convertible solely in common stock of the Company at a conversion price of (a) $15 per share or (b) 92.5% of the average of the three lowest daily VWAP of the Common Stock during the ten trading day period, whichever is lower.  These convertible notes are secured by a first priority security interest in all of the assets of the Company.

F-16

The Company elected the fair value option to account for the 2022 Convertible Notes. As such, the Company recorded the 2022 Convertible Notes at fair value and will subsequently measure them to fair value at each reporting date. Changes in fair value were recognized as a component of other income (expense), net in the consolidated statements of operations. Losses as a result in changes in fair value of the Company’s convertible notes during the year ended December 31, 2022 were as follows (in thousands):

Years ended December 31,
2022

Balance at the beginning of the year	$-
Convertible Debt issued during the period	7,034
Unrealized loss	3,877
Convertible Debt Liability at the end of the year	$10,911

As a result of applying the fair value option, direct costs and fees related to the convertible notes were expensed as incurred and were not deferred.

The following table provides the fair value and contractual principal balance outstanding of the 2022 Convertible debt accounted for under the fair value option as of December 31, 2022:

Amount
Convertible debt fair value	$10,911
2022 Convertible Notes, contractual principal outstanding	$10,000
Fair value less unpaid principal balance	$911

All convertible notes and warrants, by written agreement, provide for a beneficial ownership limitation cap of 4.99% shares of the total issued and outstanding common stock of the Company, at any given time.

Warrant Liability

In connection with the issuance of the convertible note, the investors received a number of warrants equal to 30% of the face value of the convertible note divided by the VWAP prior to the applicable closing date. The Common Stock Warrants entitles the holder to purchase one share of the Company’s Class A ordinary shares at the exercise price of a) $15 per share or (b) 92.5% of the average of the three lowest daily VWAP of the Common Stock during the ten trading day period, whichever is lower.  There are 231,312 warrants issued upon closing of the first tranche of the Convertible Note which have a five-year exercise period from the issuance date.

The Company recorded the Warrants at fair value and subsequently remeasured them to fair value at the reporting date. Changes in fair value were recognized as a component of other income (expense), net in the consolidated statements of operations. The Company recognized a gain in the consolidated statements of operations in relation to these instruments for fiscal year 2022 as follows (in thousands). There were no warrants exercised as of December 31, 2022.

Years ended December 31,
2022

Balance at the beginning of the year	$-
Warrants issued during the period	1,966
Unrealized Gain	(1,592)
Warrant Liability at the end of the year	$374

F-17

13.	Fair Value

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2022, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value. The company had no such instruments at December 31, 2021:

Description:	Level	December 31, 2022
Liabilities:
Warrant liability	3	$374
Convertible Notes	3	$10,911

Warrant Liability

The Common Stock Warrants are accounted for as liabilities pursuant to ASC 815-40 and are measured at fair value as of each reporting period. Changes in the fair value of the Warrants are recorded in the statements of operations each period. Changes in fair value of the liability resulting from the cumulative changes in instrument- specific credit risk will be presented in accumulated other comprehensive income.

The Common Stock Warrants were valued using a Monte Carlo simulation model, which is considered to be a Level 3 fair value measurement. Inherent in an options pricing model are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its ordinary shares based on historical volatility that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.

The following table provides quantitative information regarding Level 3 fair value measurements for Common Stock Warrants as of December 31, 2022.

December 31, 2022
Exercise price	$15.00
Share price	$3.25
Volatility	85%
Expected life	4.84
Risk-free rate	4.01%
Dividend yield	-

Convertible Note

The Company accounts for its convertible note under ASC 815, Derivatives and Hedging (“ASC 815”). Under 815-15-25, the election can be at the inception of a financial instrument to account for the instrument under the fair value option under ASC 825. The Company has made such election for its convertible note. Using the fair value option, the convertible note, in its entirety, is required to be recorded at its initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the note are recognized as non-cash change in the fair value of the convertible note in the statements of operations. Changes in fair value of the liability resulting from the cumulative changes in instrument- specific credit risk will be presented in accumulated other comprehensive income. The fair value of the conversion feature of the note was valued utilizing the Monte Carlo simulation model.

The estimated fair value of the Convertible Notes was based on the following significant inputs:

December 31, 2022
Risk-free interest rate	4.46%
Time to expiration (in years)	1.84
Expected volatility	85%
Dividend yield	-
Stock price	$3.25
Face value	$10,000,000
Fixed conversion rate	$15.00
Roll-forward discount rate	5.11%

F-18

14.	Subsequent Events

On January 5, 2023, the Company entered into an amendment to the Securities Purchase Agreement dated November 3, 2022, pursuant to which the Company and each Investor agreed, among other things, to amend the terms and conditions of the second tranche of funding and terminate the third tranche of funding contemplated under the Purchase Agreement.

The Purchase Agreement Amendment provides that, with respect to the Second Tranche, at any time prior to the earlier to occur of (x) April 30, 2024 and (y) the twentieth (20th) trading day following the effectiveness of the resale registration statement covering the resale of all of the shares of the Company’s Class A common stock issuable under the first tranche of funding (the “First Tranche”), which closed upon signing of the Purchase Agreement, each Investor shall have the right, severally and not jointly, to purchase a base allocation of $5.0 million in Senior Secured Original Issue 10% Discount Convertible Promissory Notes (the “Notes”), which are convertible into shares of the Company’s Class A common stock, and warrants (the “Warrants”) to purchase a number of shares of the Company’s Class A common stock equal to 30% of the face value of the Notes divided by the volume weighted average price at one or more Second Tranche closings (with a total base allocation of $10.0 million, in the aggregate, for all Investors) and, solely with respect to the initial Second Tranche closing, up to an additional $5.0 million in additional Notes and related Warrants pursuant to oversubscription rights, to the extent then available. In connection with the Purchase Agreement Amendment, the Company also issued a Warrant to each Investor purchase up to an aggregate of 268,980 shares of the Company’s Class A common stock.

Concurrently with the Purchase Agreement Amendment, the Company also entered into an amendment (the “Registration Rights Agreement Amendment”) to the Registration Rights Agreement, dated as of November 3, 2022, with each Investor, pursuant to which the Company agreed to file a registration statement (a “Registration Statement”) with the Securities and Exchange Commission registering the resale of the shares of the Company’s Class A common stock issuable under the First Tranche within 20 days after the closing of the First Tranche and registering the resale of the shares of the Company’s Class A common stock issuable under the Second Tranche within two trading days after the closing of the Second Tranche, as applicable, and to cause any such Registration Statement to become effective within 60 days after filing. On January 27, 2023, the investors exercised their rights to purchase the allowable amounts under the agreement. The Company received net proceeds of $9 million in the transaction.

On February 21, 2023, the Company consummated a public offering of an aggregate of 8.3 million units at an effective public offering price of $1.56 per unit, resulting in aggregate gross proceeds of approximately $13 million. Each unit consists of (i) one share of Class A common stock, $0.0001 par value per share (“Class A common stock”), of the Company , (ii) 0.65 Series A warrants to purchase 0.65 shares of Class A common stock (the “Series A Warrants”) and (iii) 0.75 Series B warrants to purchase 0.75 shares of Class A common stock (the “Series B Warrants” and, together with the Series A Warrants, the “Warrants”), each such Warrant being exercisable from time to time for one share of Class A common stock at an exercise price of $1.56. The Series A Warrants were immediately exercisable and will expire five (5) years after the date of issuance. The Series B Warrants will not be exercisable  until after the date the Company effects a corporate reorganization of the Company or until after the date stockholder approval is obtained to have a sufficient number of shares of Class A common stock authorized to permit the exercise in full of the Series B Warrants, and will then expire five (5) years after the date of such corporate reorganization or stockholder approval, as applicable. The shares of Class A common stock and Warrants included in each Unit were issued separately and were immediately separable upon issuance. The Company intends to use the net proceeds of the offering primarily for general corporate purposes, which may include, but is not limited to, research and development and operations, capital equipment and raw materials. In addition, the Company may be required to use up to 40% of the gross proceeds from the offering to prepay its outstanding convertible notes at the option of the holders of such notes.

On March 13, 2023, the Company received a notice from The Nasdaq stating that, based on Nasdaq’s review of the Company’s Market Value of Listed Securities (“MVLS”) for the last 38 consecutive business days, the Company no longer meets the minimum MVLS requirement of $50 million for continued listing of the Company’s Class A common stock on Nasdaq under Nasdaq Listing Rule 5450(b)(2)(A) (the “MLVS Rule”).

The Notice has no immediate effect on the listing of the Company’s Class A common stock on Nasdaq and, in accordance with Nasdaq Listing Rule 5810(c)(3)(C), the Company will have 180 calendar days, or until September 11, 2023, to regain compliance with the MVLS Rule. To regain compliance with the MLVS Rule, the MVLS for the Company’s shares of Class A common stock must be at least $50 million for a minimum of 10 consecutive business days at any time during this 180-day period. If the Company regains compliance with the MLVS Rule, Nasdaq will provide the Company with written confirmation and will close the matter.

If the Company does not regain compliance by September 11, 2023, Nasdaq will provide notice that the Company’s shares of Class A common stock are subject to delisting. In the event of such notification, the Nasdaq rules permit the Company an opportunity to appeal Nasdaq’s determination.

There can be no assurance that the Company will be able to regain compliance with the MVLS requirement or maintain compliance with the other Nasdaq listing requirements. The Company is monitoring the MLVS of its shares of Class A common stock and will consider options available to it to potentially achieve compliance. The Company may be eligible to transfer to The Nasdaq Capital Market before the expiry of the 180-day period. To qualify, the Company would be required to meet the continued listing requirements for The Nasdaq Capital Market.

F-19

NXU, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share data)
(Unaudited)

	June 30, 2023	December 31, 2022
Assets
Current Assets:
Cash	$3,055	$2,701
Prepaid expenses and other current assets	1,208	868
Inventory	930	98
Total current assets	5,193	3,667

Property and equipment, net	2,072	2,441
Intangible assets, net	9	10
Right-of-use assets	645	798
Security deposits	488	101
Vendor deposits	529	21
Total assets	$8,936	$7,038

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$1,671	$1,523
Accrued expenses	818	1,686
Payroll tax liabilities	71	10
Contract liability	526	523
Note payable	80	157
Variable share settled restricted stock units	176	—
Current portion of operating lease liability	355	344
Total current liabilities	3,697	4,243

Lease liability, net of current portion	378	558
Convertible debt and warrant liability, at fair value	4,318	11,285
Total liabilities	8,393	16,086
Commitments and contingencies (Note 10)

Stockholders' (deficit) equity:

Class A Common Stock, par value $0.0001; 4,000,000,000 shares authorized; 38,174,853 issued and outstanding as of June 30, 2023; 9,763,838 issued and outstanding as of December 31, 2022	4	1
Class B Stock, par value $0.0001; 1,000,000,000 authorized; 33,825,370 issued and outstanding at June 30, 2023; 0 issued and outstanding at December 31, 2022	3	3
Additional paid-in capital	246,173	209,564
Accumulated deficit	(245,637)	(218,616)
Total stockholders' equity (deficit)	543	(9,048)
Total liabilities and stockholders' (deficit) equity	$8,936	$7,038

See accompanying notes to condensed consolidated financial statements (unaudited).

F-20

NXU, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022

Revenue	$—	$—	$—	$—

Operating expenses:
Stock based compensation	5,654	10,252	11,617	24,207
Research and development	4,732	2,761	8,449	4,230
General and administrative	4,089	2,857	7,998	5,250
Advertising	146	1,782	180	3,638

Total operating expenses	14,621	17,652	28,244	37,325

Operating loss	(14,621)	(17,652)	(28,244)	(37,325)

Other income (expense)
Interest expense	(39)	—	(40)	—
Paycheck protection program forgiveness	—	397	—	397
Gain/(loss) on sale or disposal of property and equipment	110	(152)	110	(152)
Warrant expense	—	—	(984)	—
Gain/(loss) on convertible debt and warrant liability	(177)	—	2,104	—
Other income (expense)	15	115	33	102

Total other income	(91)	360	1,223	347

Net loss	$(14,712)	$(17,292)	$(27,021)	$(36,978)

Loss per share, basic and diluted	$(0.40)	$(2.06)	$(0.98)	$(2.14)

Weighted average number of common shares outstanding used in computing loss per share:	36,465,402	8,407,414	27,644,989	17,249,345

See accompanying notes to condensed consolidated financial statements (unaudited).

F-21

NXU, INC.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(Amounts in thousands, except share data)
(Unaudited)

Three Months Ended June 30, 2023
	Common Stock
	Class A			Class B			Additional	Accumulated
	Shares	Amount		Shares	Amount		Paid-in Capital	(Deficit)	Total
Balance at March 31, 2023	32,856,398	$3	-	32,475,370	$3	-	$238,846	$(230,925)	$7,927
Common stock issued for cash	—	—		—	—		—	—	—
Series B stock issued	—	—		1,350,000	—		—	—	—
Stock based compensation	—	—		—	—		5,479	—	5,479
Shares issued for services	60,000	—		—	—		34	—	34
Conversion of long term debt to equity	5,258,455	1		—	—		1,814	—	1,815
Net loss	—	—	-	—	—	-	—	(14,712)	(14,712)

Balance at June 30, 2023	38,174,853	$4	-	33,825,370	$3	-	$246,173	$(245,637)	$543

Six Months Ended June 30, 2023
	Common Stock
	Class A			Class B			Additional	Accumulated
	Shares	Amount		Shares	Amount		Paid-in Capital	(Deficit)	Total
Balance at December 31, 2022	9,763,838	$1	-	31,125,370	$3	-	$209,564	$(218,616)	$(9,048)
Common stock issued for cash	8,297,059	1		—	—		4,920	—	4,921
Series B stock issued	—	—		2,700,000	—		—	—	—
Stock based compensation	—	—		—	—		11,412	—	11,412
Shares issued for services	145,935	—		—	—		106	—	106
Exercise of series A warrants	5,417,100	—		—	—		3,330	—	3,330
Exercise of stock options	77,973	—		—	—		547	—	547
Conversion of long term debt to equity	14,472,948	2		—	—		16,294	—	16,296
Net loss	—	—	-	—	—	-	—	(27,021)	(27,021)

Balance at June 30, 2023	38,174,853	$4	-	33,825,370	$3	-	$246,173	$(245,637)	$543

See accompanying notes to condensed consolidated financial statements (unaudited).

F-22

NXU, INC.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(Amounts in thousands, except share data)
(Unaudited)

Three Months Ended June 30, 2022
	Common Stock
	Class A		Class C		Class B		Securities	Additional	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Receivable	Paid-in Capital	(Deficit)	Total

Balance at March 31, 2022	7,162,069	$1	10,000	$-	27,075,370	$3	$(1,361)	$170,497	$(167,621)	$1,519
Common stock issued for cash	418,253	—	—	—	—	—	1,361	4,110	—	5,471
Shares issued for services and rent guarantees	2,000	—	—	—	—	—	—	18	—	18
Series B stock issued	—	—	—	—	1,350,000	—	—	—	—	—
Exchange of class C to class A stock	75,000	—	(10,000)	—	—	—	—	572	—	572
Stock based compensation	—	—	—	—	—	—	—	10,252	—	10,252
Net loss	—	—	—	—	—	—	—	—	(17,292)	(17,292)

Balance at June 30, 2022	7,657,322	$1	—	$-	28,425,370	$3	$-	$185,449	$(184,913)	$539

Six Months Ended June 30, 2022
	Common Stock
	Class A		Class C		Class B		Securities	Additional	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Receivable	Paid-in Capital	(Deficit)	Total

Balance at December 31, 2021	6,854,576	$1	5,000	$1	25,725,370	$2	$—	$151,733	$(147,935)	$3,802
Common stock issued for cash	725,746	—	—	—	—	—	1,361	8,882	—	8,882
Shares issued for services and rent guarantees	2,000	—	5,000	—	—	—	—	55	—	55
Series B stock issued	—	—	—	—	2,700,000	—	—	—	—	—
Exchange of class C to class A stock	75,000	—	(10,000)	—	—	—	—	572	—	571
Stock based compensation	—	—	—	—	—	—	—	24,207	—	24,207
Net loss	—	—	—	—	—	—	—	—	(36,978)	(36,978)

Balance at June 30, 2022	7,657,322	$1	—	$-	28,425,370	$3	$-	$185,449	$(184,913)	$539

 See accompanying notes to condensed consolidated financial statements (unaudited).

F-23

NXU, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)
(Unaudited)

	Six Months Ended June 30,
	2023	2022
Cash flows from operating activities:
Net loss	$(27,021)	$(36,978)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	301	116
Employee stock based compensation	11,617	24,207
Non-employee stock based compensation	106	627
Non-cash warrant expense	984	—
Paycheck Protection Loan Program	—	(398)
Net change in operating lease assets and liabilities	(14)	(10)
(Gain)/loss on the sale or disposal of property and equipment	(110)	152
(Gain)/loss on fair value of convertible debt and warrant liability	(2,104)	—

Changes in assets and liabilities:
Prepaid expenses and other current assets	(340)	(37)
Other receivables	-	(242)
Inventory	(832)	—
Accounts payable	148	609
Accrued expenses	(868)	449
Payroll tax liabilities	61	(56)
Contract liability	3	225
Security deposits	(387)	(12)
Vendor deposits	(508)	17
Net cash used in operating activities	(18,964)	(11,331)

Cash flows from investing activities:
Purchases of property and equipment	(380)	(59)
Proceeds from the sale of property and equipment	559	—
Payments on financing lease liability	(77)	—
Net cash provided by (used in) investing activities	102	(59)

Cash flows from financing activities:
Proceeds from public offering, net of offering costs	12,020	8,882
Proceeds from the issuance of convertible debt	9,000	—
Payments on convertible debt	(2,351)	—
Proceeds from the exercise of stock options	547	—
Net cash provided by financing activities	19,216	8,882

Net (decrease) increase in cash	354	(2,508)
Cash, beginning of period	2,701	3,146
Cash, end of period	$3,055	$638

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$1	$5
Interest	$1	$—

Supplemental disclosure of non-cash investing and financing activities:
Debt converted to equity	$16,294	$—

See accompanying notes to condensed consolidated financial statements (unaudited).

F-24

NXU INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.	Organization and Basis of Presentation

Reorganization, Merger and Incorporation of Nxu, Inc.

On May 12, 2023, Atlis Motor Vehicles Inc. (“Atlis”) completed its previously announced reorganization merger pursuant to the Agreement and Plan of Merger, dated as of April 16, 2023 (the “Reorganization Agreement”), by and among Atlis, Nxu, Inc., a Delaware Corporation (the “Company” or “Nxu”), and Atlis Merger Sub, Inc., a Delaware corporation and, as of immediately prior to the consummation of such merger, a wholly-owned subsidiary of Nxu (“Merger Sub”). The Reorganization Agreement provided for the merger of Atlis and Merger Sub, with Atlis surviving the merger as a wholly-owned subsidiary of Nxu (the “Reorganization Merger”). The Reorganization Agreement was approved and adopted by Atlis’s stockholders at Atlis’s Special Meeting of Stockholders, which was held on May 9, 2023.

The directors and executive officers of Nxu immediately following the completion of the Reorganization Merger are the same individuals who were directors and executive officers, respectively, of Atlis as of immediately prior to the Reorganization Merger.

Upon completion of the Reorganization Merger, Nxu Class A Common Stock was deemed to be registered under Section 12(b) of the Securities Exchange Act of 1934, as amended, pursuant to Rule 12g-3(a) promulgated thereunder and for purposes of Rule 12g-3(a), Nxu is the successor issuer to Atlis. Future filings by Nxu with the Securities and Exchange Commission (the “SEC”) will be filed by Nxu under Atlis’s existing CIK number: 0001722969.

Transactions that occurred in connection with the Reorganization Merger are considered transactions between entities under common control, and thus the financial statements for periods prior to the Reorganization Merger have been adjusted to combine the previously separate entities for presentation purpose. See more information regarding shares of common stock authorized, issued and outstanding in connection with the Reorganization Merger in Note 11.

Organization

Nxu, Inc. is a US-based technology company building energy and infrastructure solutions for consumers and businesses to enable faster transition to electrification across all market segments. We design, engineer, and build innovative battery cells and battery packs for use in advanced energy storage systems and mobility products as well as megawatt charging stations. We believe that widespread adoption of Electric Vehicles (“EVs”) across all market segments, especially by the commercial and industrial markets, requires high performing battery and pack solutions that can effectively compete with legacy diesel-based products in terms of capability, performance and charge time.

Our battery technology is expected to offer considerable advantages in battery capacity, charging rate, safety, and lifespan. We are confident that these advantages will be highly beneficial to Original Equipment Manufacturers (“OEMs”) in the automotive and medium to heavy duty equipment segments as it would encourage customers to transition to electrification. Our Lithium ion (“Li-ion”) batteries are designed to fully charge in 15 minutes or less, thereby allowing for a more competitive EV experience to match fossil fuel vehicles. We believe Nxu technology may be used to power medium and super-duty pick-up trucks, last mile delivery vehicles, garbage trucks, cement trucks, vans, recreational vehicles (“RVs”), box trucks, light to heavy-duty equipment and more. In addition, our batteries could be used for commercial and residential energy storage devices.

Basis of Presentation

The accompanying condensed consolidated financial statements are presented on the same basis as the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission (“SEC") on March 16, 2023 (“2022 Form 10-K") pursuant to the Securities Exchange Act of 1934, as amended (“Exchange Act”). The Company has made its disclosures in accordance with United States generally accepted accounting principles (“GAAP”) for interim financial information and Rule 8-03 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation with respect to interim financial statements, have been included. The results for any of the interim periods are not necessarily indicative of the results to be expected for the full year or any other period. The condensed consolidated financial statements (unaudited) should be read in conjunction with the audited consolidated financial statements and the notes thereto in the 2022 Form 10-K.

F-25

Certain amounts in the condensed consolidated financial statements and the accompanying notes may not compute due to rounding. All computations have been calculated using unrounded amounts for all periods presented. These condensed consolidated financial statements reflect, in the opinion of management, all normal recurring adjustments necessary to fairly state, in all material respects, the Company’s financial position and results of operations for the periods presented.

Correction of Immaterial Misclassification

Management identified an immaterial classification error related to research and development costs previously reported as general and administrative expense in the June 30, 2022 unaudited condensed consolidated financial statements. The correction resulted in an increase to research and development costs of $1.6 million and $2.4 million for the three and six months ended June 30, 2022, respectively, with a corresponding decrease to general and administrative expense. The reclassification of costs allows for a more accurate presentation of research and development costs and had no impact on total operating expenses, net loss, total assets, total liabilities or shareholders’ equity (deficit).

Going Concern

The accompanying condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

During the six month period ended June 30, 2023, the Company incurred a net loss of $27.0 million and had net cash used in operating activities of $19.0 million. As of June 30, 2023, the Company had $3.1 million in cash and an accumulated deficit of $245.6 million.

The Company cannot provide any assurance that unforeseen circumstances that could occur at any time within the next twelve months or thereafter will not increase the need for the Company to raise additional capital on an immediate basis. Additionally, the Company cannot provide any assurance that access to capital will be readily available when needed.

These matters, among others, raise substantial doubt about the Company’s ability to continue as a going concern for a period of one year after the date these financial statements are issued. Company management is addressing this risk by pursuing all available options for funding including accessing the public markets through secondary offerings. The Company plans to continue considering all avenues available to it in order to obtain the necessary capital to be able to continue as a going concern and to execute on our business objectives including but not limited to debt financing, private placements, public offerings and equity lines of credit. The Company’s success is dependent upon achieving its strategic and financial objectives, including continuing to acquire capital through public markets as we work diligently to achieve future operational revenue goals.

2.	Recent Accounting Pronouncements and Summary of Significant Accounting Policies

Recent Accounting Pronouncements

The Company has reviewed all recently issued accounting pronouncements and concluded that they were either not applicable or not expected to have a material impact on its consolidated financial statements.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and accompanying notes. Due to uncertainties, actual results could differ from the estimates and assumptions used in preparation of the condensed consolidated financial statements.

Stock-based Compensation

Stock Options

The Company accounts for stock-based compensation in accordance with ASC Topic 718, Compensation-Stock Compensation (“ASC 718”). Under the fair value recognition provisions of this topic, stock-based compensation cost for stock options is measured at the grant date based on the fair value of the award and is recognized as an expense over the requisite service period, which is the vesting period, less actual forfeitures.

F-26

Compensation expense for stock option awards was determined by applying the Black-Scholes option-pricing model on the appraised value of the underlying share price for each stock on the grant date. Calculating the fair value of stock option awards requires the input of subjective assumptions such as the expected average life of the award (in years), the expected rate of volatility, the risk free interest rate and the expected dividend yield. Other reasonable assumptions could provide differing results.

Restricted Stock Units

The Company accounts for stock-based compensation related to the granting of Restricted Stock Units (“RSUs”) in accordance with ASC 718. Under the fair value recognition provisions of this topic, stock-based compensation cost for RSUs classified as equity awards is measured at the grant date based on the fair value of the award and is recognized as compensation expense over the requisite service period, which is generally the vesting period. The Company has accounted for certain time-based RSUs as liability classified awards; the awards are granted at a fixed dollar amount settled in a variable number of shares, as such, the fair value approximates the fixed dollar amount at inception. As such, RSUs classified as liability awards will be measured at fair value at the grant date and remeasured at the end of each reporting period until fully vested.

Equity classified and liability classified RSUs vest over various periods, ranging from vesting immediately to vesting in increments over a period of three years. Forfeitures are accounted for as they occur in accordance with ASC 718-10-35-3.

Compensation cost for time-based RSUs is recognized on a straight-line basis over the requisite service period, which is the vesting period. In accordance with ASC 718-10-35-8, the amount of compensation cost recognized will at least equal the portion of the grant-date value of the award that is vested at that date.

3.	Inventory

Inventory is stated at the lower of cost or net realizable value (“LCNRV”) and generally consists of raw materials and work in progress. The Company calculates inventory value on the first-in, first-out (“FIFO”) basis. NRV is the estimated selling price of inventory in the ordinary course of business, less estimated costs of completion, disposal, and transportation. The Company assesses the valuation of inventory and periodically adjusts its value for estimated excess and obsolete inventory based upon expectations of future demand and market conditions, as well as damaged or otherwise impaired goods. The following table summarizes the components of inventory on the condensed consolidated balance sheets at June 30, 2023 (in thousands):

	June 30, 2023	December 31, 2022

Raw materials	$-	$98
Work in process	930	-
Total inventory	$930	$98

4.	Property and Equipment

Property and equipment consist of the following (in thousands):

	June 30, 2023	December 31, 2022

Leasehold improvements	$261	$261
Office equipment	261	114
Tools and plant equipment	2,028	2,354
Vehicles	70	70

Less—Accumulated depreciation	(548)	(358)
Property and equipment, net	$2,072	$2,441

Depreciation expense for the three and six months ended June 30, 2023 was $0.16 million and $0.30 million, respectively. Depreciation expense for the three and six months ended June 30, 2022 was $0.06 million and $0.12 million, respectively.

F-27

5.	Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following (in thousands):

	June 30, 2023	December 31, 2022

Prepaid insurance	$865	$765
Prepaid rent	114	3
Other prepaid expenses	229	100
Total prepaid expenses and other current assets	$1,208	$868

6.	Vendor and Security Deposits

At June 30, 2023 and 2022, the Company had total vendor and security deposits of $1.02 million and $0.12 million, respectively, related to deposits on equipment. Deposits on the purchase of new equipment were $0.77 million in the second quarter of 2023.

7.	Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities consist of the following (in thousands):

	June 30, 2023	December 31, 2022

Accounts payable	$1,767	$2,985
Accrued compensation and benefits	679	224
Other accrued expenses	5	-
Total accounts payable and accrued liabilities	$2,451	$3,209

8.	Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company recorded a full valuation allowance due to the uncertainty of future realization of federal and state net operating loss carryforwards.

At December 31, 2022, the Company had net operating loss carryforwards of approximately $16.5 million which will carryforward through 2037. The Company’s fiscal year 2022 and current year net operating loss will carry forward indefinitely.

In December 2017, the U.S. Tax Cuts and Jobs Act of 2017 ("Tax Act") was enacted into law which significantly revised the Internal Revenue Code of 1986, as amended. The newly enacted federal income tax law, among other things, contains significant changes to corporate taxation, including a flat corporate tax rate of 21%, limitation of the tax deduction for interest expense to 30% of adjusted taxable income, limitation of the deduction for newly generated net operating losses to 80% of current year taxable income and elimination of net operating loss ("NOL") carrybacks, future taxation of certain classes of offshore earnings regardless of whether they are repatriated, immediate deductions for certain new investments instead of deductions for depreciation expense over time, and modifying or repealing many business deductions and credits beginning in 2018.

The Company generated an income tax benefit of $6.9 million for the six months ended June 30, 2023, resulting in a cumulative income tax benefit of $56 million. The Company has increased its valuation allowance accordingly as the Company's ability to generate sufficient taxable income to utilize its net operating loss carry forwards is uncertain. The Company’s deferred tax balances primarily consist of its operating loss carryforwards.

The Company recognizes interest and penalties related to uncertain tax positions in general and administrative expense. At June 30, 2023 and 2022 the Company did not have any unrecognized uncertain tax positions or any associated interest and penalties.

F-28

9.	Net Loss per Share

Net loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding during the period, excluding shares of Class B common stock as these shares do not participate in the earnings of the Company. For the three and six months ended June 30, 2023 and 2022, the Company’s basic and diluted net loss per share were the same because the Company generated a net loss for each period and potentially dilutive securities are excluded from diluted net loss per share as a result of their anti-dilutive impact. The Company’s basic net loss and diluted net loss per share was $0.40 and $2.06 for the three months ended June 30, 2023 and 2022, respectively. The Company’s basic net loss and diluted net loss per share was $0.98 and $2.14 for the six months ended June 30, 2023 and 2022, respectively.

10.	Commitments and Contingencies

Registration Rights

The holders of the convertible notes that were issued have registration rights that required the Company to register the sale of their debt securities held by them pursuant to a registration rights agreement, as amended, that was signed in conjunction with the convertible notes.

Legal Proceedings

The Company is not currently subject to any material legal proceedings, nor, to the Company’s knowledge, are any material legal proceedings threatened against the Company. From time to time, the Company may be a party to certain legal or regulatory proceedings in the ordinary course of business. While the outcome of any such future legal or regulatory proceedings cannot be predicted with certainty, management does not expect that any such future proceedings will have a material effect on the Company’s financial condition or results of operations.

Contract Losses

In December 2021, the Company entered into an agreement ("Agreement") with QAD, Inc. (“QAD”), a cloud-based enterprise resource software provider. Under the Agreement, QAD would provide implementation services and access to the cloud-based software platform for a 5-year term. However, subsequent to executing the Agreement, the Company and QAD (collectively, the “Parties”) were unable to successfully implement the software platform. From March 2023 through April 2023, the Parties attempted to reach an agreement to mutually terminate the agreement.

In May 2023, after mutual termination discussions were unsuccessful, QAD filed for arbitration pursuant to the Agreement to resolve the dispute. The Company and QAD disagree about the cause of the software implementation failure and whether the Company owes QAD a termination fee. The Company believes QAD’s lack of performance voided the Agreement and intends to vigorously defend its legal rights to the fullest extent of the law. As of June 30, 2023, any obligation under the Agreement is inestimable and therefore no accrual in relation to this dispute has been recorded in the Company’s Consolidated Balance Sheets or Statements of Operations.

11.	Stock-based Compensation and Common Stock

Stock-based Compensation

The Company accounts for stock-based compensation in accordance with ASC Topic 718, Compensation-Stock Compensation (“ASC 718”). Under the fair value recognition provisions of this topic, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as an expense over the requisite service period, which is the vesting period, less actual forfeitures.

Compensation expense for stock option awards was determined by applying the Black-Scholes option-pricing model on the appraised value of the underlying share price for each stock on the grant date. Calculating the fair value of stock option awards requires the input of subjective assumptions such as the expected average life of the award (in years), the expected rate of volatility, the risk free interest rate and the expected dividend yield. Other reasonable assumptions could provide differing results.

The fair value of RSUs classified as equity awards is based on the closing price of the Company’s common stock on the grant date. On average, these time-based RSUs vest in increments over a period of three years.

F-29

In May 2023, the Company granted RSUs that vest over various periods, ranging from immediate to increments over a period of three years. The Company has generally accounted for these time-based RSUs as liability classified awards; as such, the RSUs will be measured at fair value at the grant date and remeasured at the end of each reporting period until fully vested. The awards are granted at a fixed dollar amount settled in a variable number of shares, as such, the fair value approximates the fixed dollar amount at inception. RSUs granted and classified as equity awards are measured at fair value based on the closing price of the company’s common stock on the grant date. These time-based RSUs vest in increments over a period of three years.

Compensation cost for time based RSUs is recognized on a straight-line basis over the requisite service period, which is the vesting period. In accordance with ASC 718-10-35-8, the amount of compensation cost recognized will at least equal the portion of the grant-date value of the award that is vested at that date.

A summary of stock-based compensation recognized during the three and six months ended June 30, 2023 and 2022 is as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022

Stock options	$4,137	$10,086	$10,047	$23,907
Restricted stock units (classified as equity)	226	166	279	300
Restricted stock units (classified as liabilities)	1,291	-	1,291	-
Total stock-based compensation expense	$5,654	$10,252	$11,617	$24,207

As of June 30, 2023, the total unrecognized compensation related to outstanding stock option awards and restricted stock units was $30.7 million, which the Company expects to recognize over a weighted-average period of approximately 2.9 years. Total unrecognized stock-based compensation will be adjusted for actual forfeitures.

2023 Omnibus Incentive Plan

On May 12, 2023, the Company adopted the 2023 Omnibus Incentive Plan (the "Plan"). The purposes of the Plan are to a) encourage the profitability and growth of the Company through short and long-term incentives that are consistent with the Company’s objectives; (b) give participants an incentive for excellence in individual performance; (c) promote teamwork among participants; and (d) give the Company a significant advantage in attracting and retaining key employees, directors and consultants. To accomplish such purposes, the Plan provides that the Company may grant (i) Options, (ii) Stock Appreciation Rights, (iii) Restricted Shares, (iv) Restricted Stock Units, (v) Performance-Based Awards (including performance-based Restricted Shares and Restricted Stock Units), (vi) Other Share-Based Awards, (vii) Other Cash-Based Awards or (viii) any combination of the foregoing. The Plan was originally adopted in connection with the consummation of the Company’s Reorganization Merger as contemplated by that certain agreement and plan of merger, dated as of April 14, 2023, by and among the Company, Atlis Motor Vehicles Inc., and such other parties to the agreement.

With respect to awards granted under the Plan and in accordance with the Plan, the Company's Board of Directors (or the “Administrator”) is authorized to deliver an aggregate of 350 million shares of Common Stock to be reserved and available for issuance under the Plan (the “Initial Share Limit”), which includes (i) 250 million shares of Common Stock available for new issuances under the Plan and (ii) 100 million shares of Common Stock relating to a portion of outstanding stock options and restricted stock units assumed by the Company in connection with the Reorganization Merger; provided, that the total number of shares of Common Stock that will be reserved, and that may be issued, under the Plan will automatically increase on the first trading day of each calendar year, beginning with calendar year 2024, by a number of Common Shares equal to five percent (5%) of the total number of Outstanding Shares on the last day of the prior calendar year. Notwithstanding the foregoing, the Administrator may act prior to January 1 of a given year to provide that there will be no such increase in the share reserve for that year or that the increase in the share reserve for such year will be a lesser number of Common Shares than provided herein.

F-30

Common Stock

As described in Note 1, on May 12, 2023, Atlis Motor Vehicles Inc. (“Atlis”) completed its Reorganization merger to Nxu, Inc., a Delaware Corporation (the “Company” or “Nxu”). At the effective time of the Reorganization Merger, all of the issued and outstanding shares of Atlis’s Class A common stock, par value $0.0001 per share (“Atlis Class A Common Stock”) were converted automatically on a one-for-one basis into shares of Nxu’s Class A common stock, par value $0.0001 per share (“Nxu Class A Common Stock”) and all of the issued and outstanding shares of Atlis’s Class D common stock, par value $0.0001 per share (“Atlis Class D Common Stock” and, together with Atlis Class A Common Stock, “Atlis Common Stock”) were converted automatically on a one-for-one basis into shares of Nxu’s Class B common stock, par value $0.0001 per share (“Nxu Class B Common Stock” and, together with Nxu Class A Common Stock, “Nxu Common Stock”), and, as a result, the current stockholders of Atlis automatically became stockholders of Nxu, holding the same number and percentage of shares of Nxu Common Stock as they held of Atlis Common Stock as of immediately prior to the Reorganization Merger.

Issuance and conversion of shares of common stock pursuant to the Reorganization Merger are considered transactions between entities under common control. As a result, the condensed consolidated financial statements for periods prior to these transactions have been adjusted to combine the previously separate entities for presentation purposes.

Pursuant to the Company's Reorganization Merger, each share of Atlis Motor Vehicles, Inc Class A common stock was converted into one validly issued, fully paid and nonassessable share of Nxu, Inc. Class A common stock and each share of Atlis Motor Vehicles, Inc Class D common stock was converted into one validly issued, fully paid and nonassessable share of Nxu, Inc. Class B common stock. Except as otherwise required by applicable law, and the voting rights described below, shares of Class A common stock and Class B common stock shall have the same rights, privileges and powers, rank equally, share ratably and be identical in all respects and as to all matters. The voting, dividend, liquidation and other rights, powers and preferences of the holders of Class A common stock and Class B common stock are subject to and qualified by the rights, powers and preferences of the holders of the preferred stock of any series as may be designated by the Board of Directors of the Corporation (the “Board”) upon any issuance of the preferred stock of any series.

In 2021 and 2022, the Company issued Class B shares of common stock. These shares are not traded openly nor available for sale to the public. Class B shares are offered only to the (1) Chief Executive Officer and (2) President of the Company. At all meetings of stockholders and on all matters submitted to a vote of stockholders of the Corporation generally, each holder of Class A common stock, as such, shall have the right to one (1) vote per share of Class A common stock held of record by such holder and each holder of Class B common stock, as such, shall have the right to ten (10) votes per share of Class B common stock held of record by such holder. The shares of Class B common stock are not entitled to receive any dividends or any distribution upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company. Class B shares are not convertible, are deemed to have no economic value, and upon a holder’s cessation of service to the Company, such holder shall, on the one-year anniversary of such cessation, surrender to the Company for no consideration all shares of Class B shares owned by such holder. Shares of Class B common stock were issued to the (1) Chief Executive Officer and (2) President in the amount of 31,125,370 shares as of December 31, 2022.

In addition, at the effective time of the Reorganization Merger, (i) each outstanding option to purchase shares of Atlis Class A Common Stock (“Atlis Option”), whether vested or unvested, automatically converted into an option to purchase shares of Nxu Class A Common Stock (a “Nxu Option”) and (ii) each outstanding Atlis restricted share unit (an “Atlis Restricted Share”), whether vested or unvested, automatically converted into a restricted stock unit of Nxu (a “Nxu RSU”). Each Nxu Option is subject to terms and conditions consistent with the Employee Stock Option Plan and the applicable Atlis Option award agreement as in effect immediately prior to the effective time. Each Nxu RSU is subject to terms and conditions consistent with the applicable Atlis Restricted Share award agreement as in effect immediately prior to the effective time.

At the effective time of the Reorganization Merger, (i) each outstanding Senior Secured Original Issue 10% Discount Convertible Promissory Note (an “Atlis Note”) convertible into shares of Atlis Class A Common Stock automatically converted into a Senior Secured Original Issue 10% Discount Convertible Promissory Note convertible into shares of Nxu Class A Common Stock (a “Nxu Note”) and (ii) each outstanding warrant to purchase shares of Atlis Class A Common Stock (an “Atlis Warrant”) automatically converted into a warrant to purchase shares of Nxu Class A Common Stock (a “Nxu Warrant”). Each Nxu Note is subject to terms and conditions consistent with the applicable Atlis Note as in effect immediately prior to the effective time. Each Nxu Warrant is subject to terms and conditions consistent with the applicable Atlis Warrant as in effect immediately prior to the effective time.

In connection with the Reorganization Merger, Nxu replaced Atlis as the publicly held corporation traded on the Nasdaq Stock Market LLC (“Nasdaq”). On May 15, 2023, shares of Nxu Class A Common Stock commenced trading under the ticker symbol “NXU” on Nasdaq.

F-31

The total number of shares of all classes of capital stock which the Company has authority to issue is 5,010,000,000 shares, consisting of (1) 5,000,000,000 authorized shares of common stock, including (a) 4,000,000,000 authorized shares of Class A Common Stock, (b) 1,000,000,000 authorized shares of Class B common stock and (2) 10,000,000 authorized shares of preferred stock, par value $0.0001 per share.

Schedule of common stock outstanding by class are as follows:

	June 30, 2023	December 31, 2022

Class A shares	38,174,853	9,763,838
Class B shares	33,825,370	31,125,370
Total shares outstanding	72,000,223	40,889,208

12. Convertible Notes and Warrant Liability

Convertible Notes

On November 3, 2022, the Company issued the first tranche of the 10% Original Issue Discount Convertible Notes (“Convertible Notes”) in the aggregate principal amount of $10.0 million and warrants (“Common Stock Warrants”) to purchase up to an aggregate of 231,312 shares of Class A common stock for gross proceeds of $9.0 million (the “First Tranche”) to various investors (the “Investors”) pursuant to a securities purchase agreement dated November 3, 2022 (the “Purchase Agreement”). These Convertible Notes have a maturity date of 24 months from the issuance date. Upon an event of default, the Convertible Notes earn interest at a rate of 10% per annum. The Convertible Notes are convertible solely into Class A common stock of the Company at a conversion price of (a) $15 per share (“Fixed Conversion Price”) or (b) 92.5% of the average of the three lowest daily volume-weighted average price (“VWAP”) of the Common Stock during the ten trading day period (“Variable Conversion Price”), whichever is lower. The Fixed Conversion Price included a one-time reset at the 6-month anniversary of the Original Issuance Date (the “Reset Date”) to the lower of the conversion price (with the Variable Conversion Price determined as if the conversion notice was delivered on the Reset Date) and 130% of the daily VWAP of the Common Stock for the trading day immediately prior to the Reset Date. Subsequently, upon reaching the Reset Date, the exercise price of the remaining balance was changed to $0.6403 per share. These Convertible Notes are secured by a first priority security interest in all of the assets of the Company.

On January 5, 2023, the Company entered into an amendment to the Purchase Agreement (the “Purchase Agreement Amendment”), pursuant to which the Company and each Investor agreed, among other things, to amend the terms and conditions of the second tranche of funding (“Second Tranche”) and terminate the third tranche of funding contemplated under the Purchase Agreement.

In connection with the Purchase Agreement Amendment, the Company also issued a Warrant to each Investor purchase up to an aggregate of 268,980 shares of the Company’s Class A common stock.

Concurrently with the Purchase Agreement Amendment, the Company also entered into an amendment (the “Registration Rights Agreement Amendment”) to the Registration Rights Agreement, dated as of November 3, 2022, with each Investor, pursuant to which the Company agreed to file a registration statement (a “Registration Statement”) with the SEC registering the resale of the shares of the Company’s Class A common stock issuable under the First Tranche within 20 days after the closing of the First Tranche and registering the resale of the shares of the Company’s Class A common stock issuable under the Second Tranche within two trading days after the closing of the Second Tranche, as applicable, and to cause any such Registration Statement to become effective within 60 days after filing.

On January 27, 2023, the Investors exercised their rights to purchase the allowable amounts under the Purchase Agreement Amendment and the Company issued $10.0 million of Convertible Notes and 942,034 Common Stock Warrants in the Second Tranche. The Company received net proceeds of $9 million in the transaction. Subsequently, upon reaching the Reset Date, the exercise price of the remaining balance was changed to $0.6750 per share.

F-32

The Company elected the fair value option to account for the Convertible Notes. As such, the Company recorded the Convertible Notes at fair value and will subsequently measure them to fair value at each reporting date. Changes in fair value were recognized as a component of other income (expense), net in the consolidated statements of operations. Activity as a result in changes in fair value of the Company’s Convertible Notes during the six month period ended June 30, 2023 were as follows (in thousands):

Six Months Ended June 30, 2023

Balance at December 31, 2022	$10,911
Convertible Notes issued during the period	7,330
Conversions	(16,296)
Payments	(2,351)
Unrealized loss	2,215
Convertible Notes liability at June 30, 2023	$1,809

As a result of applying the fair value option, direct costs and fees related to the Convertible Notes were expensed as incurred and were not deferred.

The following table provides the fair value and contractual principal balance outstanding of the Convertible Notes accounted for under the fair value option as of June 30, 2023 and December 31, 2022:

	June 30, 2023	December 31, 2022
Convertible Notes fair value	$1,809	$10,911
Convertible Notes, contractual principal outstanding	1,353	10,000
Fair value less unpaid principal balance	$456	$911

All Convertible Notes and Common Stock Warrants, by written agreement, provide for a beneficial ownership limitation cap of 4.99% shares of the total issued and outstanding common stock of the Company, at any given time.

On April 11, 2023, the Company received a notice from Nasdaq indicating that the Company is not in compliance with the $1.00 minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2) for continued listing on The Nasdaq Global Market. The Company acknowledges that receipt of the notice from Nasdaq constituted an event of default under its Convertible Notes agreements. As a result, unless waived by the holders, the Convertible Notes began accruing default interest at a rate of 10% per annum and the Company is obligated to pay to the holders $3.3 million, which amount represents 100% of the sum of (x) the outstanding principal of the Convertible Notes as of April 11, 2023 and (y) accrued and unpaid interest thereon.

As of June 30, 2023, the Company acknowledges the event of default had not been cured, as the Company remained out of compliance with the $1.00 minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2) for continued listing on The Nasdaq Global Market. As such, a total of $0.04M was accrued as interest payable on the Convertible Notes as of June 30, 2023.

Warrant Liability

In connection with the issuance of the Convertible Notes, the investors received a number of Common Stock Warrants equal to 30% of the face value of the Convertible Notes divided by the VWAP prior to the applicable closing date. The Warrants entitle the holder to purchase one share of the Company’s Class A common stock at the exercise price of a) $15 per share (“Exercise Price”) or (b) 92.5% of the average of the three lowest daily VWAP of the Common Stock during the ten trading day period (“Variable Exercise Price”), whichever is lower. The Exercise Price included a one-time reset at the 6-month anniversary of the initial exercise date (the “Reset Date”) to the lower of the initial Exercise Price and 120% of the daily VWAP on the trading day prior to the Reset Date.

There were 231,312 Common Stock Warrants issued upon closing of the First Tranche of the Convertible Note on November 3, 2022, 537,560 Common Stock Warrants issued upon signing the Purchase Agreement Amendment on January 5, 2023 and 942,034 Common Stock Warrants issued upon closing of the Second Tranche on January 27, 2023, all of which have a five-year exercise period from the issuance date. Subsequently, upon reaching the Reset date, the Exercise Price of each of these warrants was changed to $0.5910 per share for the First Tranche, $0.5825 per share for the Second Tranche, and $0.6750 per share related to the Purchase Agreement Amendment.

On February 21, 2023, the Company consummated the offering of an aggregate of 8,334,000 Units at an effective public offering price of $1.56 per Unit, resulting in aggregate gross proceeds of approximately $13 million. The Series A Warrants were exercised following issuance. The Series B Warrants are exercisable now that the Company has completed the Reorganization Merger and will expire five (5) years after May 12, 2023.

There were 5,417,100 shares of common stock issued associated with the Series A Warrants and 6,250,500 shares of common stock issued associated with the Series B Warrants upon the closing of the Offering. The Series B Warrants are recorded as a liability at fair value. Changes to the fair value of the B common stock warrants are recognized in the income statement. There were 6,250,500 Series B Warrants outstanding as of March 31, 2023. All of the Series A Warrants were exercised following issuance.

F-33

The Company recorded the of the Warrants at fair value and subsequently remeasured unexercised Warrants to fair value at the reporting date. Changes in fair value were recognized as a component of other income (expense), net in the condensed consolidated statements of operations. The Company recognized a gain in the condensed consolidated statements of operations in relation to these instruments for the six months ended June 30, 2023 as follows (in thousands).

June 30, 2023

Balance at December 31, 2022	$374
Warrants issued during the period	9,754
Series A warrants exercised during the period	(3,300)
Unrealized gain	(4,319)
Warrant liability at June 30, 2023	$2,509

13.	Fair Value

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at June 30, 2023 and December 31, 2022, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value (in thousands).

Description:	Level	June 30, 2023	December 31, 2022
Liabilities:
Convertible Notes	3	$1,809	$10,911
Warrant liability	3	2,509	374
Convertible Notes and warrant liability, at fair value		$4,318	$11,285

Convertible Notes

The Company accounts for its Convertible Notes under ASC 815, Derivatives and Hedging (“ASC 815”). Under 815-15-25, the election can be at the inception of a financial instrument to account for the instrument under the fair value option under ASC 825. The Company has made such an election for its Convertible Notes. Using the fair value option, the Convertible Notes, in their entirety, are required to be recorded at initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the notes are recognized as non-cash changes in the fair value of the Convertible Notes in the statements of operations. The fair value of the conversion feature of the Convertible Notes were valued utilizing the Monte Carlo simulation model.

The estimated fair value of the Convertible Notes was based on the following significant inputs:

	June 30, 2023		December 31, 2022
	Tranche 1	Tranche 2	Tranche 1

Risk-free interest rate	5.22%	5.13%	4.46%
Time to expiration (in years)	1.34	1.51	1.84
Expected volatility	95%	95%	85%
Dividend yield	-	-	-
Stock price	$0.53	$0.53	$3.25
Face value	$10,000,000	$10,000,000	$10,000,000
Fixed conversion rate	$0.64	$0.73	$15.00
Roll-forward discount rate	5.64%	19.50%	5.11%

Warrant Liability

The Common Stock Warrants and Series B Warrants are accounted for as liabilities pursuant to ASC 815-40 and are measured at fair value as of each reporting period. Changes in the fair value of the Warrants are recorded in the statements of operations each period. Changes in fair value of the liability resulting from the cumulative changes in instrument-specific credit risk will be presented in accumulated other comprehensive income.

The Warrants were valued using a Monte Carlo simulation model, which is considered to be a Level 3 fair value measurement. Inherent in an options pricing model are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its ordinary shares based on historical volatility that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.

F-34

The following tables provide quantitative information regarding Level 3 fair value measurements for Common Stock Warrants and Series B Warrants as of June 30, 2023 and December 31, 2022.

Common Stock Warrants

	June 30, 2023			December 31, 2022
	Tranche 1	Tranche 2	Purchase Amendment	Tranche 1

Risk-free interest rate	4.13%	4.13%	4.13%	4.46%
Time to expiration (in years)	4.34	4.51	4.51	1.84
Expected volatility	95%	95%	95%	85%
Dividend yield	-	-	-	-
Stock price	$0.53	$0.53	$0.53	$3.25
Exercise price	$0.59	$0.68	$0.58	$15.00
Outstanding warrants	231,312	942,034	537,960	5.11%

Series B Warrants

June 30, 2023
Risk-free interest rate	4.19%
Time to expiration (in years)	4.64
Expected volatility	95%
Dividend yield	-
Stock price	$0.53
Exercise price	$1.56
Outstanding warrants	6,250,500

14.	Subsequent Events

Office Lease Commencement

On July 3, 2023 (the “Commencement Date”), the Company entered into a sublease for office space consisting of approximately 21,441 rentable square feet located in Tempe, Arizona. The term of the lease is approximately 71 months, beginning on the Commencement Date and terminating on October 31, 2025 (the “expiration date”). The lease does not provide an option to extend or renew the lease term. Monthly base rent due from the commencement date through the first 12 months of the lease term is $50,922; monthly base rent for month 13 through the expiration date is $52,262.

Starting in July 2023 and as of the Commencement Date, the lease will be recognized and measured in accordance with ASC 842, Leases.

Public Offering

On August 9, 2023, the Company announced the pricing of a public offering of 16,666,667 units at a public offering price of $0.30 per unit. Each unit consists of one share of Class A common stock (or a pre-funded warrant in lieu thereof) and one common warrant, with each warrant exercisable for two shares of Class A common stock at an exercise price of $0.30 per share. The common warrants will be immediately exercisable and expire three years from the date of issuance. The pre-funded warrants and accompanying common warrants are identical to the units, except that each pre-funded warrant is immediately exercisable for one share of Class A common stock at an exercise price of $0.0001, the purchase price for a pre-funded warrant and accompanying common warrants is $0.2999 and the pre-funded warrants do not expire until exercised. Gross proceeds from the offering, before deducting the placement agent's fees and other offering expenses, are expected to be approximately $5 million.

The closing of the offering occurred on August 11, 2023. The Company intends to use the net proceeds from the offering for working capital and general corporate purposes.

In connection with the offering, the Company has agreed to amend the terms of existing Series B warrants to purchase 1,905,750 shares of the Company’s Class A common stock held by certain investors in the offering, issued to such investors on February 21, 2023, to provide that the investors may exchange such Series B warrants for the number of shares of Class A common stock into which such Series B warrants had been exercisable. The amendment will become effective immediately upon the closing of the offering. No additional consideration will be received by the Company, and the Series B warrants will be extinguished upon exchange.

F-35

Up to 50,000,000 Shares of Class A Common Stock

Nxu, Inc.

, 2023.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.          Other Expenses of Issuance and Distribution.

The following table sets forth costs and expenses payable by us in connection with the registration of the securities of Nxu being registered hereby. With the exception of the SEC registration fee, the amounts set forth below are estimates.

SEC registration fee	$977
Accounting fees and expenses	25,000
Legal fees and expenses	50,000
Printing and engraving expenses	10,000
Miscellaneous	15,000
Total	$100,977

Item 14.         Indemnification of Directors and Officers.

Section 145 of the DGCL authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.

Nxu’s bylaws provide that Nxu shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director or officer of Nxu, or, while a director or officer of Nxu, is or was serving at the request of Nxu as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Nxu, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

Nxu’s bylaws further provide that Nxu shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Nxu to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of Nxu, or, while a director or officer of Nxu, is or was serving at the request of Nxu as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Nxu; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Nxu unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity by Nxu for such expenses which the Court of Chancery or such other court shall deem proper.

Any of the foregoing indemnification provisions (unless ordered by a court) shall be made by Nxu only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct described above, which determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders. Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of Nxu. To the extent, however, that a present or former director or officer of Nxu has been successful on the merits or otherwise in defense of any action, suit or proceeding or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

Expenses, including without limitation attorneys’ fees, incurred by a current or former director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding to which such person is a party or is threatened to be made a party or otherwise involved as a witness or otherwise by reason of the fact that such person is or was a director or officer of Nxu, or, while a director or officer of Nxu, is or was serving at the request of Nxu as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall be paid by Nxu in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such current or former director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by Nxu.

II-1

In addition, Nxu assumed certain customary indemnification agreements that Nxu’s predecessor, Atlis Motor Vehicles Inc., entered into with each of its directors and officers. The assumption of these agreements require Nxu to indemnify these individuals to the fullest extent permitted under Delaware law and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Nxu purchased and maintains directors’ and officers’ liability insurance that insures Nxu’s directors and officers against the cost of defense, settlement or payment of a judgement in some circumstances and insures Nxu against its obligations to indemnify the directors and officers.

The foregoing is only a general summary of certain aspects of Delaware law and Nxu’s certificate of incorporation and bylaws dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of those sections of the DGCL referenced above and Nxu’s certificate of incorporation and bylaws.

Item 15.         Recent Sales of Unregistered Securities.

Regulation D Offering

During the past three years, the Predecessor issued an aggregate of 280,195 shares of Class A common stock to various investors at a weighted average share price of $9.04 per share for aggregate proceeds of $2,532,761, under the Company’s Regulation D funding campaign.

Regulation A Offering

During the past three years, the Predecessor issued an aggregate of 1,665,996 shares of Class A common stock to various investors at a weighted average share price of $7.63, 871,938 shares of Class A common stock at a weighted average share price of $16.64 and 143,864 bonus shares of Class A common stock issued at a weighted average share price of $0, for aggregate gross proceeds of $14,506,595, under the terms of the Regulation A offering which became qualified on September 23, 2022.

Private Placement

On November 3, 2022, the Predecessor entered into the Securities Purchase Agreement (the “Purchase Agreement”) with certain investors (collectively, the “Investors”), pursuant to which it agreed to issue to the Investors, for gross proceeds of up to $27,000,000, Senior Secured Original Issue 10% Discount Convertible Promissory Notes (the “notes”) in the aggregate principal amount of up to $30,000,000 and warrants to purchase a number of shares of the Predecessor’s Class A common stock equal to 30% of the face value of the notes divided by the volume weighted average price, in three tranches.

Under the first tranche of funding, which closed upon signing of the Purchase Agreement, for gross proceeds of $9,000,000, the Predecessor issued notes to the Investors in the aggregate principal amount of $10,000,000 (the “First Tranche Notes”) and warrants to purchase up to an aggregate of 231,312 shares of the Predecessor’s Class A common stock (the “First Tranche Warrants”).

On January 5, 2023, the Predecessor entered into an amendment (the “Amendment”) to the Purchase Agreement with each Investor, pursuant to which the Predecessor and each Investor agreed, among other things, to amend the terms and conditions of the second tranche of funding and terminate the third tranche of funding contemplated under the Purchase Agreement.

The Amendment provides that, with respect to the second tranche of funding, at any time prior to the earlier to occur of (x) April 30, 2024 and (y) the twentieth (20th) trading day following the effectiveness of the resale registration statement covering the resale of all of the shares of the Predecessor’s Class A common stock issuable under the first tranche of funding, each Investor shall have the right, severally and not jointly, to purchase a base allocation of $5.0 million in notes and warrants to purchase a number of shares of the Predecessor’s Class A common stock equal to 30% of the face value of the notes divided by the volume weighted average price at one or more closings (with a total base allocation of $10.0 million, in the aggregate, for all Investors) and, solely with respect to the initial closing, up to an additional $5.0 million in additional notes and related warrants pursuant to oversubscription rights, to the extent then available. In connection with the Amendment, the Predecessor also issued top-up warrants to the Investors to purchase up to an aggregate of 537,960 shares of the Predecessor’s Class A common stock (the “Top-Up Warrants”).

On January 27, 2023, the Investors elected to purchase notes and warrants pursuant to the second tranche of funding. Under the second tranche of funding, which closed on January 31, 2023, for gross proceeds of $9,000,000, we issued notes to the Investors in the aggregate principal amount of $10,000,000 (the “Second Tranche Notes”) and warrants to purchase up to an aggregate of 942,034 shares of our Class A common stock (the “Second Tranche Warrants”).

II-2

A registration statement registering the resale of the shares of Class A common stock issuable upon the conversion of the First Tranche Notes and exercise of the First Tranche Warrants went effective on January 20, 2023. A registration statement registering the resale of the shares of Class A common stock issuable upon the conversion of the Second Tranche Notes and exercise of the Second Tranche Warrants and the Top-Up Warrants went effective on February 9, 2023.  As of September 13, 2023, there was an aggregate of $1.3 million of notes outstanding and 41,604,340 warrants outstanding.

The notes mature 24 months after issuance, do not initially bear any interest and are convertible into shares of the Predecessor’s Class A common stock at an initial conversion price equal to the lesser of $15.00 per share of Class A common stock or 92.5% of the average of the three lowest daily volume weighted average prices of the Class A common stock during the ten trading days immediately preceding the notice of voluntary conversion of the notes, subject to adjustment as further specified in the notes. The notes will be fully repayable in cash upon maturity. In addition, the Investors have the option of prepaying up to 20% of the issuance amount of a subsequent financing.

The warrants are exercisable at an initial exercise price equal to the lesser of $15.00 per share or 92.5% of the average of the three lowest daily volume weighted average prices of the Class A common stock during the ten trading days immediately preceding the notice of exercise, subject to adjustment. The warrants carry a 5-year term and, if not exercised, will terminate.

The securities were issued and sold in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506(b) promulgated thereunder since, among other things, the issuance was made without any public solicitation to a limited number of accredited investors and/or qualified institutional buyers and were acquired for investment purposes only.

Item 16.         Exhibits and Financial Statement Schedules.

A list of exhibits included as part of this registration statement is set forth in the Exhibit Index which is hereby incorporated by reference.

Item 17.         Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended;

(b)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

II-3

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

II-4

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated April 16, 2023, by and among Atlis Motor Vehicles Inc., a Delaware corporation, Nxu, Inc., a Delaware corporation, and Atlis Merger Sub Inc., a Delaware corporation (incorporated by reference to Exhibit 2.1 to the Company’s Registration Statement on Form S-4 filed with the SEC on April 17, 2023).

3.1	Certificate of Incorporation of Nxu, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-4 filed with the SEC on April 17, 2023).

3.2	Bylaws of Nxu, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-4 filed with the SEC on April 17, 2023).

4.1	Form of Senior Secured Original Issue 10% Discount Convertible Promissory Note (incorporated by reference to Exhibit 4.1 to the Predecessor’s Current Report on Form 8-K filed with the SEC on November 4, 2022).

4.2	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.2 to the Predecessor’s Current Report on Form 8-K filed with the SEC on November 4, 2022).

4.3*	Common Stock Purchase Warrant

5.1*	Opinion of Winston & Strawn LLP as to the validity of the securities being registered.

10.1+	Board of Directors Agreement, dated May 11, 2023, between the Company and Britt Ide (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-1 filed with the Company on June 21, 2023).

10.2+	Board of Directors Agreement, dated May 11, 2023, between the Company and Caryn Nightengale (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-1 filed with the Company on June 21, 2023).

10.3+	Board of Directors Agreement, dated June 15, 2023, between the Company and Jessica Billingsley (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-1 filed with the Company on July 7, 2023).

10.4+	Employment Agreement, dated as of May 12, 2023, between the Company and Mark Hanchett (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-1 filed with the Company on June 21, 2023).

10.5+	Employment Agreement, dated as of May 12, 2023, between the Company and Annie Pratt (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-1 filed with the Company on June 21, 2023).

10.6+	Employment Agreement, dated as of May 12, 2023, between the Company and Apoorv Dwivedi (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-1 filed with the Company on June 21, 2023).

10.7†	Amended Collaboration Agreement, dated July 28, 2022, between the Predecessor and Australian Manufactured Vehicles (incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement on Form S-1 filed with the SEC on January 4, 2023).

10.7	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.7 to the Company’s Registration Statement on Form S-1 filed with the SEC on January 4, 2023).

10.8	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Predecessor’s Current Report on Form 8-K filed with the SEC on November 4, 2022).

10.9	Form of Amendment No. 1 to Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Predecessor’s Current Report on Form 8-K filed with the SEC on January 6, 2023).

10.10	Form of Securities Agreement (incorporated by reference to Exhibit 10.2 to the Predecessor’s Current Report on Form 8-K filed with the SEC on November 4, 2022).

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10.11	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.3 to the Predecessor’s Current Report on Form 8-K filed with the SEC on November 4, 2022).

10.12	Form of Amendment No. 1 to Registration Rights Agreement (incorporated by reference to Exhibit 10.2 to the Predecessor’s Current Report on Form 8-K filed with the SEC on January 6, 2023).

10.13+	Nxu, Inc. 2023 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-4 filed with the SEC on April 17, 2023).

10.14*	Share Purchase Agreement, dated as of June 25, 2021, among the Company, GEM Global Yield LLC SCS and GEM Yield Bahamas Limited.

10.15*	Registration Rights Agreement, dated as of June 25, 2021, among the Company, GEM Global Yield LLC SCS and GEM Yield Bahamas Limited.

10.16*	Letter Agreement Relating to Share Subscription Facility, dated as of September 19, 2023, among the Company, GEM Global Yield LLC SCS and GEM Yield Bahamas Limited.

21.1*	List of Subsidiaries of Nxu, Inc.

23.1*	Consent of Prager Metis CPAs LLP, independent registered public accounting firm

23.2*	Consent of Winston & Strawn LLP (included as part of its opinion filed as Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page to the initial filing of this Registration Statement on Form S-1).

101.INS*	Inline XBRL Instance Document.

101.SCH*	Inline XBRL Taxonomy Extension Schema Document.

101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document

101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document.

104*	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

107*	Filing Fee Table

+ Management contract or compensatory plan or arrangement.

† Portions of the exhibit have been omitted pursuant to Item 601(b)(10) of Regulation S-K. The Company agrees to furnish a supplemental copy with any omitted information to the SEC upon request.

* Filed herewith.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Mesa, State of Arizona, on September 19, 2023.

NXU, INC.

By:	/s/ Mark Hanchett
Mark Hanchett
Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark Hanchett and Annie Pratt and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by the registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, his, hers or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on September 19, 2023.

Signatures	Title

/s/ Mark Hanchett	Chief Executive Officer and Chairman
Mark Hanchett	(Principal Executive Officer)

/s/ Apoorv Dwivedi	Chief Financial Officer
Apoorv Dwivedi	(Principal Financial and Accounting Officer)

/s/ Annie Pratt	President and Director
Annie Pratt

/s/ Britt Ide	Director
Britt Ide

/s/ Caryn Nightengale	Director
Caryn Nightengale

/s/ Jessica Billingsley	Director
Jessica Billingsley

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